September 24, 2026
TO OUR STOCKHOLDERS:
On behalf of the Board of Directors and Executive Committee of Coty Inc., I cordially invite you to the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Coty Inc. to be held via live audio webcast over the Internet at www.virtualshareholdermeeting.com/coty2026 at 8:30 a.m., Eastern Time, on Thursday, November 5, 2026.
Fiscal 2026 was a challenging year for Coty, as the Company navigated pressure on sales, gross margin and profitability, while continuing to take decisive actions to strengthen the business and position it for more consistent long-term value creation. During the year, Coty advanced a number of key initiatives to simplify the business and sharpen its focus for consistent, profitable growth. In September 2025, Coty announced a strategic review of the Company’s consumer beauty business, including its mass color cosmetics business and associated brands and the Company’s distinct Brazil business comprised of local Brazilian brands. In December 2025, Coty completed the monetization of its remaining Wella stake, which, together with strong free cash flow generation, contributed to a nearly $840 million year-over-year reduction in net debt. In March 2026, the Company announced and began implementation of the Coty.Curated framework, emphasizing focused investment, sharper priorities, reduced complexity, and a stronger connection between innovation, consumer engagement and market share. In early July 2026, Coty also reached an agreement with Kering for the early transition of the Gucci Beauty license one year ahead of its original license term, securing $400 million of cash proceeds, plus inventory proceeds, to support debt reduction, investment in core Prestige brands and organizational optimization. Together, these actions underscore our commitment to actively managing Coty’s brand portfolio, maintaining financial discipline and enhancing stockholder value while building a stronger foundation for future growth.
Fiscal year 2026 also marked an important leadership transition and strategic evolution for Coty. Effective January 1, 2026, I was appointed to serve as Executive Chairman and Interim Chief Executive Officer. Since assuming these responsibilities, I have been working closely with the Board and the management team to sharpen Coty’s strategic execution and drive sustainable value creation for stockholders.
As part of this evolution, the Board completed a comprehensive refreshment process, appointing Patricia Capel in January 2026 to serve along with Joachim Creus and Frank Engelen, and, in March 2026, appointing five new independent directors: Carsten Fischer, Alia Gogi, Robert Kunze-Concewitz, Maria Carla Liuni and Stephanie Plaines. These highly accomplished global leaders have held senior roles at companies including Shiseido, Procter & Gamble, Ferrari, Bulgari, Pandora, Campari Group, Starbucks, Walmart and Sephora. Collectively, they bring decades of leadership experience across prestige beauty, luxury and global consumer brands, together with deep expertise in fragrances and color cosmetics, global brand building, digital commerce, financial leadership and large-scale business transformation.
Since their appointment to the Board, Mr. Kunze-Concewitz has served as Chair of the Board’s Remuneration and Nomination Committee, Ms. Plaines has served as Chair of the Board’s Audit and Finance Committee, and Mr. Fischer has been named Lead Independent Director.
The Board refreshment is intended to add valuable new perspectives alongside proven expertise in prestige fragrance, global brand building, portfolio transformation and financial discipline at a time when both the beauty market and Coty are rapidly transforming.
Looking ahead, fiscal 2027 is expected to be a transition year as Coty completes its strategic review and advances the early-stage implementation of Coty.Curated. We believe these initiatives, together with our continued focus on disciplined capital allocation and portfolio management, will help create a stronger, more focused and agile Coty, positioned to deliver sustainable long-term stockholder value.

Details about the Annual Meeting, nominees for election to the Board of Directors and other matters to be acted on at the Annual Meeting are presented in the Notice of 2026 Annual Meeting of Stockholders and Proxy Statement that follow.
It is important that your stock be represented at the Annual Meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking and dating the enclosed proxy card or following the voting instruction accompanying these materials, as described below. If you wish to vote in accordance with directors’ recommendations, all you need to do is sign, date and return the card or voting instruction.
Please vote over the Internet, by telephone or by completing and returning the proxy card in the enclosed envelope whether or not you plan to attend the virtual Annual Meeting.
You may virtually attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/coty2026 on the meeting date. If you virtually attend the Annual Meeting and wish to vote at the Annual Meeting, you may do so by revoking your proxy at any time so long as you are the holder of record of your shares. If you are not the holder of record, you must follow your broker’s procedures for obtaining a legal proxy in order to vote your shares at the Annual Meeting.
Thank you for your support.
Sincerely,

Markus Strobel
Executive Chairman of the Board and Interim Chief Executive Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________
SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
COTY INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT
September 24, 2026
To Coty Inc. Stockholders:
The Annual Meeting of Coty Inc. (the “Company”) will be held via audio webcast over the Internet at www.virtualshareholdermeeting.com/coty2026 at 8:30 a.m., Eastern Time, on Thursday, November 5, 2026 (the “Annual Meeting”). This means that you can attend the Annual Meeting online, vote your shares electronically and submit questions during the online meeting by visiting the above mentioned Internet site. The principal business of the Annual Meeting will be the consideration of the following matters:
1.To elect the nine directors named in this proxy statement;
2.    To approve the Amended and Restated Coty Inc. Equity and Long-Term Incentive Plan;

3.    To approve the Amended and Restated Coty Inc. Stock Plan for Directors;

4.    To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement;

5.    To approve, on an advisory (non-binding) basis, the frequency of the vote on the Company’s named executive officer compensation;

6.    To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2027; and
7.    To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
This proxy statement describes these items in more detail. We have not received notice of any other matters that may be properly presented at the Annual Meeting. The close of business on September 10, 2026 has been fixed as the date for determining the holders of shares of the Company’s Class A Common Stock and Series B Convertible Preferred Stock entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By order of the Board of Directors,

Kristin Blazewicz
Chief Legal Officer & Secretary

WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING, YOU MAY VOTE AND SUBMIT YOUR PROXY. BY FOLLOWING THE VOTING INSTRUCTIONS ACCOMPANYING THESE MATERIALS, YOU MAY SUBMIT YOUR PROXY ELECTRONICALLY, BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON NOVEMBER 5, 2026: The Company’s Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the fiscal year ended June 30, 2026 are available at materials.proxyvote.com/222070.

These proxy materials are being made available to you electronically or, if you have requested, printed versions of these materials, have been delivered to you by mail in connection with the solicitation of proxies by the Board of Directors of Coty Inc. (the “Company”, “Coty”, “we” or “us”), a Delaware corporation, for our 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:30 a.m. Eastern Time (“ET”) on Thursday, November 5, 2026 via the Internet at www.virtualshareholdermeeting.com/coty2026.
When used in these proxy materials, the term “includes” and “including” means, unless the context otherwise indicates, including without limitation.
CORPORATE GOVERNANCE
We are committed to good governance practices. Our governance practices seek to ensure that we conduct our affairs in a manner that matches the high standards we have set for our people and products. We believe that good governance builds integrity and trust, strengthens the accountability of our Board, management and employees, promotes the long-term interests of stockholders and allows us to be a good corporate citizen in each of the countries where we do business.
Principles of Corporate Governance and Code of Business Conduct
Our Board has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management. These practices are set forth in our Principles of Corporate Governance. We also have a Code of Business Conduct (the “Code”) applicable to all our employees, officers and directors, including the Chief Executive Officer (“CEO”), the Chief Financial Officer and other senior officers. These documents and any future waivers of provisions of the Code granted to any senior officer or any material amendments to the Code may be found as promptly as practicable, in the “Investors” section of our website: www.coty.com within the “Corporate Governance” subsection under the heading “Governance Documents” as may be required under applicable SEC and NYSE rules. The Principles of Corporate Governance and charters for the Audit and Finance Committee (the “AFC”) and the Remuneration and Nomination Committee (the “RNC”) may be found under the heading “Committee Composition” within the “Corporate Governance” subsection. Stockholders may also contact Investor Relations at 350 Fifth Avenue, New York, New York 10118 or call (212) 389-7300 to obtain hard copies of these documents without charge.
Controlled Company Status
As previously disclosed, on April 30, 2019, JAB Beauty B.V. (formerly known as Cottage Holdco B.V.), a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“JAB Beauty”) and a subsidiary of JAB Holdings B.V. (“JAB Holdings”) (collectively with certain of its affiliated entities, “JAB Group”), acquired, pursuant to a tender offer (the “JAB Tender Offer”), 150,000,000 shares of Class A Common Stock at a purchase price of $11.65 per share, for aggregate consideration of approximately $1,747,500,000. Following the consummation of the JAB Tender Offer, JAB Group owned approximately 60% of the issued and outstanding Class A Common Stock and related voting power, and, as of September 10, 2026, JAB Group owns approximately 54% (inclusive, pursuant to a proxy agreement, of all voting interests of Mr. Harf, who served as the Company’s Chairman through December 31, 2025, and HFS Holdings S.à r.l, (“HFS”), which is beneficially owned by Mr. Harf, including its shares of Series B Preferred Stock on an if converted basis). As a result, the Company will be deemed a “controlled company” for purposes of the governance rules of the NYSE for so long as more than 50% of the voting power is held by an individual, a group or another company.
As a controlled company, we are not required under those rules to maintain a Board of Directors with a majority of independent directors or a nominating/corporate governance committee or a compensation committee composed entirely of independent directors. The Company has, however, currently decided not to take advantage of these exemptions, and the Board continues to have a majority of directors who qualify as independent under the NYSE listing standards and the RNC continues to be composed entirely of independent directors who satisfy the NYSE independence requirements applicable to members of compensation committees. Our AFC also continues to satisfy all NYSE and SEC independence and other composition requirements applicable to audit committees. In addition, under the terms of the Stockholders Agreement (as defined and discussed below), the parties thereto have agreed, among other things, that, for so long as the Stockholders Agreement is in effect, they will take all necessary actions within their control to maintain no fewer than four directors on the Company’s Board of Directors who are independent and also disinterested as it relates to JAB Beauty B.V. and JAB Group.
Series B Preferred Stockholder
As of the record date, the Company’s Series B Preferred Stock totals 146,057 shares, or the equivalent of approximately 23,818,730 shares of Class A Common Stock (including accrued dividends), held by HFS Holdings S.à r.l that is beneficially owned by Peter Harf, who served as the Company’s Chairman through December 31, 2025.
Structure of our Board
Our Amended and Restated Certificate of Incorporation provides that the number of directors will be fixed from time to time by a resolution adopted by our Board, but must not consist of fewer than five or more than thirteen directors. Our Board is currently composed of nine directors and we have proposed nine nominees for election at the Annual Meeting. In determining the appropriate size and composition of the Board, the Board considers the current and anticipated need for directors with specific qualities, skills, experience and diversity of backgrounds (as described further below under “Board Qualifications and Membership Criteria”), the availability of highly qualified candidates, committee workloads and membership needs, and the impact of any anticipated director retirements.
Directors are elected by the stockholders at the annual meeting of stockholders by a plurality of the voting power of the Class A Common Stock and Series B Preferred Stock, voting together, present and voted, which means that the nominees receiving the highest number of affirmative votes will be elected. Unless his or her office is earlier vacated in accordance with our Amended and Restated Bylaws (the “Bylaws”), each director holds office for a one-year term or until his or her successor is duly elected and qualified, or, if earlier, until such director’s death, resignation or removal.
    Three directors on our Board are current directors or partners of JAB Holding Company S.à r.l. and JAB Group companies (which includes JAB Beauty, B.V.). Each of Joachim Creus, Frank Engelen and Patricia Capel, due to their service as a partner of JAB Holding Company S.à r.l., may be deemed to have an indirect pecuniary interest in a portion of the shares of our outstanding Class A Common Stock beneficially owned by JAB Group, and, together with certain other persons, each exercises voting and investment control over the shares of the Company beneficially owned by JAB Group. Each of these directors receives compensation for the services each provides to JAB Holding Company S.à r.l. Peter Harf retired from JAB Holding Company S.à r.l. in April of 2025 and served as the Company’s Chairman through December 31, 2025.
Board Leadership
Our Principles of Corporate Governance permit our Board flexibility to determine a Board leadership structure that best serves the Company and its stakeholders. In addition, the Principles of Corporate Governance also permit our Board the opportunity periodically to evaluate and make a determination regarding whether to appoint an independent director to serve as the Lead Independent Director. This flexibility enables the Board to adapt to the Company’s current circumstances and anticipated needs, as well as market practices and investor feedback, among other things. Over the years, the Board has changed its leadership structure in response to these factors from time to time.
The current Board leadership structure, in place since January 2026, comprises a combined Chairman and CEO role, a strong Lead Independent Director and independent committee chairs. Markus Strobel has served as Executive Chairman and Interim CEO since January 1, 2026 and Carsten Fischer was appointed to serve as our Lead Independent Director following his appointment to the Board in March 2026.
The Board determined that appointing Mr. Strobel as Interim Chief Executive Officer was the appropriate course to ensure experienced leadership and continuity during the transition, while allowing the Board sufficient flexibility and time to identify the right permanent CEO for the Company’s next phase; following that appointment, Mr. Strobel is expected to continue serving as Executive Chairman.

Combined Chairman and CEO. In its determination to combine the Chairman and CEO roles, the Board took into consideration a number of factors. The Board believes that the consolidated Chairman and CEO roles creates efficiencies, enhances the Board’s effectiveness in overseeing strategy and risk, and promotes coordinated leadership, which enhances decision-making and execution of the Company’s long-term strategy as the Company navigates a challenging transformation. Following the adoption of the combined Chairman and CEO leadership structure, the Board began referring to the position as Executive Chairman to distinguish it from a non-executive board chair role and to recognize the executive management responsibilities performed in conjunction with the chairmanship. As the Board member most closely connected to the business, the CEO is best positioned to identify key business issues that require Board attention and, as Chairman, can efficiently direct the Board’s focus to the most critical matters, while a strong Lead Independent Director provides an effective balance between strong Company leadership and independent Board oversight of management.
Lead Independent Director. The duties of the Lead Independent Director include:
•presiding at all meetings of the Board at which the Executive Chairman is not present, including executive sessions of the independent directors;
•serving as liaison between the Executive Chairman and the independent directors;
•reviewing and approving meeting agendas, meeting schedules and other information, as appropriate;
•calling meetings of the independent directors;
•ensuring availability for consultation and direct communication if requested by major stockholders, as appropriate; and
•such other duties specified by the Board from time to time.
Our Board believes the present structure provides the Company and the Board with strong leadership, continuity of experience and appropriate independent oversight of management.
Committees of Our Board
The standing committees of our Board are the AFC and the RNC. From time to time, when appropriate, ad hoc committees may be formed by our Board.
AFC. The members of the AFC are Carsten Fischer, Alia Gogi and Stephanie Plaines (Chair). Our Board has determined that each of Ms. Plaines and Mr. Fischer is an audit committee financial expert, as that term is defined under SEC rules. Our Board has also determined that each member of the AFC meets the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that each member is financially literate as required by NYSE rules. The AFC has adopted a written charter that describes its primary duties and responsibilities, and the AFC and our Board review its charter each year. The AFC’s primary duties and responsibilities include:
•monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and compliance with our Code and laws and regulations, and our disclosure controls and procedures;
•being responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and assessing and monitoring the independence and performance of our independent registered public accounting firm and internal audit department, and, as applicable, the external audit firm providing assurance on sustainability reports in compliance with applicable laws and regulations;
•providing an objective, direct communication between our Board, independent registered public accounting firm, management and the internal audit department;
•reviewing and pre-approving both audit and non-audit services to be provided by our independent registered public accounting firm and establishing policies and procedures for the pre-approval of audit and non-audit services to be provided by the independent registered public accounting firm;

•meeting to review the audited and quarterly financial statements and discussing these statements with management and our independent registered public accounting firm, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and based on such review and discussion, recommending to the Board as to the approval of the Company’s audited financial statements and if they should be included in the Company’s Annual Report on Form 10-K;
•establishing procedures for the review, approval and ratification of related person transactions;
•reviewing and discussing the Company’s practices with respect to risk assessment and risk management, overseeing and evaluating the Company’s risk management policies in light of the Company’s business strategy, capital strength and overall risk tolerance, evaluating hedging and other financial risk management policies and activities and periodically evaluating the Company’s cybersecurity and privacy programs and receiving information on cybersecurity and privacy compliance; and
•monitoring the sustainability reporting process, including the process implemented to comply with applicable sustainability reporting regulations, monitoring the assurance of the sustainability report and evaluating the performance of the sustainability auditor, and reviewing and discussing the annual consolidated sustainability report with management and the sustainability auditor as may be required under applicable law.
RNC. The members of the RNC are Patricia Capel, Robert Kunze-Concewitz (Chair), and Maria Carla Liuni. Our Board has determined that Mses. Capel and Liuni and Mr. Kunze-Concewitz each satisfy the independence criteria for RNC members.
The RNC has adopted a written charter that describes its primary duties and responsibilities, and the RNC and our Board review the RNC’s charter each year. The RNC’s primary duties and responsibilities include:
•identifying individuals qualified to become Board members (consistent with criteria recommended by the RNC and approved by the Board) and recommending to our Board nominees for election at the annual meeting of stockholders and nominees for each Board committee;
•reviewing and making recommendations to our Board concerning size, structure, composition and functioning of the Board and its committees;
•discharging our Board’s responsibilities relating to the remuneration of our senior executives, including our Chief Executive Officer;
•approving and evaluating our executive (other than the CEO) remuneration plans, policies and programs and ensuring that these plans, policies and programs enable us to attract and retain exceptional talents and incentivize them to achieve exceptional performance;
•recommending to our Board the corporate governance principles, annually reviewing them and recommending changes to the Board as appropriate;
•reviewing and making recommendations to our Board with respect to the remuneration of all directors;
•assessing the results of the Company’s most recent advisory vote on executive compensation;
•reviewing and discussing with management the Company’s compensation discussion and analysis and SEC-required disclosures and recommending to the Board based on that review and discussion whether the compensation discussion and analysis should be included in the Company’s Annual Report on Form 10-K and/or proxy statement;
•reviewing the Company’s overall remuneration philosophy of the Company and human capital management strategies, and reviewing all executive remuneration policies and programs to determine whether they are properly coordinated and achieve the intended objectives;
•preparing the compensation committee report required by SEC rules to be included in the Company’s Annual Report on Form 10-K and/or proxy statement;
•overseeing the evaluation of the performance of our Board and management;

•reviewing and assessing the Company’s strategies and policies relating to Company culture, human capital and talent management, and review and monitor strategic initiatives associated with the Company’s people and culture; and
•reviewing, administering, adopting, amending and/or terminating any clawback policy of the Company, including any such clawback policy that may be required by, or in addition to, the NYSE listing standards from time to time.
Executive Sessions
Our Board meets regularly in executive session without any members of management (other than the Executive Chairman). In addition, the independent directors on our Board meet at least annually in executive session. Generally, the Lead Independent Director will preside at all meetings of the Board at which the Executive Chairman is not present, including executive sessions of the independent directors.
Board Meetings
Regular meetings of our Board are held at such times as our Board may determine. In addition, special meetings of our Board may be called by the Executive Chairman of our Board or by a majority of the directors then in office. Meetings of the independent directors may be called by our Lead Independent Director. In fiscal year 2026, our Board held ten meetings, the AFC held eight meetings and the RNC held five meetings. Other than Lubomira Rochet (who did not stand for re-election at the November 2025 meeting), each director attended more than 75% of the aggregate of the total number of meetings of the Board (held during the period for which she or he has been a director) and the total number of meetings held by all committees of the Board on which she or he served (during the periods that she or he served) during fiscal year 2026.
Our Board and its committees also act from time to time by written consent in lieu of meetings.
Board Qualifications and Membership Criteria
The RNC and the Board believe that a board composed of directors who have diverse personal backgrounds and experiences and who bring a fresh perspective is a priority for the Company. We seek to mix a diverse range of skills, backgrounds and experiences such as leadership, consumer products, international and strategic planning experience; financial and accounting expertise; digital, technology and innovation expertise; sustainability strategy and related risk oversight experience; and corporate governance, governmental policy and regulatory experience. We also value and consider directors with specific qualities, skills, experience and diversity of backgrounds, as we believe that deliberations and decision-making are strengthened by having a broad set of skills, professional experience, perspectives, talents and life experiences in the boardroom. The Board conducts an annual self-evaluation process and periodically considers its composition and refreshment in order to effectively align the Board’s mix of skills, experience and attributes with the Company’s business strategy.
Over recent years, the Board has taken a thoughtful and measured approach to refreshment, seeking to balance experience and continuity with fresh perspectives. In the past year, however, the Board has undertaken a robust approach to refreshment to enhance beauty industry expertise and deep enterprise leadership experience at a time of strategic transformation for the Company. Seven of the nine members of the Board have been appointed since the last annual meeting, bringing extensive experience and bolstering strategic and risk oversight.
Director Nomination Process
The RNC recommends nominees for our Board consistent with the criteria determined by our Board, including the diverse skills, qualifications, experience and attributes described above. The RNC may receive recommendations from other directors and executives and may seek assistance from third-party search firms with respect to identifying and vetting qualified candidates for the Board’s consideration. The RNC will also consider nominations from stockholder(s) to the extent the nomination complies with all procedures and includes all information about the candidate(s) required by our Bylaws. Nominations from stockholder(s) that are made in accordance with these procedures and include all required information will be considered by the RNC in accordance with the criteria discussed above and in the same manner as other nominations, and the RNC will present its recommendation to our Board. Recommendations for recent Board refreshment have come from directors and executives.

Director Independence
We have incorporated in our Principles of Corporate Governance the NYSE’s independence standards for evaluating the independence of each director on our Board. These standards are available in the “Investors” section of our website, www.coty.com within the “Corporate Governance” subsection under the heading “Governance Documents”. Under these standards, a director is considered “independent” if the Board has determined that such director has no material relationship with us or our subsidiaries, either directly or as a partner, stockholder or officer of an organization that has a relationship with us, and will not be considered “independent” if:
•the director is, or has been within the last three years, our employee, or an immediate family member of the director is, or has been within the last three years, our executive officer;
•the director has received, or has an immediate family member who has received, during any 12-month period during the last three years, more than $120,000 in direct compensation from us (other than Board and committee fees, and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as our employee (other than an executive officer) is not considered for purposes of this standard;
•(a) the director, or an immediate family member of the director, is a current partner of our internal or external auditor; (b) the director is a current employee of our internal or external auditor; (c) an immediate family member of the director is a current employee of our internal or external auditor who personally works on our audit; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of our internal or external auditor and personally worked on our audit within that time;
•the director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers serves or served at the same time on that company’s compensation committee;
•the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or
•the director, or the director’s spouse, is an executive officer of a non-profit organization to which we make, or in the past three years have made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues.
Our Board has determined that each of the following directors and nominees for director satisfies our independence standards and the independence standards of the NYSE: Mses. Capel, Gogi, Liuni, and Plaines and Messrs. Creus, Engelen, Fischer and Kunze-Concewitz. The Board has determined that Mr. Strobel does not qualify as independent due to his position as our Interim CEO.
In addition, our Board has determined that each of Mr. Fischer and Mses. Gogi, and Plaines (Chair) each of whom is currently a member of the AFC, is independent under Rule 10A-3 under the Exchange Act. The Board has also determined that each of Mses. Capel and Liuni and Mr. Kunze-Concewitz (Chair) (each currently a member of the RNC) satisfies the NYSE independence criteria applicable to members of compensation committees, as applicable, and each of Ms. Liuni and Mr. Kunze-Concewitz is considered a “non-employee director” under Rule 16b-3 of the Exchange Act. The Board has also determined that Ms. Capel is not considered a “non-employee director” under Rule 16b-3.
Communications with our Board
Stockholders, employees and other interested parties may communicate with any or all of our directors, including our non-management directors as a group, by writing to such director(s) c/o Board of Directors, Coty Inc., at 350 Fifth Avenue, New York, New York 10118, Attention: Corporate Secretary. Each communication should specify the applicable director(s) to be contacted, the general topic of the communication, and the number of shares of our Class A Common Stock owned of record (if a record holder) or beneficially. Our Corporate Secretary will initially receive and process communications before forwarding them to the applicable director(s), and generally will not forward a communication that is unrelated to the duties and responsibilities of the director(s), including communications our Corporate Secretary determines to be primarily commercial in nature, is related to an improper or irrelevant topic, or is a request for general information about the Company or our products. In addition, communications that are unduly hostile, threatening, illegal, or similarly unsuitable will be excluded, with the provision that any communication that is so filtered will be made available to any director upon any such director’s request.
Our Board’s Role in Risk Oversight
Our Board oversees, with management, the various risks we face. Our Board and management consider risks in all facets of the Company, our business strategy and our overall business.
Our Board dedicates a portion of one meeting each year to evaluating and discussing risk, risk mitigation strategies and the Company’s internal control environment. At this meeting, our Board considers an enterprise risk management analysis. Topics examined in the enterprise risk management analysis include, but are not limited to, strategic, operational, financial and compliance risks, as well as risks related to digital, technology and innovation, including the responsible use of artificial intelligence, sustainability topics, and ESG topics. Our Board’s risk oversight also includes a comprehensive annual review of our strategic plan. Because overseeing risk is an ongoing process and inherent in our strategic decisions, our Board also receives input from senior management and considers risk at other times in the context of specific proposed actions.
In addition to our Board’s risk oversight responsibility, the Board’s committees are also charged with overseeing risks within their areas of responsibility and reviewing with the Board significant risks identified by management and management’s response to those risks. The AFC is responsible for oversight of accounting, auditing and financial-related risks, as well as the Company’s compliance program and its cybersecurity and data privacy programs. The RNC is responsible for overseeing the management of legal and regulatory risks as they relate to the Company’s corporate governance structure and processes, as well as risks related to our employee compensation policies and practices. In fiscal year 2026, the RNC reviewed our compensation policies and practices to determine whether they encouraged excessive or inappropriate risk taking. Following such evaluation, the RNC determined that our compensation policies and practices do not encourage excessive or inappropriate risk taking that could result in a material adverse effect on us. In reaching this conclusion, the RNC considered the design of the Company’s annual and long-term incentive programs, together with related governance practices and risk-mitigating features, including the use of Company-wide performance measures, payout caps, Committee discretion, executive stock ownership and trading policies, multi-year equity vesting and the Company’s clawback policy.
While our Board oversees risk, management is responsible for assessing and managing risk on a day-to-day basis. Certain departments, such as treasury, legal and internal audit, our compliance function, and individuals within other departments, focus on specific risks associated with different aspects of our business, from regulatory, environmental and financial risks to commercial and strategic risks. Senior members of management responsible for risk management report regularly to the AFC or the Board as appropriate. Our Board’s oversight of our sustainability strategy and ESG topics is described below. In fiscal year 2026, we continued to enhance our enterprise risk management process with a dedicated enterprise risk management steering committee composed of a cross-functional team of key executives and senior leaders to assist with ongoing cross-functional coordination of risk assessment and mitigation plans to supplement the annual enterprise risk assessment.
In addition, the Board has a dedicated Cybersecurity Special Committee, which is a committee, led by our Chief Information, Digital Innovation & Business Services Officer and two members of the Board (including the Chair of the AFC) and consisting of executive members from various corporate functions, including information technology, digital operations, corporate affairs, legal, compliance, human resources and finance. Cybersecurity and information technology experts periodically present to the Board on topics related to information security, data privacy and cyber risks and mitigation strategies. At the management level, our Global Information Security Team monitors alerts and informs relevant global senior management of all incidents and related mitigation and remediation, and escalates to the Cybersecurity Special Committee as needed. Global senior management monitors initiatives to prevent, detect, mitigate, and remediate cybersecurity risks and incidents. The Cybersecurity Special Committee is empowered to manage the Company’s response to major cybersecurity incidents and enable the integration of crisis management and business continuity processes.

The Board is also focused on AI as we continue to seek to integrate appropriate AI capabilities across the business. Given the breadth of AI applicability and the rapid pace of implementation, the Board regularly discusses the Company’s AI governance, strategy and risk management. The Audit Committee also assists the Board in its oversight of cybersecurity-related and privacy-related AI matters, as well as legal and regulatory risks related to AI.
Our Board’s Role in Environmental, Social and Governance (“ESG”) Oversight
We report annually on our progress towards our sustainability targets through a separate sustainability report, and, due to our dual-listing in France, publish a report in accordance with the E.U. Corporate Sustainability Reporting Directive (“CSRD”). Our sustainability framework, Beauty That Lasts, is a multi-pillared strategy which aims to contribute to a more sustainable and inclusive future. Coty’s Beauty That Lasts strategy includes our approach to managing, mitigating and responding to the risks and opportunities posed by climate change. Progress against all sustainability targets, including climate-related targets, is regularly reviewed through governance structures that oversee our Beauty That Lasts agenda. There are multiple lines of responsibility over our sustainability policies, including environmental and climate change-related issues, within the Coty governance structure, including direct oversight by the Board and through its committees. Our Board has general oversight over our sustainability policies and climate change-related activities. Our Audit and Finance Committee provides oversight of ESG disclosure in the context of our SEC periodic reporting and required reporting under the CSRD. Our Remuneration and Nomination Committee provides oversight on certain human capital matters including executive compensation, retention and succession planning and human resources strategies in connection with talent management, and our Board provides direct oversight on overall People strategy.
Since fiscal 2024, our governance and sustainability processes have evolved with the goal of integrating sustainability within the business, with each area of impact led by the relevant business functions. The Executive Committee and Senior Leadership Team are responsible for the development of strategy, targets and driving progress for their respective material topics. The global Sustainability Office develops the transversal sustainability strategy and is responsible for ESG reporting and governance, under executive oversight. During fiscal 2026, such oversight was provided by the Chief Scientific & Sustainability Officer and, beginning in fiscal 2027, oversight transitioned to the Global Supply Chain Officer. The Sustainability Office provides formal updates to both the Executive Committee and the Board at least once a year. Our Board provides oversight, including through its committees. As our business and organizational structure continue to evolve, we expect our sustainability governance structure to evolve accordingly to support effective oversight, accountability and integration across the business.
To enable our sustainability strategy to reflect our impact, the views of our stakeholders, and the risks and opportunities sustainability issues have for our business, in fiscal 2026, we refreshed our double materiality assessment in line with European Sustainability Reporting Standards (“ESRS”) guidance. The refreshed double materiality assessment, including the resulting material topics, was reviewed and approved by the Board. Our identified material topics will guide our program and inform our future reporting.
For more information about our global sustainability initiatives and strategies see, Beauty That Lasts available on our website www.coty.com/sustainability. We post our sustainability reports and our specific policies and statements relating to a number of ESG, sustainability and ethics topics on our Beauty That Lasts Reporting Hub at www.coty.com/sustainability/esg-reporting-hub. Our 2026 sustainability report under CSRD is expected to be published in October 2026. The content of our sustainability reports and information on the Company’s website are not incorporated by reference into this Proxy Statement or in any other report or document we file with the SEC.
Board Attendance at the Annual Meeting
We expect directors to attend the Annual Meeting absent unusual circumstances. Seven of the ten directors on our Board at the time of the Annual Meeting of Stockholders in 2025 attended the Annual Meeting.
Compensation Committee Interlocks and Insider Participation
Mses. Ballini, Capel, Liuni, Rochet and Messrs. Kunze-Concewitz (Chair) and Mr. Singer served on the RNC during fiscal year 2026 and each is considered an independent director, and Mses. Ballini and Liuni and Messrs. Kunze-Concewitz and Singer are also considered “non-employee” directors for purposes of Rule 16b-3 of the Exchange Act.

No member of the RNC is an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, none of our executive officers served on the compensation committee or board of directors of another entity whose executive officer served on our Board or compensation committee.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Stockholders Agreement
The Company and JAB Holdings and certain JAB Holdings affiliates are parties to a Stockholders Agreement (the “Original Stockholders Agreement”), dated March 17, 2019, which became effective on April 30, 2019, the date of the consummation of JAB Group’s acquisition of 150,000,000 outstanding shares of Class A Common Stock pursuant to the JAB Tender Offer. The Original Stockholders Agreement was negotiated at the direction of a special committee of the Board comprised solely of independent directors in connection with its evaluation of the JAB Tender Offer and was entered into at the recommendation of such special committee and with the approval of the Board. The Original Stockholders Agreement was agreed to by JAB Group as a condition to such special committee’s willingness to render its recommendation with respect to the JAB Tender Offer.
On June 16, 2023, the Company, JAB Holdings and JAB Beauty B.V. (together the “JAB Stockholder Parties”) entered into an amendment and restatement of the Original Stockholders Agreement dated as of March 17, 2019 (the “Amended and Restated Stockholders Agreement”).
The Amended and Restated Stockholders Agreement reflects certain changes as required under the Stipulation and Agreement of Compromise and Settlement (the “Stipulation of Settlement”) related to the consolidated purported stockholder class action and derivative complaint concerning the tender offer by Cottage Holdco B.V. (now known as JAB Beauty B.V.) (the “Tender Offer”) and the Schedule 14D-9 brought in the Delaware Court of Chancery. The Amended and Restated Stockholders Agreement was entered into at the recommendation of a special committee (the “Special Committee”) of disinterested, independent directors of the Board, and with approval of the Board, subject to court approval of the settlement. On June 13, 2023, the Delaware Court of Chancery approved the Stipulation of Settlement, which, as previously disclosed, calls for the Company to adopt certain corporate governance changes, including the Amended and Restated Stockholders Agreement.
Such changes include:
(i)     during the three-year period from the effective date of the Amended and Restated Stockholders Agreement, the JAB Stockholder Parties shall not, subject to certain exceptions, effect or enter into any agreement to effect any acquisition of additional shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Shares”), provided that, the JAB Stockholder Parties may acquire shares of capital stock of the Company (including Shares, “Company Securities”) on an established securities exchange or through privately negotiated transactions that, after giving effect to such acquisition, does not result in an increase in the JAB Stockholder Parties’ and their affiliates’ collective beneficial ownership percentage of the voting power of the then issued and outstanding Company Securities to an amount greater than the percentage of the voting power of the issued and outstanding Company Securities beneficially owned by the JAB Stockholder Parties, collectively, as of the consummation of the Tender Offer, plus 9%;
(ii)    the appointment of a new Lead Independent director consistent with the terms of the Stipulation of Settlement;
(iii)    during the one-year period following the effective date of the Amended and Restated Stockholders Agreement, the JAB Stockholder Parties shall not, subject to certain exceptions, transfer any Shares to any other person or group (other than an affiliate of any of the JAB Stockholder Parties) if, after giving effect to such transfer, such person or group would become the largest beneficial owner of Shares;
(iv)    the Company shall include certain questions specified in the Amended and Restated Stockholders Agreement in its annual directors and officers’ questionnaire used in the preparation of the Company’s Form 10-K, annual report to stockholders and proxy statement; and
(v)    the Amended and Restated Stockholders Agreement shall terminate upon the earlier of the mutual consent of the parties to the Stockholders Agreement or such time as the JAB Stockholder Parties and their affiliates cease to beneficially own 25% of the voting power of the Company on a fully diluted basis.
The Amended and Restated Stockholders Agreement also provides, among other things, that:
(i) for so long as the Amended and Restated Stockholders Agreement is in effect, JAB Group shall not effect or seek to effect, or announce any intention to effect, any “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act unless such transaction is conditioned on both (A) the affirmative approval of a special committee of the Board comprised solely of individuals who are each (1) independent under the requirements of Rule 10A-3 under the Exchange Act, and under the rules of the applicable securities exchange and (2) disinterested as it relates to JAB Group and its affiliates and (B) the affirmative vote of the stockholders of the Company representing at least a majority of the voting power of the Company beneficially owned by stockholders other than JAB Group or its affiliates, (ii) for so long as the Amended and Restated Stockholders Agreement is in effect, material related transactions involving any member of JAB Group and the Company will require the approval of a special committee of the Board comprised solely of independent directors who are disinterested as to the matter under consideration, (iii) JAB Group and the Company have agreed, for so long as the Amended and Restated Stockholders Agreement is in effect, to take all necessary actions within their control to maintain on the Board no fewer than four independent directors who are disinterested as it relates to JAB Group and to cause, no later than September 30, 2019, to be elected to the Board two new independent directors who are disinterested as it relates to JAB Group, and (iv) JAB Group has customary registration rights with respect to their shares of Class A Common Stock.
The Amended and Restated Stockholders Agreement will terminate upon the earlier of the mutual consent of the parties to the Stockholders Agreement (including, with respect to the Company, the approval by a special committee comprised solely of independent directors who are disinterested as it relates to JAB Group) or such time as JAB Group and its affiliates cease to beneficially own 25% of the voting power of the Company on a fully diluted basis. This description of the Amended and Restated Stockholders Agreement is not complete and is qualified in its entirety by reference to the Amended and Restated Stockholders Agreement, which is filed with the SEC.
In connection with the Amended and Restated Stockholders Agreement, the Special Committee recommended, and the Board approved, the appointment of Johannes Huth as Lead Independent Director, effective June 13, 2023. On July 14, 2025, Mr. Huth resigned as a director of the Board. On July 16, 2025, the Board appointed Beatrice Ballini to serve as Lead Independent Director with immediate effect. On March 18, 2026, Ms. Ballini resigned as a director of the Board, and the Board appointed Carsten Fischer to serve as Lead Independent Director with immediate effect.
Consent Agreement to Tax Matters Agreement
In connection with the acquisition of the Beauty Business of The Procter & Gamble Company (the “P&G Beauty Business”), we entered into a tax matters agreement, dated as of October 1, 2016, with The Procter and Gamble Company (“P&G”) and certain of their and our subsidiaries (the “Tax Matters Agreement”), which, for the two year period ended October 1, 2018, governed the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and attributes, efforts to protect the intended tax-free treatment of the P&G Beauty Business transaction and certain other transactions, the preparation and filing of tax returns, the control of audits, reviews, examinations or other tax proceedings and other matters regarding taxes.

We are party to a consent agreement with JAB Holding Company S.à r.l., JAB Holdings B.V. (as successor to JAB Cosmetics B.V.) and P&G whereby P&G has consented under the Tax Matters Agreement to the purchase by JAB Holdings B.V. of shares of our Class A Common Stock in certain open market transactions and JAB Holding, JAB Holdings B.V. and the Company have agreed to indemnify P&G for any taxes resulting from such purchases or due to breach of the consent agreement.
Secondment Arrangement
On October 1, 2025, a subsidiary of the Company entered into a secondment arrangement with an entity affiliated with JAB to obtain executive management services in connection with Gordon von Bretten’s role as President of Consumer Beauty. Under the terms of the arrangement, the secondee, Mr. von Bretten, provides services to the Company for a minimum period of one year, in exchange for a fixed fee of $1.3 million payable by the Company to the affiliated entity over the one year term. For the year ended June 30, 2026, the aggregate amount paid pursuant to the arrangement was approximately $1.0 million.
Lease Performance Guarantee
In connection with the sales of certain businesses, the Company has assigned its rights and obligations under a real estate lease to JAB Partners LLP. The remaining term of this lease is approximately five years. While the Company is no longer the primary obligor under this lease, the lessor has not completely released the Company from its obligation, and holds it secondarily liable in the event that the assignee defaults on the lease. The maximum potential future payments that the Company could be required to make, if the assignee was to default as of June 30, 2026, would be approximately $2.6 million.
Wella
On June 1, 2020, the Company entered into a definitive agreement with Rainbow UK Bidco Limited, an affiliate of funds and/or separately managed accounts advised and/or managed by Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates (collectively, “KKR”), regarding a strategic transaction for the sale of Coty’s Professional and Retail Hair businesses. The transaction was completed on November 30, 2020 and Coty retained an initial ownership of 40% of the separately managed entity referred to as the Wella Company. On December 18, 2025, the Company completed the sale of its remaining 25.8% equity interest in Wella to an entity affiliated with KKR. As a result of this transaction, the Company no longer holds any equity interest in Wella as of December 31, 2025. Coty no longer considers Wella a related party.
The Company and Wella continue to have in place manufacturing arrangements to facilitate the Wella Business transition in the U.S. and Brazil. TSA fees and other fees earned were $0.0 and $5.2, respectively, for fiscal year 2026.
Coty also had an agreement with the Wella Company to provide management, consulting and financial services to the Wella Company and its direct and indirect divisions, subsidiaries, parent entities and controlled affiliates (in assisting it in the management of its business). Fees earned and reflected in Other expense (income), net in fiscal year 2026 were $0.7 million.
Orveda
The disinterested members of the Board reviewed and approved the entry into a license agreement with Orveda, an ultra-premium skincare brand co-founded by Coty’s former CEO, Sue Nabi. During her tenure, Ms. Nabi had no continuing formal role at Orveda or economic interest in Orveda as a result of divesting her interests which was settled in cash in December 2021, following which Ms. Nabi’s business partner and co-founder, Nicolas Vu, became the sole owner and CEO of Orveda.Mr. Vu also provided consulting services, related to the skincare category and Orveda positioning, to Coty under the terms of a separate agreement. The initial term of the Orveda license agreement was five years, with two five-year automatic renewals subject to the achievement of certain net revenue milestones. Coty terminated the License Agreement with Orveda and separate consulting agreement with Mr. Vu in February 2026.

Other Arrangements
In 2021, the Company entered into a real estate sublease agreement with Pret A Manager Ltd, an affiliate of JAB, on customary market terms. The lease ended in February 2026, and the aggregate fees received by the Company under these arrangements total approximately $89,666 in fiscal 2026.
In fiscal 2026, the Company provided corporate sponsorship to Delete Blood Cancer DKMS including pledged charitable giving, gala sponsorship and product donations.
    Review, Approval or Ratification of Transactions with Related Persons
Our Board has adopted a written policy regarding the approval or ratification of “related person transactions”. A related person transaction is one in which we or any of our subsidiaries participate, in which the amount involved since the beginning of our last completed fiscal year exceeds $120,000 and in which a “related person” has or will have a direct or indirect interest, other than solely as a result of being a director of, or, together with all other related persons, a less than 10% beneficial owner of an equity interest in another entity, or both. “Related persons” are the following persons and their immediate family members: our directors, director nominees, executive officers and stockholders beneficially owning more than 5% of our outstanding Class A Common Stock. Under this policy, the AFC reviews and approves, disapproves or ratifies related person transactions, other than those in which the chair of the AFC may have an interest, in which case, the Chairman of the Board will review the transaction. In determining whether or not to approve a related person transaction, the AFC takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If advance approval by the AFC is not possible, then a related person transaction may be considered and subsequently ratified, if appropriate, by the AFC. The chair of the AFC may pre-approve or ratify related person transactions in which the aggregate amount involved is expected to be less than $1 million. The chair reports to the AFC each transaction so approved or ratified. If a related person transaction will be ongoing, the AFC may establish guidelines for our management to follow in its ongoing dealings with the related person, after which such related person transaction will be reviewed on an annual basis for guideline compliance and ongoing appropriateness.
The related party transaction policy adopted by the AFC pre-approves the following types of related person transactions:
•certain types of executive officer compensation;
•compensation paid to a director if required to be reported under Item 402 of the SEC’s compensation disclosure requirements;
•any transaction with another company to which a related person’s only relationship is as an employee (other than an executive officer) if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;
•any charitable contribution, grant, or endowment by us to a charitable organization, foundation, or university to which a related person’s only relationship is as an employee (other than an executive officer) if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;
•any related person transaction where the related person’s interest arises solely from the ownership of our Class A Common Stock and in which all stockholders receive proportional benefits; and
•any related person transaction in which the rates or charges involved are determined by competitive bids.
A director who is a related person with respect to a transaction may not participate in the discussion or approval of the transaction, except that the director will provide all material information concerning the related person transaction to the AFC. Each transaction described above was approved or ratified under our related person transaction policy.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board has fixed the number of directors who will be nominated for election by the stockholders at the 2026 Annual Meeting at nine, each director to hold office, in accordance with our Amended and Restated Certificate of Incorporation and Bylaws, until the next annual meeting or until his or her successor is duly elected and qualified.
Markus Strobel was appointed Executive Chairman of the Board effective January 1, 2026, following Peter Harf’s resignation as Chairman of the Board effective January 1, 2026. The Board appointed Patricia Capel to serve as a director effective January 1, 2026. In addition, on March 18, 2026, Beatrice Ballini, Isabelle Parize, Anna Adeola Makanju and Gordon von Bretten each resigned from the Board effective immediately and Robert Singer resigned from the Board effective June 30, 2026. On March 18, 2026, the Board appointed five new independent directors. The newly appointed directors are Carsten Fischer, Alia Gogi, Robert Kunze-Concewitz, Maria Carla Liuni, and Stephanie Plaines. The size of the full Board was decreased appropriately upon such changes to the Board’s composition.
All nominees are currently serving as directors of the Company and, except for Messrs. Strobel, Fischer, Kunze-Concewitz and Mses. Capel, Gogi, Liuni, and Plaines, were elected by the stockholders. The nominees are: Patricia Capel, Joachim Creus, Frank Engelen, Carsten Fischer, Alia Gogi, Robert Kunze-Concewitz, Maria Carla Liuni, Stephanie Plaines and Markus Strobel.

Proposal: Election of each nominee for director.
Recommendation: The Board recommends a vote FOR the election of each nominee for director.
Vote Required: Election of each nominee for director requires a plurality of the votes cast by the holder of Class A Common Stock and Series B Preferred Stock (on an as converted basis) voting together.

Director Nominees

Director Age, Director Since	Management & leadership experience	Knowledge of beauty industry and of Coty	International business experience	Investment banking and finance expertise	People & organization development	Corporate governance	ESG	Legal, tax and public policy/regulatory experience	Digital new technologies, e-commerce, retail
Patricia Capel 54, 2026	●		●	●	●	●	●	●
Joachim Creus 50, 2019	●		●	●		●		●
Frank Engelen 55, 2025	●		●	●		●		●
Carsten Fischer 64, 2026	●	●	●	●		●	●		●
Alia Gogi 50, 2026	●	●	●	●	●	●			●
Robert Kunze-Concewitz 59, 2026	●	●	●	●	●	●	●	●
Maria Carla Liuni 58, 2026	●	●	●		●		●		●
Stephanie Plaines 59, 2026	●	●	●	●		●	●	●	●
Markus Strobel 62, 2026	●	●	●		●	●	●		●

We believe that each of the director nominees is well-qualified to serve on our Board and offers significant individual attributes and contributions important to our Board’s overall composition and functioning.

Average Age	Gender	Average Tenure	Refreshment

57	44%	~ 1	77%
years		years
	4/9 are women		7/9 added in the last year

The following biographical summaries provide details of their skills and experience considered by the Board in connection with this year’s director nomination process:
Patricia Capel joined the Board in January 2026. Ms. Capel is currently a Senior Partner, Global Head of Human Capital at JAB Holding Company. Ms. Capel joined JAB in 2021, and leads the Company's overall people strategy, overseeing talent, compensation, organizational development, and leadership initiatives across the firm and its portfolio companies to support long-term growth and performance. Previously, she spent 25 years at AB InBev in a series of senior leadership roles, including Vice President of Finance for Central and Eastern Europe, leadership roles supporting major M&A integrations and Vice President of Global People (HR), where she oversaw global talent attraction, development, and remuneration She also served as President of the Andina Business Unit overseeing leading commercial operations in Chile, Bolivia, and Paraguay. Earlier in her career, she held roles at PwC and Cargill Agrícola S.A. She serves on the Boards of several JAB companies, including Coty, IPH, NVA,

Pret and Panera, and is the Chair of Krispy Kreme’s Board. Ms. Capel holds a Bachelor’s degree in Business Administration from Universidade de São Paulo, and an M.B.A. from Business School São Paulo.
Ms. Capel brings to our board more than 25 years of experience with global companies in the consumer products industry and significant expertise in human capital management, compensation, organizational development and leadership initiatives. Through her senior leadership roles at AB InBev and JAB, she has developed substantial experience in driving organizational transformation, overseeing large-scale talent strategies, supporting post-acquisition integration efforts, and leading complex international businesses. Her service on the boards of several consumer-focused companies, including as chair, provides valuable corporate governance experience and insight into board leadership, talent oversight, and long-term value creation.
Joachim Creus joined the Board in 2019. Mr. Creus has served as Chairman and Co-CEO of JAB Holding Company S.à r.l. (“JAB Sarl”) since May 2025 and has served as a Managing Partner since March 2021. Mr. Creus served as Vice Chairman at JAB Sarl from March 2021 to May 2025. In January 2024, he was appointed as CEO of JAB Sarl. He previously served as Partner, General Counsel and Head of Tax at JAB Sarl. Mr. Creus has held various executive officer roles at several JAB Group entities from time to time. Prior to joining JAB Sarl, he served as a Tax Director at Siemens from 2007 and held other legal- and tax-related positions at Rödl & Partner and Tiberghien Lawyers. He served as a director of Keurig Dr Pepper Inc. until February 2025 and of JDE Peets N.V. until April 2026. Mr. Creus holds several degrees from KU Leuven and an LL.M. in International Tax Law from Vienna University of Economics and Business.
Mr. Creus brings to our Board more than 20 years of experience in managing complex legal and tax matters and transactions in law firm, corporate and fund environments, including deal structuring, financing, contract negotiation and antitrust matters. His extensive work experience in Europe, Asia and North America provides a global perspective on business, tax and legal issues. Through his leadership positions at JAB and service on public company boards, he has developed substantial expertise in corporate governance, investment strategy, mergers and acquisitions, and oversight of global consumer businesses, which contributes valuable perspective to the Board's consideration of strategic, financial, and capital allocation matters.
Frank Engelen joined the Board in November 2025. Mr. Engelen has served as Vice Chairman and Co-CEO of JAB Sarl since May 2025 and has served as a Managing Partner since December 2023. Mr. Engelen served as CFO of JAB Sarl from December 2023 to May 2025. Mr. Engelen joined JAB Sarl as partner in 2020. Previously, he was a partner at PwC for over 15 years, serving for five years as a member of the Management Board of PwC Netherlands and as director and member of the Executive Board of PwC Europe for two years. Mr. Engelen is a non-executive director of JAB portfolio companies including Independence Pet Holdings, National Veterinary Associates and Pinnacle Pet Group. He served as a director of Keurig Dr Pepper Inc. from October 2024 until February 2025 and a director of JDE Peet’s N.V. until April 2026. Mr. Engelen holds a degree from Comenius College, a law degree from Leiden University and an LL.M. in International Tax Law from Erasmus University, Rotterdam.
Mr. Engelen brings to our Board more than 25 years of experience in managing complex tax matters and transactions, including deal structuring, financing, corporate structuring and tax planning across a variety of industries. He also brings substantial expertise in investment management, governance, and portfolio company oversight through his leadership positions at JAB and his service as a director of multiple consumer-focused businesses. His experience evaluating strategic transactions, financing structures, and long-term investment strategies provides valuable perspective on Coty’s capital allocation priorities, corporate development initiatives, and stockholder value creation.
Carsten Fischer joined the Board in March 2026. From 2019 to 2025, he served as President of Rea.deeming Beauty, d/b/a Beautyblender. Previously, he served as Representative Director and Corporate Senior Executive Officer at Shiseido. Earlier, he served as President of Professional Care at Procter & Gamble following its acquisition of Wella. Mr. Fischer has served as a Non-Executive Director at Seiko Holdings and Kate Spade & Company. He earned a degree in Business Administration from Hamburg University of Economics and Politics.
Mr. Fischer brings to the Board decades of leadership experience across the beauty, fashion, and consumer goods sectors, including extensive experience in business transformation, corporate governance, and strategic growth. He has deep expertise in strategic portfolio management, multi-category brand development, and global market expansion, gained through senior leadership positions at Beautyblender, Shiseido, Wella, and Procter & Gamble. His leadership of global consumer businesses has also given him experience navigating changing stakeholder expectations, including increasing focus on sustainability and corporate responsibility matters. His experience managing global beauty brands across both prestige and professional channels, together with his service as a non-executive director of public companies, provides valuable insight into brand strategy, international market development, innovation, and the effective stewardship of Coty’s diverse portfolio of brands.
Alia Gogi joined the Board in March 2026. Ms. Gogi is currently a senior beauty retail executive engaging in board and advisory work. From June 2020 to January 2025, she served as President of Asia at Sephora and Chairman of Sephora China board. Earlier at Sephora, she served as Managing Director of Southeast Asia and Senior Vice President of Merchandising for both Greater China and Asia Pacific. Prior to Sephora, Ms. Gogi held senior commercial roles at A.S. Watson Group, the world's largest health and beauty retailer. She began her career in brand and category management roles at Nestlé and J Sainsbury. Ms. Gogi has served on the board of DFI Retail Group, an Asian retail company, since August 2026, and, since September 1, 2026 has served on the board of Dr. Martens, a U.K. footwear brand, and is a member of its audit and risk, remuneration, and nomination committees. Ms. Gogi earned a BSc in Physics with Management from King's College, University of London.
Ms. Gogi brings to the Board deep expertise in the beauty retail industry, omnichannel strategy and international market expansion across Asia, providing valuable insight into evolving beauty consumer preferences, luxury retail trends, merchandising, and digital commerce. Her retailer perspective and deep understanding of consumer purchasing behavior provide valuable insight into the development and positioning of Coty's product offerings, omnichannel growth strategies, and partnerships with leading beauty retailers worldwide.
Robert Kunze-Concewitz joined the Board in March 2026 and has served as the Chair of the Remuneration and Nomination Committee (RNC) since March 2026. From May 2007 to April 2024, he served as Group Chief Executive Officer of Campari Group. Earlier in his career, Mr. Kunze-Concewitz held several senior marketing roles at Procter & Gamble, including within the company’s prestige beauty division. He currently serves on the boards of several international companies, including Carlsberg and Imperial Brands. Mr. Kunze-Concewitz earned an MBA from Alliance Manchester Business School and a BA in Economics from Hamilton College.
Mr. Kunze-Concewitz brings to the Board extensive leadership experience as a highly accomplished CEO, with 17 years of experience leading a global consumer goods company. During his tenure at Campari Group, he oversaw a period of significant value creation, driving the company's premiumization strategy, strengthening its portfolio of premium brands, and leading strategic acquisitions that expanded the company's global footprint. He also brings substantial corporate governance and board leadership experience through his service as an independent director and committee member of several international public companies. His expertise in premium brand development, strategic acquisitions, organizational leadership, and talent management provides valuable insight to the Board's oversight of management succession, executive compensation, and value creation.
Maria Carla Liuni joined the Board in March 2026 and serves as a member of the RNC. Ms. Liuni has been the Chief Brand Officer at Ferrari since 2022. Previously, in 2020, she served as Chief Marketing Officer of Pandora and held senior leadership roles at Bulgari within the LVMH Group. In 2015, she joined LVMH as BVLGARI Global Marketing and Communication Vice President. Earlier in her career, Ms. Liuni spent more than 16 years at Procter & Gamble’s Prestige Beauty division. Ms. Liuni earned a Master’s in Economics from Luiss University in Rome.
Ms. Liuni brings to the Board extensive experience in global brand management, marketing, and business transformation, developed through leadership roles at Ferrari, Pandora, Bulgari, and Procter & Gamble. She has a demonstrated track record of driving growth, strengthening brand relevance, and building global luxury and prestige beauty brands, including Gucci, Dolce & Gabbana, and Hugo Boss. Her expertise in consumer insights, innovation, brand strategy, sustainability initiatives and global marketing provides valuable perspective for Coty’s brand portfolio strategy and innovation agenda.
Stephanie Plaines joined the Board in March 2026 and has served as the Chair of the Audit and Finance Committee (AFC) since March 2026. From August 2022 to April 2024 Ms. Plaines served as Chief Financial Officer of JCPenney. From March 2019 to November 2020, Ms. Plaines served as Chief Financial Officer of Jones, Lang LaSalle Inc., a global real estate services company. Previously, she served as CFO of U.S. Retail at Starbucks and as CFO of Sam’s Club eCommerce at Walmart. Ms. Plaines spent more than a decade at Ahold Delhaize in senior finance roles and also served as interim CFO of JC Penney during its transition out of bankruptcy. She currently serves as a Non-Executive Director of The Clorox Company and H&R Block. She has previously served on the boards of Nielsen Holdings plc and KKR Acquisition Holdings. She earned an MBA from the University of Texas at Austin and a BS in Finance from the University of Florida.
Ms. Plaines brings to the Board extensive financial and accounting expertise, gained from over 30 years of financial experience, including as chief financial officer of several publicly traded companies. She also has significant public company board and corporate governance experience through her service as an independent director of multiple public companies and as chair and member of key board committees. She also has experience with transformation agendas and strategic transactions, which provides valuable perspective for Coty’s strategic priorities, business transformation initiatives, capital allocation decisions, and long-term value creation objectives.
Markus Strobel joined Coty as Executive Chairman of the Board and Interim Chief Executive Officer in January 2026. Mr. Strobel joined Coty following a distinguished 33-year career at Procter & Gamble, where he most recently served as President of P&G’s Global Skin & Personal Care business. During his tenure at P&G, Markus held senior leadership roles across Beauty & Grooming, spanning fine fragrance, hair care, and grooming. Mr. Strobel holds a bachelor’s degree in international business from Pforzheim College (Germany) and an M.B.A. from the Kelley School of Business at Indiana University.
Mr. Strobel brings to the Board extensive experience overseeing a multi-billion-dollar portfolio of more than 12 global brands. He spearheaded the modernization of innovation, product supply, marketing and go-to-market strategies, and operating capabilities across North America, Greater China, Japan, Korea, and Europe. His leadership of global beauty and personal care businesses has provided him with valuable insight into the evolving role of sustainability in brand strategy, product innovation and consumer engagement, including the importance of aligning sustainability initiatives with consumer behavior and long-term business value. Mr. Strobel is widely recognized for his expertise driving category and organizational transformation. His extensive leadership experience and deep understanding of global beauty categories equip him to guide Coty through its current transition while advancing the Company's strategic priorities and long-term value creation objectives.

Director Compensation
During fiscal year 2026, there were several director changes, primarily in connection with the completion of our comprehensive Board refreshment process. Markus Strobel was appointed Executive Chairman of the Board effective January 1, 2026, following Peter Harf’s resignation as Chairman the Board effective January 1, 2026. Patricia Capel was appointed as director effective January 1, 2026. Carsten Fischer, Alia Gogi, Robert Kunze-Concewitz, Maria Carla Liuni, and Stephanie Plaines were each appointed as director on March 18, 2026. Beatrice Ballini, Isabelle Parize, Anna Adeola Makanju, Robert Singer and Gordon von Bretten each resigned from the Board on March 18, 2026, Olivier Goudet and Lubomira Rochet each stepped down and did not stand for re-election as a director on November 6, 2025.
The following summary describes compensation paid to directors in fiscal year 2026 and reflects compensation paid to each director during the respective period of service.

Annual Cash Compensation for Board Service
For fiscal year 2026, each non-employee director, except the Chairman, was entitled to receive a cash retainer fee of $120,000 annually, payable in November. Prior to the appointment of the Executive Chairman and Interim CEO, the former non-employee Chairman was entitled to receive a cash retainer fee of $250,000 annually. The Lead Independent Director was entitled to receive an additional annual cash retainer fee of $30,000 and each of the Chairs of the AFC and RNC was entitled to receive an additional cash retainer fee of $30,000 annually. Each non-employee director holding office at the time of the November 2025 payment received the full annual cash retainer based on anticipated service for the fiscal year. For non-employee directors who began their service after the November 2025 payment, the annual cash retainer was prorated based on the actual period of such director’s service during that fiscal year and will be payable in November 2026.

Annual Restricted Stock Unit Grant
Each non-employee director, except the Chairman, was entitled to receive an annual grant of 25,000 RSUs under the amended and restated Coty Inc. 2007 Stock Plan for Directors (“Coty Inc. Stock Plan for Directors”) for fiscal year 2026. The former non-employee Chairman was entitled to receive an annual grant of 45,000 RSUs. These RSUs vest on the fifth anniversary of the grant date, subject to acceleration upon termination of service due to death or disability or upon a change in control and upon termination of service for any other reason if such termination occurs at least one year after the grant date, with pro rata vesting for RSUs granted within one year of the termination date. Each RSU represents the right to receive one share of the Company’s Class A Common Stock upon vesting.
Changes in non-employee director equity compensation for fiscal year 2027. Following a comprehensive benchmarking exercise, the Board has approved proposed change to the annual grant of RSUs for non-employee directors to allow for the grant of RSUs having a grant date fair value equal to $180,000, rather than a static number of RSUs, and subject to an annual total compensation maximum of $500,000 for non-employee directors. This change is reflected in the Amended and Restated Coty Inc. Stock Plan for Directors included in Proposal 3.
Management Directors
Directors who are our employees during the Board service period generally receive no additional compensation for service on our Board. During fiscal year 2026, each of Ms. Nabi, our former CEO, and Mr. Strobel, our current Executive Chairman and Interim CEO, were the only management directors on our Board, and neither officer received additional compensation for their service as director.

Reimbursement of Expenses
Directors are reimbursed for reasonable expenses (including costs of travel, food and lodging) incurred when attending Board, committee and stockholder meetings. Directors are also reimbursed for other reasonable expenses relating to their service on our Board, such as expenses incurred during visits to our offices and facilities.
Non-Employee Directors Compensation for Fiscal Year 2026
The following table sets forth compensation information for our non-employee directors in fiscal year 2026.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Option Awards ($)	Total ($)
Current Nominees:
Patricia Capel	59,340	38,449	—	97,789
Joachim Creus	120,000	83,750	—	203,750
Frank Engelen	77,803	54,300	—	132,103
Carsten Fischer	34,285	15,141	—	49,426
Alia Gogi	34,285	15,141	—	49,426
Robert Kunze-Concewitz	34,285	15,141	—	49,426
Maria Carla Liuni	34,285	15,141	—	49,426
Stephanie Plaines	34,285	15,141	—	49,426

Former Directors:
Beatrice Ballini	180,000	83,750	—	263,750
Olivier Goudet	42,198	83,750	—	125,948
Peter Harf	250,000	150,750	—	400,750
Anna Adeola Makanju	120,000	83,750	—	203,750
Isabelle Parize	120,000	83,750	—	203,750
Lubomira Rochet	42,198	83,750	—	125,948
Robert Singer	150,000	83,750	—	233,750
Gordon von Bretten	120,000	83,750	—	203,750

(1)
Amounts represent annual cash compensation for service as a non-employee director, Chairman, Lead Independent Director or AFC or RNC Chair, as applicable.
Current Nominees: Each of Carsten Fischer, Alia Gogi, Robert Kunze-Concewitz, Maria Carla Liuni, Stephanie Plaines served on the Board from March 18, 2026 through the 2026 annual meeting in November 2026. Patricia Capel served on the Board from January 1, 2026 through the 2026 annual meeting in November 2026. The prorated annual cash retainer for Messrs. Fischer and Kunze-Concewitz and Mses. Capel, Gogi, Liuni and Plaines for his/her fiscal year 2026 service will be paid in November 2026. The prorated annual RSU awards for service through such annual meeting were granted on March 18, 2026 and January 1, 2026 (for Ms. Capel).
Former Directors: On January 1, 2026, Peter Harf resigned from the Board. On March 18, 2026, Beatrice Ballini, Gordon von Bretten, Anna Adeola Makanju and Isabelle Parise each resigned from the Board effective March 18, 2026. Robert Singer resigned from the Board, effective June 30, 2026, and continued to serve on the Audit and Finance Committee until his departure. Each non-employee director holding office at the time of the November 2025 payment received the full annual cash retainer and full RSU award based on anticipated service for the fiscal year. Olivier Goudet and Lubomira Rochet, who each served from July 1, 2025 through November 6, 2025, received a prorated annual cash retainer and a full equity award with pro-rated vesting. Pursuant to the Coty Inc. Stock Plan for Directors, RSUs granted within one year of the termination date vested on a pro rata basis upon termination of service.

(2)
Amounts represent the grant date fair value of RSUs issued to non-employee directors on November 15, 2025 (unless otherwise indicated) calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). See Note 21 “Share-Based Compensation Plans” in the notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2026 for certain assumptions used to calculate the valuation.

(3)	Presented below are the aggregate number of shares of Class A Common Stock underlying RSUs held by the non-employee directors as of June 30, 2026:

Name	Total Number of Shares of Class A Common Stock Underlying RSUs Outstanding as of June 30, 2026	Total Number of Shares of Class A Common Stock Underlying Stock Options Outstanding as of June 30, 2026
Current Nominees:
Patricia Capel (1)	12,363	—
Joachim Creus	125,000	—
Frank Engelen	16,209	—
Carsten Fischer (1)	7,142	—
Alia Gogi (1)	7,142	—
Robert Kunze-Concewitz (1)	7,142	—
Maria Carla Liuni (1)	7,142	—
Stephanie Plaines (1)	7,142	—

Former Directors:
Beatrice Ballini (2)	—	—
Olivier Goudet (2)	—	—
Peter Harf (2)	—	—
Anna Adeola Makanju(2)	—	—
Isabelle Parize (2)	—	—
Lubomira Rochet (2)	—	—
Robert Singer (2)	—	—
Gordon von Bretten (2)	—	—

(1)	Frank Engelen served on the Board from the annual meeting in November 2025. Each of Carsten Fischer, Alia Gogi, Robert Kunze-Concewitz, Maria Carla Liuni, Stephanie Plaines served on the Board from March 18, 2026 through the 2026 annual meeting in November 2026. Patricia Capel served on the Board from January 1, 2026 through the 2026 annual meeting in November 2026. The prorated annual RSU awards for service through such annual meeting were granted on November 15, 2025 (for Mr. Engelen), March 18, 2026 (for Mr. Fischer, Ms. Gogi, Mr. Kunze-Consewitz, Ms. Liuni and Ms. Plaines) and January 1, 2026 (for Ms. Capel), respectively.
(2)	Olivier Goudet and Lubomira Rochet did not stand for re-election at the November 2025 annual stockholders meeting and served until November 6, 2025. Peter Harf resigned from the Board effective January 1, 2026. Beatrice Ballini, Isabelle Parize, Anna Adeola Makanju and Gordon von Bretten each resigned from the board on March 18, 2026. Mr. Singer resigned from the Board effective June 30, 2026. Pursuant to the terms of the Coty Inc. Stock Plan for Directors, upon these departures from the Board, a pro rata portion of the RSUs awarded to each of Mses. Ballini, Parize and Makanju and Messrs. Harf, von Bretten and Singer, were entitled to vest in full and the remainder were forfeited.

EXECUTIVE OFFICERS
Executive Officers

The following table sets forth certain information concerning our executive officers who are members of the Executive Committee as of September 24, 2026. Information regarding Mr. Strobel is set forth above under “Proposal No. 1: Election of Directors—Director Nominees”.

Name	Age	Position Held
Markus Strobel	62	Interim Chief Executive Officer
Soraya Benchikh	57	Chief Financial Officer
Kristin Blazewicz	48	Chief Legal Officer and General Counsel
Anna von Bayern	48	Chief Corporate Affairs Officer
Gordon von Bretten	53	President, Consumer Beauty
Soraya Benchikh has served as Chief Financial Officer and a member of our Executive Committee since September 1, 2026. Ms. Benchikh oversees our finance organization. Prior to joining Coty, she served as Chief Financial Officer of British American Tobacco (BAT) from May 2024 to December 2025. From January 2023 to May 2024, she was President Europe and Member of Diageo Executive Committee at Diageo. From July 2020 to December 2022, she was the Managing Director for Northern Europe at Diageo. Prior to Diageo, Ms. Benchikh spent over two decades at BAT gaining experience in international finance and general management across major global consumer goods companies. Ms. Benchikh holds a degree from the Brunel University of London and a CIMA from the Accountancy College.
Kristin Blazewicz has served as Chief Legal Officer, General Counsel and Secretary since March 15, 2020 and is a member of our Executive Committee. She is responsible for overseeing the Company’s legal and compliance affairs worldwide. Prior to joining the Company, Ms. Blazewicz served most recently as Vice President, Assistant General Counsel at Keurig Dr Pepper Inc., a coffee and beverage company, where she held various positions of increasing responsibility from January 2013, where she was responsible for a number of areas, including securities, corporate governance, finance and mergers and acquisitions. Prior to that, she was an associate at Gibson Dunn & Crutcher, a law firm, from 2006 to January 2013. Ms. Blazewicz brings twenty years of in-house and law firm experience and has lived and worked in several global locations including her native U.S., China and the Netherlands. Ms. Blazewicz received a Juris Doctor and a Master of Laws in International Law and Legal Studies from Duke University School of Law, where she served on the editorial board of the Duke Law Journal, and a Bachelor of Science in Business Administration and Management, magna cum laude, from the University of Vermont and studied international business at Wirtschaftsuniversitat Wien in Vienna, Austria.
Anna von Bayern has served as Chief Corporate Affairs Officer and a member of our Executive Committee since September 1, 2020. Since February 2022, she has also served as CEO of the joint venture between Coty and Kylie Jenner, of which Coty holds 51%. Ms. von Bayern is a journalist, moderator and author of two bestselling political biographies. She started and has anchored the first political talk show “Die Richtigen Fragen” on BILD, Germany's most widely followed media brand, since 2016. Through these experiences, she has established a strong reputation among her peers in the press and has gained a strong understanding of both the beauty industry and the communications landscape. She began her career at Publicis Consultants in Paris in 2001 and then attended Journalism School (Axel Springer Academie) in Berlin. She was a political correspondent for BILD am Sonntag and a member of the Federal Press Conference. Ms. von Bayern holds a BA in History and Politics, Phi Beta Kappa, from Stanford University, a MA in Creative Writing from the University of East Anglia, and a Master’s degree in Politics, Philosophy and Economics from Ludwig-Maximilians-University. She was a Young Leader of Atlantik-Brücke and of the American Council on Germany.
Gordon von Bretten has served as President, Consumer Beauty and a member of our Executive Committee since September 2025. Mr. von Bretten served on the Board of Directors of Coty from March 2024 to March 2026. He has served as a Senior Partner of JAB since March 2024. From June 2020 to March 31, 2024, Mr. von Bretten served as Chief Transformation Officer of the Company. Prior to joining the Company, from 2015 to 2020, he served as an operating partner at KKR Capstone, a team of operating professionals at KKR, focusing on corporate carve-outs and procurement and supply chain value creation across the KKR private equity portfolio. He also previously served in a variety of leadership roles in industry and management consulting, including with Klöckner Pentaplast, Alix Partners, and A.T. Kearney, specializing in restructuring and performance improvement. Mr. von Bretten has served as a director of Krispy Kreme, Inc. from June 2025 to September 2026. Mr. von Bretten holds a Bachelor degree in International Business from IBS, Lippstadt (Germany) and an M.B.A. from Wilfrid Laurier University in Waterloo (Canada).

Each Executive Committee member serves for a one-year term ending at the next meeting of our Board at which Executive Committee members are elected or, if earlier, his or her death, resignation or removal, subject to his or her applicable employment agreement, other than Mr. von Bretten, who is serving pursuant to a secondment arrangement.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
    The following table shows the number of shares of our Class A Common Stock beneficially owned as of September 10, 2026, by (i) each person who is known by us to own beneficially more than 5% of our Class A Common Stock, (ii) each named executive officer, as identified below, (iii) each current member of our Board of Directors and Director nominees, and (iv) all named executive officers, directors on our Board, nominees and current executive officers, as a group. A person is a “beneficial owner” of a security if that person has or shares voting or investment power over the security or if that person has the right to acquire sole or shared voting or investment power over the security within 60 days. Unless otherwise noted, these persons, to our knowledge, have sole voting and investment power over the shares listed.
    Applicable percentage ownership is based on 880,686,464 outstanding shares of Class A Common Stock as of September 10, 2026. Accordingly, percentage ownership amounts do not assume the conversion of any outstanding shares of Series B Preferred Stock held by HFS Holdings S.à r.l., and the computations and share amounts used herein do not give effect to any accretion on the Series B Preferred Stock after September 10, 2026.
    In computing the number of shares of Class A Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 10, 2026 and subject to RSUs that are vested but not settled or that are going to vest and are expected to settle within 60 days of September 10, 2026. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Class A Common Stock Beneficially Owned (September 10, 2026)
Name of Beneficial Owner	Shares(1)		%
JAB Beauty B.V.	451,853,684	(2)(4)(5)	51.3 (2)(4)(5)
Blackrock, Inc.	56,018,923	(3)	6.40%
Markus Strobel	—		—
Soraya Benchikh	—		—
Kristin Blazewicz	1,064,349		*
Anna von Bayern	1,614,404		*
Gordon von Bretten	1,033,868		*
Patricia Capel	—	(5)	—
Joachim Creus	31,547	(5)	*
Frank Engelen	—	(5)	—
Carsten Fischer	—		—
Alia Gogi	—		—
Robert Kunze-Concewitz	—		—
Maria Carla Liuni	—		—
Stephanie Plaines	—		—
All Named Executive Officers, Directors, Nominees, and current executive officers as a Group (14 persons)	3,946,595	(4)(5)	*(4)(5)

*	Less than one percent
(1)	Includes RSUs that are vested but not settled or that will vest and are expected to settle within 60 days of September 10, 2026 (excluding the impact of any net settlement to cover taxes).

The RSUs issued to the non-employee directors as compensation, and shown in footnote 2 to the Non-Employee Directors Compensation for Fiscal Year 2026 table above, represent the right to receive shares of Class A Common Stock after termination of service as a member of the Board and thus may be deemed to be beneficially owned by such non-employee directors. These shares are not included in the “Shares” column.

(2)
Based on the Schedule 13D/A filed with the SEC on September 3, 2025 and on a Form 4 filed with the SEC on August 29, 2025, the stockholder (formerly known as Cottage Holdco B.V.) beneficially owns 451,853,684 shares and has shared voting power over 488,051,545 and shared dispositive power over 451,853,684 shares. Agnaten SE (“Agnaten”) and Lucresca SE (“Lucresca”), each of which is a company with its registered seat in Luxembourg, and JAB Holdings B.V., a Netherlands corporation, indirectly have voting and investment control over the shares held by such stockholder. JAB Beauty B.V. is a direct subsidiary of JAB Holdings B.V. and an indirect subsidiary of Agnaten and Lucresca. Agnaten and Lucresca are each managed by Joachim Creus, Frank Engelen, Dr. Stefan Reimann-Andersen, Martin Haas, Mathias Reimann-Andersen and Oliver Reimann, who exercise voting and investment authority over the shares held by JAB Beauty B.V. Agnaten, Lucresca and JAB Holdings B.V. disclaim the existence of a “group” and disclaim beneficial ownership of these securities. The address of Agnaten and Lucresca is 4 Rue Jean Monnet, Luxembourg, L-2180, Luxembourg, and the address of JAB Beauty B.V. and JAB Holdings B.V. is Piet Heinkade 55, Amsterdam, 1019 GM, The Netherlands.
Based on the Schedule 13D/A filed with the SEC on October 10, 2023, as a result of a proxy agreement, JAB Beauty B.V. may also be deemed to be the beneficial owner of additional Class A Shares that may be deemed to be beneficially owned by Peter Harf and HFS Holdings S.à r.l. As of the record date, this additional amount equals 36,464,785 (comprised of 12,646,055 Class A Shares and 23,818,730 Class A Shares issuable upon conversion of shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Shares”), of the Company. The amount identified in this table excludes the shares that may be deemed to be beneficially owned by Peter Harf and HFS Holdings S.à r.l.

(3)	Based solely on a Schedule 13G filed on July 27, 2026. Represents shares of Class A Common Stock beneficially owned by Blackrock, Inc. (“Blackrock”). Blackrock has sole voting power over 55,452,045 shares and sole dispositive power over 56,018,923 shares. The address for Blackrock is 50 Hudson Yards, New York, NY 10001.
(4)
HFS Holdings S.à r.l, which is beneficially owned by Peter Harf, beneficially owns all of the outstanding shares of Series B Convertible Preferred Stock as of the record date.
Assuming the full conversion of the outstanding shares of Series B Convertible Preferred Stock held by HFS Holdings S.à r.l, and no other changes in capitalization, as of the record date the beneficial ownership percentage of Class A Common Stock and related voting power would be approximately:
•JAB Beauty B.V.: 54% (including shares beneficially owned by Peter Harf and HFS Holdings S.à r.l);
•All current Directors, Nominees and current Executive Officers: less than 1%

(5)	Each of Ms. Capel and Messrs. Creus and Engelen disclaim beneficial ownership in any shares held by JAB Beauty B.V. except to the extent of a pecuniary interest therein due to their service as a partner of JAB Holding Company Sarl.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely on our review of such forms, or written representations from certain reporting persons that no other reports were required for those persons, we believe that all filing requirements applicable to our executive officers, directors, and greater than 10% beneficial owners were complied with during fiscal year 2026, except that, due to an administrative error, Mr. Mercier and Ms. Bellini each filed a late Form 4 relating to a purchase transaction, Ms. Makanju and Ms. Srinivasan filed a late Form 4 relating to the vesting of an RSU award, Ms. Zafar filed a late Form 4 related to the grant of an RSU award, Mr. Strobel filed a late Form 3, and Messrs. Fischer, Kunze-Consewictz and Mses. Gogi and Liuni each filed a late Form 3 and a late form 4 reporting a grant of RSUs.

PROPOSAL NO. 2
APPROVAL OF THE AMENDED AND RESTATED COTY INC. EQUITY AND LONG-TERM INCENTIVE PLAN
On September 22, 2026, the Board approved an amendment and restatement of the Coty Inc. Equity and Long-Term Incentive Plan (the “ELTIP”), subject to approval by our stockholders, to increase the available share reserve under the ELTIP by 50 million shares (see “— Increase in Share Reserve” below). The ELTIP was last approved by our stockholders on November 3, 2020, at which time the number of shares of Class A Common Stock reserved for award under the ELTIP was increased by 32 million shares to 100 million shares.

Increase in Share Reserve
If the proposed amendment and restatement of the ELTIP is approved by our stockholders, then, effective November 6, 2026, the total number of shares that may be subject to awards granted under the ELTIP will equal 150 million shares. As of August 31, 2026, approximately 100 million shares are reserved for award or purchase under the ELTIP, and an additional 50 million shares would be added to the ELTIP if this proposed amendment and restatement is approved. Based on our historic share usage and currently-anticipated usage rate going forward, we believe that if this proposal is approved, we will have enough shares to fund future grants under the ELTIP for approximately the next three years.
The Board believes that it is desirable to increase the share reserve so that we can continue to meet the goals of our equity incentive program of attracting, retaining and motivating our executives and employees and linking their interests with those of our stockholders through long-term equity-based compensation. If the increase in the share reserve is not approved by our stockholders, we will be unable to maintain our current new hire and annual equity grant practices, and therefore we will be at a significant competitive disadvantage in attracting and retaining talent. We may also be compelled to replace equity incentive awards with cash awards, which may not align the interests of our executives and employees with those of our stockholders and our long-term business strategy as effectively as equity incentive awards. We believe that the proposed share reserve increase is reasonable, appropriate, and in the best interests of our stockholders.
Key Data
As of June 30, 2026, the Company had approximately 880.5 million shares of Class A Common Stock outstanding, excluding shares issuable upon conversion of the Series B Preferred Stock. Shares subject to outstanding awards under the Company’s equity compensation programs, including RSUs, PRSUs and stock options, represented approximately 2.9% of the Company’s outstanding Class A Common Stock, consisting of approximately 26.6 million underlying shares. In addition, approximately 37.8 million shares remained available for future grant under the Company's equity compensation plans. Accordingly, the Company’s total overhang was approximately 7.2%, calculated as the sum of (i) shares subject to outstanding equity awards and (ii) shares available for future grant under the Company’s equity compensation plans, divided by the number of outstanding shares of Class A Common Stock, in each case excluding shares issuable upon conversion of the Series B Preferred Stock.
Burn Rate is equal to the number of awards made in connection with the Company’s annual grant of restricted stock units and performance restricted stock units under the ELTIP in a fiscal year divided by the total number of shares of common stock outstanding for each respective year. (These award amounts exclude the 6,000,000 stock options granted to Mr. Strobel in connection with his appointment.) The following table sets forth information to calculate the Company’s burn rate for the last four fiscal years:

Fiscal Year	RSUs and PRSUs Granted	Common Shares Outstanding	Burn Rate
2023	20,359,391	852,804,595	2.39%
2024	6,022,945	867,843,388	0.69%
2025	7,635,768	872,295,818	0.88%
2026	11,767,499	880,500,642	1.34%
Summary of the ELTIP
The following is a summary of the principal features of the ELTIP, as amended and restated. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the ELTIP, as amended and restated, a copy of which has been filed with the SEC with this Proxy Statement as Exhibit A.
Purpose
The purpose of the ELTIP is to promote the interests of the Company and its stockholders by attracting and retaining exceptional executive personnel and other key employees, motivating employees by means of performance related incentives to achieve long range performance goals and enabling employees to participate in the long term growth and financial success of the Company.
Eligibility
Our employees, including our executive officers, are eligible to receive awards under the ELTIP. As of June 30, 2026, there were approximately 650 employees eligible to receive awards under the ELTIP.
Authorized Shares
Subject to adjustment (as described below), if this proposal is approved, the number of shares that will be reserved for award or purchase under the ELTIP will equal 150 million shares. If an award is canceled, terminates, expires or lapses for any reason, the shares covered by the award again will be available for issuance under the plan. Shares tendered or withheld in payment of an exercise price or for withholding taxes will not be available for issuance under the ELTIP. Shares underlying replacement awards (i.e., awards granted as replacements for awards granted by a company that we acquire or with which we combine) will not reduce the number of shares available for issuance under the ELTIP. Any shares delivered pursuant to an award under the plan may consist, in whole or in part, of authorized and unissued shares or of treasury shares.
Individual Limits
To the extent necessary to comply with Section 162(m) of the Internal Revenue Code (the “Code”), the maximum number of shares or share equivalent units that may be granted during any fiscal year to any one participant under options, stock appreciation rights, restricted stock, restricted stock units, performance awards or other stock-based awards is $25,000,000 (determined based upon the fair market value of the shares underlying the awards on the date of grant), which limit applies regardless of whether the compensation is paid in shares or in cash. To the extent necessary to comply with Section 162(m) of the Code, the maximum aggregate dollar amount that may be paid to any one participant during any fiscal year under performance awards or any cash-based award is also $25,000,000.
Administration
The ELTIP is administered by the RNC or any successor committee or subcommittee that meets the independence requirements of the NYSE or any other applicable exchange on which the Class A Common Stock is listed and the requirements for “outside directors” under Section 162(m) of the Code and regulations thereunder (which we refer to in this summary as the “committee”).
Except as limited by law or the Bylaws, and subject to the provisions of the plan, the committee has the authority under the ELTIP to:
•select eligible employees to participate in the ELTIP;
•determine the size and type of awards;
•determine the terms and conditions of awards in a manner consistent with the ELTIP;
•determine whether, to what extent, and under what circumstances awards may be settled or exercised in Class A Common Stock, and the method by which awards may be settled or exercised;
•determine the fair market value of the Class A Common Stock;
•construe and interpret the ELTIP and any agreement or instrument entered into under the ELTIP;
•establish, amend or waive rules and regulations for the ELTIP’s administration;
•specify the exercise price in connection with an award of a stock option or stock appreciation right;
•amend the terms and conditions of any outstanding award to the extent the amended terms are within the committee’s authority under the ELTIP; and
•make all other determinations that may be necessary or advisable to administer the ELTIP.

The committee may delegate its authority to officers or employees of the Company except with respect to awards to executive officers or to the extent that the grant or exercise of such authority would cause certain adverse consequences under certain laws or regulations, such as Section 162(m) of the Code.
Types of Awards
The ELTIP provides for grants of stock options, stock appreciation rights, restricted stock units, performance awards and other stock-based awards.
•Stock options. A stock option is a contractual right to purchase shares at a future date at a specified exercise price. The per share exercise price of a stock option will be determined by the committee and may not be less than the closing price of a share on the grant date. The committee will determine the date after which each stock option may be exercised and the expiration date of each option.
•Stock appreciation rights. SARs represent a contractual right to receive, in cash or shares, an amount equal to the appreciation of one share from the grant date. Any SAR will be granted subject to the same terms and conditions as apply to stock options.
•Restricted shares. Restricted shares are an award of shares that are subject to restrictions on transfer and a substantial risk of forfeiture.
•Restricted stock units. Restricted stock units represent a contractual right to receive a share (or cash in an amount equal to the value of a share) at a future date, subject to specified vesting and other restrictions.
•Performance awards. Performance awards, which may be denominated in cash or shares, will be earned on the satisfaction of performance criteria specified by the committee. The committee has authority to specify that any other award granted under the ELTIP will constitute a performance award by conditioning the exercisability or settlement of the award on the satisfaction of performance criteria.
•Other stock-based awards. The committee is authorized to grant other stock-based awards, which may be denominated in shares or denominated or payable in, valued by reference to, or otherwise based on or related to shares, including securities convertible into shares.
Performance Criteria
The performance criteria for awards that are intended to be qualified performance-based compensation for purposes of Section 162(m) of the Code may vary by participant and by award and may be based upon the relative or comparative attainment of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies total stockholder return (inclusive or exclusive of dividends paid); stock price; gross, operating or net earnings or margins; approved rate increases; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA excluding traditional working media; earnings per share; economic value added; ratio of operating earnings to capital spending; net sales; sales growth; return on assets, capital or equity; income; market share; level of expenses; revenue; revenue growth; cash flow; increases in customer base; capital expenditures; cost reductions and expense control objectives; compliance with environmental or regulatory goals or requirements; conservation; budget objectives; working capital; mergers, acquisitions and divestitures; attainment of objectives measured in terms of quality or safety; customer complaints or customer satisfaction; and improvements in financial controls.
The performance criteria may be established on a Company-wide basis or with respect to one or more business units, divisions, subsidiaries, or geographic locations, or on an individual basis.
The committee may exclude any or all items determined to be unusual in nature and/or infrequent in occurrence as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any subsidiary, discontinued operations, other unusual or infrequently occurring items, the cumulative effects of accounting changes or such other objective factors as the committee deems appropriate. Unless otherwise explicitly stated by the committee at the time performance criteria are established, each applicable performance goal may be appropriately adjusted for one or more of the following items: (i) amortization, asset impairments or write downs; (ii) litigation judgments or claim settlements; (iii) the effect of changes in tax law, accounting principles or such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; (v) any items determined to be unusual in nature and/or infrequent in occurrence as described in Accounting Standards Codification (ASC) 225-20, as amended, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) the operations of any business acquired by the Company or any affiliate or of any joint venture in which the Company or affiliate participates; (vii) the divestiture of one or more business operations or the assets thereof; or (viii) the costs incurred in connection with such acquisitions or divestitures; and (ix) charges for stock based compensation.
Nontransferability
Except as otherwise provided by the committee and/or in an award agreement, awards generally may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution and all stock options and stock appreciation rights may only be exercisable during a participant’s lifetime by the participant or his or her guardian or legal representative.
Termination of Service and Change in Control
Except as otherwise specified in an award agreement, in the event that a participant’s service terminates by reason of death, disability or retirement, a pro-rata portion of such participant’s stock options and stock appreciation rights will vest based on the number of days employed during the vesting period and all options and stock appreciation rights exercisable as of the last day of employment will remain exercisable through the second anniversary of the date of termination (but in no case later than the award’s expiration date). In the event of a termination for any other reason, the participant’s vested stock options and stock appreciation rights will remain exercisable through the 90th day following the date of termination (but in no case later than the award’s expiration date). In all cases, stock options and stock appreciation rights that are unvested as of the date of termination will be forfeited as of such date. Notwithstanding the foregoing, the committee may, in its sole discretion, accelerate the vesting and exercisability and/or extend the period of exercisability of all or a portion of any stock option or stock appreciation right at any time as permitted by Section 409A of the Code.
Except as otherwise specified in an award agreement, in the event of a participant’s termination of employment, all unvested restricted stock and restricted stock unit awards held by such participant will be forfeited as of such date.
In the event that a participant’s service terminates without cause or for good reason, in either case within 12 months following the occurrence of a change in control, the unvested portion of any award will immediately vest and become exercisable, as applicable.
The treatment of other awards upon a termination of employment is as specified in each award agreement.
Clawback
All awards under the ELTIP will be subject to any clawback or recoupment policies of the Company, as may be in effect from time to time, or as otherwise required by law.
Amendment, Modification, Termination and Adjustment
The Board may alter, amend, modify or terminate the ELTIP without the approval of our stockholders, except to the extent such approval is required by law. Subject to the terms of the ELTIP, the committee may modify, extend or renew outstanding awards in order to comply with applicable law. However, no such Board or committee action that would materially alter or impair the rights of a holder of an outstanding award may be taken without the holder's consent, except to the extent that such action is taken to comply with applicable law.
In the event that the shares of common stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of a merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including a capital infusion from any source) or if the number of shares is increased through the payment of a stock dividend, then the committee will substitute for or add to each share underlying an outstanding award under the plan the number and kind of shares of stock or other securities into which each outstanding share was changed, for which each such share was exchanged, or to which each such share is entitled, as the case may be, which shares or other securities will be subject to the same terms and conditions as the underlying award. Any such adjustment in an outstanding stock option or stock appreciation right will be made with a corresponding adjustment in the exercise price for such award.
As noted above, if, within 12 months following the occurrence of a change in control, a participant is terminated without cause or for good reason, all then outstanding awards will become fully vested. Any award that has not been fully exercised before the date of a change in control may be settled or otherwise terminated on such date in the discretion of the committee, unless a provision has been made in writing in connection with such transaction for the assumption of awards or the substitution thereof.
Term of the ELTIP
The ELTIP will terminate upon the earlier of (i) the date on which all shares available for issuance under the ELTIP have been issued or (ii) the date specified by action of the Board. Upon such termination, all awards outstanding under the ELTIP will continue to have full force and effect in accordance with the award agreement evidencing such award.
U.S. Federal Income Tax Consequences
The following is a general summary under current law of certain United States federal income tax consequences to the Company and participants who are citizens or individual residents of the United States relating to awards granted under the ELTIP. This summary deals with the general tax principles that apply to such awards and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed. This summary is not tax advice and it does not discuss all aspects of federal taxation that may be relevant to the Company and participants. Accordingly, the Company urges each participant to consult his or her own tax advisor as to the specific tax consequences of participation in the ELTIP under federal, state, local and other applicable laws.
Non-Qualified Stock Options. A non-qualified stock option is an option that does not meet the requirements of Section 422 of the Code. A participant generally will not recognize taxable income when granted a non-qualified stock option. When the participant exercises the stock option, he or she generally will recognize taxable ordinary income equal to the excess of the fair market value of the shares received on the exercise date over the aggregate exercise price of the shares. The participant's tax basis in the shares acquired on exercise of the option will be increased by the amount of such taxable income. We generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income that the participant recognizes. When the participant sells the shares acquired on exercise, the participant generally will realize long-term or short-term capital gain or loss, depending on whether the participant holds the shares for more than one year before selling them. Special rules apply if all or a portion of the exercise price is paid in the form of shares.
Restricted Shares. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant generally will not recognize income, and the Company generally will not be allowed a tax deduction, at the time restricted shares are granted. When the restrictions lapse, the participant generally will recognize ordinary income equal to the fair market value of the shares as of that date, less any amount paid for the shares, and the Company generally will be allowed a corresponding tax deduction at that time. If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of the restricted shares, the participant generally will recognize ordinary income as of the date of grant equal to the fair market value of the common shares as of that date, less any amount the participant paid for the shares, and we generally will be allowed a corresponding tax deduction at that time. Any future appreciation in the shares generally will be taxable to the participant at capital gains rates. However, if the restricted shares are later forfeited, the participant generally will not be able to recover the tax previously paid pursuant to his Section 83(b) election.
Restricted Stock Units. A participant generally does not recognize income, and the Company generally will not be allowed a tax deduction, at the time a restricted stock unit is granted. When the restricted stock units vest and are settled for cash or shares, the participant generally will be required to recognize as income an amount equal to the fair market value of the shares or the amount of cash on the date of settlement, and the Company generally will be allowed a corresponding tax deduction at that time. Any gain or loss recognized upon a subsequent sale or exchange of the shares (if settled in shares) is generally treated as capital gain or loss for which we are not entitled to a deduction.

Series Preferred Stock. Upon issue of the Series Preferred Stock, a participant will not recognize any taxable income. A participant recognizes taxable ordinary income when the Company redeems any vested Series Preferred Stock. The Company generally will be allowed a corresponding federal income tax deduction when the Series Preferred Stock is redeemed.
Section 162(m). Section 162(m) of the Internal Revenue Code imposes an annual limit of $1 million per person on the corporate tax deduction for compensation paid by a company to its chief executive officer, its chief financial officer and its top three highest paid officers in a given year, and each person who has been a Covered Employee for any prior tax year beginning after December 31, 2016 (“Covered Employees”). The Tax Cuts and Jobs Act, signed into law in December 2017 (“Tax Reform Act”), substantially modified Section 162(m) of the Code by, among other things, eliminating the exemption for performance-based compensation. As a result, beginning in 2018, compensation paid to Covered Employees in excess of $1 million will generally be nondeductible, whether or not it qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.
Registration with the SEC
If our stockholders approve the amended and restated ELTIP, we plan to file with the SEC, as soon as practicable after such approval, a Registration Statement on Form S-8 relating to the additional shares available for issuance under the ELTIP.
New Plan Benefits
The benefits that will be awarded or paid in the future under the plan are not currently determinable. Such awards are within the discretion of the RNC, and the RNC has not determined future awards or who might receive them.
Equity Compensation Plan Information
Our Equity Compensation Information Plan table is incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended June 30, 2026, filed with the SEC on August 20, 2026.
Proposal: Approval of an amendment and restatement of the ELTIP.
Recommendation: The Board recommends a vote FOR the proposal to approve an amendment and restatement of the ELTIP.
Vote Required: Approval of an amendment and restatement of the ELTIP requires the affirmative vote of a majority of the votes cast.

PROPOSAL NO. 3
APPROVAL OF THE AMENDED AND RESTATED COTY INC. STOCK PLAN FOR DIRECTORS
At the Annual Meeting, the Company’s stockholders are being asked to approve the amended and restated Coty Inc. Stock Plan for Directors (the Coty Inc. 2007 Stock Plan for Directors, as proposed to be amended, has been renamed the “Coty Inc. Stock Plan for Directors” and is referred to herein as the “Director Stock Plan”). The amended and restated version of the Director Stock Plan was approved and adopted by the Board on September 22, 2026, subject to stockholder approval. The Director Stock Plan was last amended and restated on November 3, 2020 to increase the annual equity award for Directors from 10,000 RSUs to 25,000 RSUs and to extend the expiration date of the plan until 2030.
The amendments to the Director Stock Plan primarily:
•Increase the annual equity award for Directors from 25,000 RSUs to an award of RSUs having a grant date fair value equal to $180,000, and an additional award with a grant date fair value of $180,000 for any eligible chairman of the Board, subject to an annual limit on aggregate cash and equity compensation of $500,000 for eligible Directors and $650,000 for any eligible chairman of the Board;

•Revise the vesting provisions from 5-year cliff vesting to ratable vesting over three years; and
•Increase the maximum number of shares that may be issued or transferred pursuant to awards under the Director Stock Plan from 1,000,000 to 3,000,000.
Increase in Share Reserve
If the proposed amendment and restatement of the Director Stock Plan is approved by our stockholders, then, effective November 6, 2026, the total number of shares that may be issued under the Director Stock Plan will equal 3,000,000 shares. As of September 10, 2026, approximately 19,780 shares remained available for issuance under the Director Stock Plan, and an additional 2,000,000 shares would be added if this proposal is approved. Based on historical share usage and anticipated future grants, including annual equity awards with a target grant date fair value of $180,000, we believe the proposed increase will provide sufficient capacity for awards under the Director Stock Plan for approximately the next three years.
Although the Director Stock Plan was amended in 2020 to increase the annual equity award for non-employee directors from 10,000 RSUs to 25,000 RSUs, the share reserve has not been increased since 2017. The Board therefore believes it is appropriate to increase the share reserve at this time to support the continued use of equity compensation for non-employee directors and to accommodate the amendments described below.
Modernization of Director Compensation Design
The proposed amendment replaces the current fixed annual grant for directors of 25,000 RSUs with an annual award having a target grant date fair value of $180,000, and an additional award with a grant date fair value of $180,000 for any eligible chairman of the Board. The Board believes that a fixed-value approach better aligns director compensation with market practice and provides a more consistent compensation opportunity by avoiding fluctuations resulting solely from changes in the Company’s share price.
The proposed amendment would also revise the vesting schedule applicable to annual director equity awards from five-year cliff vesting to vesting in substantially equal annual installments over three years. The Board believes that the revised vesting schedule continues to provide a meaningful long-term vesting horizon while better aligning the Director Stock Plan with the Company's current equity compensation philosophy and practices.
Governance Enhancements
The proposed amended and restated Director Stock Plan would establish a $500,000 annual limit on the aggregate value of cash compensation and equity awards payable to any non-employee director during any fiscal year that may be provided to any non-employee director during any fiscal year and $650,000 for any eligible Chairman of the Board. The Board believes that this compensation limit reflects sound corporate governance practices and provides an appropriate safeguard for stockholders.
Key Data
As discussed under Proposal 2, as of June 30, 2026, the Company’s total overhang was approximately 7.2%, calculated excluding shares issuable upon conversion of the Series B Preferred Stock. Outstanding awards granted under the Director Stock Plan represented approximately 0.02% of the Company’s outstanding Class A Common Stock, and the Company’s historical share usage under the Director Stock Plan has represented a small portion of the Company’s overall equity compensation program, with a three-year average burn rate of approximately 0.03%, as set forth in the table below.
Burn Rate is equal to the number of awards made in connection with the Company’s annual grant of restricted stock units under the ELTIP in a fiscal year divided by the total number of shares of common stock outstanding for each respective year. The following table sets forth information to calculate the Company’s burn rate for the last three fiscal years:

Fiscal Year	RSUs Granted	Common Shares Outstanding	Burn Rate
2024	276,164	867,843,388	0.03%
2025	295,000	872,295,818	0.03%
2026	259,282	880,500,642	0.03%

Summary of the Director Stock Plan
The following is a summary of the principal features of the Director Stock Plan, as amended and restated. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the Stock Plan, as amended and restated, a copy of which has been filed with the SEC with this Proxy Statement as Exhibit B.
Purpose
The purpose of the Director Stock Plan is to promote the interests of the Company and its stockholders by increasing the proprietary and vested interest of eligible directors of the Company by granting them restricted stock unit awards.
Eligibility
A Director who is not serving as Chief Executive Officer, Executive Chairman or President of the Company is eligible to receive awards under the Director Stock Plan.
Authorized Shares
Subject to approval of this amendment and restatement by the stockholders, and subject to adjustment (as described in the Director Stock Plan), the number of shares that will be reserved for award or purchase under the Director Stock Plan is 3,000,000 million shares. If an award is cancelled or forfeited for any reason, the shares covered by the award again will be available for issuance under the plan. Any shares delivered pursuant to an award under the plan may consist, in whole or in part, of authorized and unissued shares or of treasury shares.
Term of the Plan
The Director Stock Plan will terminate upon the earlier of (i) May 31, 2030 or (ii) the date specified by action of the Board. Upon such termination, all awards outstanding under the Director Stock Plan will continue to have full force and effect in accordance with the award agreement evidencing such award.
Types of Awards
The Director Stock Plan provides for automatic grants of restricted stock units. Restricted stock units represent a contractual right to receive a share (or cash in an amount equal to the value of a share) at a future date, subject to specified vesting and other restrictions. Subject to approval of this amendment and restatement by the stockholders, for grants made after the effective date of the amendment, the restriction period shall lapse, and the restricted stock units shall vest, as to one-third (1/3) of the restricted stock units on each of the first, second and third anniversaries of the date of grant. In general, for grants made prior to the effective date of the amendment, the restriction period for the restricted stock units is the five-year period commencing on the date of grant, subject to earlier vesting under designated circumstances.
Each eligible director as of the first day of the Company’s fiscal year shall be granted an award of restricted stock units on November 15 of such fiscal year, with a grant date fair value of $180,000 and the chairman of the Board shall be granted an additional award of restricted stock units with a grant date fair value of $180,000 so long as the chairman is an eligible director on such day. The number of restricted stock units subject to the award shall be determined based on the average closing price of the Company’s common stock for the 30 trading days preceding the grant date, rounded down to the nearest RSU. Prorated awards will be granted as soon as administratively practical to persons who become an eligible director after the first day but before the last day of the Company’s fiscal year.
Administration
The Director Stock Plan is administered by the RNC or any successor committee or subcommittee that meets the independence requirements of the NYSE or any other applicable exchange on which the Class A Common Stock is listed.
Except as limited by law or the Bylaws, and subject to the provisions of the Director Stock Plan, the RNC (or any successor committee or subcommittee, as described above) has the authority under the Director Stock Plan to:
•determine the terms and conditions of awards in a manner consistent with the Director Stock Plan;

•construe and interpret the Director Stock Plan and any agreement or instrument entered into under the Director Stock Plan;
•establish, amend or waive rules and regulations for the Director Stock Plan’s administration;
•amend the terms and conditions of any outstanding award to the extent the amended terms are within the committee’s authority under the Director Stock Plan; and
•make all other determinations that may be necessary or advisable to administer the Director Stock Plan.
The Secretary of Company is authorized to implement the Director Stock Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes of the Stock Plan.
U.S. Federal Income Tax Consequences
The following is a general summary under current law of certain United States federal income tax consequences to the Company and participants who are citizens or individual residents of the United States relating to awards granted under the Director Stock Plan. This summary deals with the general tax principles that apply to such awards and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed. This summary is not tax advice and it does not discuss all aspects of federal taxation that may be relevant to the Company and participants. Accordingly, the Company urges each participant to consult his or her own tax advisor as to the specific tax consequences of participation in the Director Stock Plan under federal, state, local and other applicable laws.
Restricted Stock Units. A participant generally does not recognize income, and the Company generally will not be allowed a tax deduction, at the time a restricted stock unit is granted. When the restricted stock units vest and are settled for cash or shares, the participant generally will be required to recognize as income an amount equal to the fair market value of the shares or the amount of cash on the date of settlement, and the Company generally will be allowed a corresponding tax deduction at that time. Any gain or loss recognized upon a subsequent sale or exchange of the shares (if settled in shares) is generally treated as capital gain or loss for which we are not entitled to a deduction.
Proposal: Approval of an amendment and restatement of the Coty Inc. Stock Plan for Directors.
Recommendation: The Board recommends a vote FOR the proposal to approve an amendment and restatement of the Coty Inc. Stock Plan for Directors.
Vote Required: Approval of an amendment and restatement of the Coty Inc. Stock Plan for Directors requires the affirmative vote of a majority of the votes cast.

PROPOSAL NO. 4
APPROVAL OF ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION (SAY-ON-PAY)
In accordance with Section 14A of the Exchange Act, we are asking stockholders to vote, on a non-binding advisory basis, to approve compensation paid to our named executive officers. Executive compensation is disclosed in our “Compensation Discussion and Analysis” (“CD&A”) and the tables and text following the CD&A.
We believe that our compensation program is competitive, stimulates business growth through long-term incentives, and further aligns the named executive officers’ interests with those of the Company’s stockholders. We also believe that our compensation program is effectively designed to attract and retain high quality talent.
Proposal: In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the CD&A, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2026 Annual Meeting of Stockholders.

Recommendation: The Board recommends voting FOR the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the CD&A and related compensation tables and discussion in the Proxy Statement.
Vote Required: This advisory vote, commonly referred to as “Say-on-Pay”, requires the affirmative vote of a majority of the votes cast. The advisory proposal is not binding on our Board. However, our Board values our stockholders’ opinions and the RNC will take into account the outcome of the advisory vote when considering future named executive officer compensation. The Board has adopted a policy providing for annual “Say-on-Pay” advisory votes. Unless the Board modifies its policy on the frequency of holding “Say-on-Pay” advisory votes, the next “Say-on-Pay” advisory vote will occur in 2027.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This section of the Proxy Statement describes our executive compensation philosophy, objectives and design; our compensation-setting process; our executive compensation program components; and the decisions made for fiscal year 2026 with respect to the compensation of our named executive officers (“NEO”) for fiscal year 2026. Fiscal 2026 was a year of significant transformation and leadership change. While Coty advanced important portfolio and balance-sheet actions, financial performance did not meet expectations. Compensation outcomes reflected that result, including no APP payouts to eligible NEOs and no annual merit salary increases for incumbent NEOs. At the same time, the Board approved targeted, multi-year arrangements to secure leadership continuity and support execution of the Company’s transformation.
The RNC’s fiscal 2026 decisions were guided by four objectives: accountability for Company performance; alignment with long-term stockholder value; retention of critical leadership during a period of significant change; and clear, transparent disclosure of the rationale for material compensation decisions. In support of the Company’s transformation, a number of organizational and executive changes occurred during fiscal year 2026 and thereafter, including the appointment of an Interim Chief Executive Officer in January 2026 and a new Chief Financial Officer in September 2026. As a result, our NEOs for fiscal year 2026 who are the executive officers appearing in the Summary Compensation Table below, are:
•Markus Strobel, Interim Chief Executive Officer (serving since January 2026);
•Sue Nabi, former Chief Executive Officer (served from September 2020 to December 2025);
•Laurent Mercier, former Chief Financial Officer (served from February 2021 to August 2026);
•Kristin Blazewicz, Chief Legal Officer and General Counsel (serving since March 2020);
•Anna von Bayern, Chief Corporate Affairs Officer (serving since September 2020); and
•Gordon von Bretten, President, Consumer Beauty (serving since September 2026).*
* Mr. von Bretten is included as an NEO for fiscal year 2026 and appears in the Summary Compensation Table because he served as President, Consumer Beauty for a portion of the fiscal year. Mr. von Bretten served as a member of our Board of Directors from April 2024 to March 2026. Mr. von Bretten is not employed by the Company and serves pursuant to a secondment arrangement between the Company and an entity affiliated with JAB. See “Secondment Arrangement”. Under the secondment arrangement, the Company pays a fixed fee to the JAB-affiliated entity for Mr. von Bretten’s services, and the JAB-affiliated entity is responsible for Mr. von Bretten’s compensation. Mr. von Bretten did not participate in the Company’s fiscal year 2026 executive compensation arrangements, was not eligible for an APP award, and did not receive any Company equity awards during fiscal year 2026. Accordingly, unless otherwise specified, references in this CD&A to “employee NEOs” exclude Mr. von Bretten.

Fiscal 2026 Compensation Program Responsiveness and Pay-for-Performance Outcomes.
Following the 2025 Annual Meeting, the RNC considered the results of the 2025 Say-on-Pay advisory vote, stockholder feedback and the Company’s recent performance outcomes as part of its ongoing review of executive compensation. In fiscal 2026, the RNC focused on reinforcing accountability for performance outcomes, maintaining stockholder alignment and adapting the compensation program to the Company’s current operating environment. As described below, because the applicable Adjusted EBITDA threshold was not achieved, no APP awards were paid to eligible NEOs. The RNC also approved no annual merit salary increases for incumbent NEOs. For the fiscal 2026 annual equity cycle, the RNC evaluated whether a new three-year performance cycle for its performance restricted stock units (“PRSUs”) could be established while Coty was undertaking significant initiatives, including a transformation agenda, portfolio review, and leadership changes. The RNC concluded that given the heightened uncertainty that any long-term targets could quickly become disconnected from the underlying business and strategy, and therefore, for the fiscal 2026 annual cycle, cliff-vesting RSUs rather than PRSUs would be granted.
Following changes in RNC composition during the third quarter of fiscal 2026, the current RNC reviewed the fiscal 2026 compensation program and related disclosures in light of the Company’s recent performance, stockholder feedback and evolving leadership structure. The RNC recognizes the importance of performance-based long-term incentives in aligning executive pay with long-term stockholder value creation and will continue to evaluate the appropriate use and weighting of performance-based equity awards in future annual grant cycles.
Overview of Executive Compensation Philosophy & Objectives
The Company’s compensation programs for our employee NEOs are designed to attract, motivate and reward leaders who create value for the Company and its stockholders. Accordingly, the Company seeks to provide competitive compensation with components that:
•pay for performance by rewarding executives for leadership excellence and financial performance in line with the Company’s strategic goals; and
•align executives’ interests and risk orientation with the Company’s business goals and the interests of the Company’s stockholders.
Elements and Design of Executive Compensation
As our Company continues to operate in a challenging environment and has initiated a multi-pronged plan to improve operational and financial trends in fiscal year 2026 and beyond, we have continued to design our compensation program for employee NEOs to reinforce the link between individual reward, Company performance and long-term stockholder value creation. The RNC continues to align our executives’ interests with stockholder interests and to foster an ownership culture among our Executive Committee members, while retaining flexibility to adapt compensation design as business conditions and performance outcomes evolve.
The compensation program implemented in May 2023 for Sue Nabi, serving as CEO at that time, and in fiscal 2024 for the other employee NEOs, was designed to introduce a more balanced mix of short-term and long-term incentives linked to performance, including eligibility for annual cash incentive awards under the APP and annual PRSU component under the ELTIP, alongside service-based equity awards with long-term ratable vesting. Since adoption of that program, the Company has operated in a more challenging environment, and certain key financial performance metrics have not been achieved at target levels in recent periods. Against this backdrop, the RNC has continued to reassess the appropriate mix and design of executive compensation, including the use of time-based equity awards and the replacement of the fiscal year 2026 PRSU component with cliff-vesting RSUs. Key terms include:
•no increase in base salary;
•eligibility for annual cash incentive awards tied to performance metrics under our Annual Performance Plan (“APP”);
•service-vested long-term equity award under our Equity and Long-Term Incentive Plan, as from time to time amended (“ELTIP”), with graded vesting over five years for Executive Committee members, weighted towards the final years to promote a long-term ownership perspective an align executive interests with stockholders; and
•an annual PRSU component under our ELTIP, as originally contemplated by the 2023 program, tied to the achievement of cumulative performance over a three-year period, which for fiscal year 2026 was replaced for Executive Committee participants with cliff-vesting RSUs as described in more detail below.
We also provide certain benefits and perquisites in line with general practice in the country in which each employee NEO resides and certain payments in lieu of pensions.
The Company’s fiscal year 2026 standard executive compensation program applicable to the employee NEOs consisted of the following principal elements:

Compensation Element	Method for Establishing its Value	Form of Payment	Who Establishes Objectives and Participation
Base Salary	Compensation Peer Group analysis, adjusted, as applicable, to reflect merit-based increases. FY26: Employee NEOs did not receive any merit-based increases.	Cash	Except with respect to their own compensation, the Chief People & Purpose Officer (“CPPO”) and the CEO recommend, subject to RNC review and approval.
APP: Annual Incentive	Collective performance as defined by performance metrics applicable to each NEO. FY26: Employee NEOs did not receive APP bonus awards because the adjusted EBITDA threshold was not met.	Cash	Except with respect to their own compensation, the CPPO and the CEO recommend, subject to RNC approval of: (i) employee NEO participation level in and awards under the annual incentive program and (ii) corporate objectives. RNC determines performance against corporate objectives.
ELTIP: Long-Term Incentive	Compensation Peer Group analysis adjusted to reflect the total pool size and subjective review of employee NEO individual performance.	For employee NEOs Other than Strobel: One time grant in FY 2023 of RSUs with a five-year graded vesting period from the grant date. For Strobel: RSUs with three-year ratable vesting.	Except with respect to their own compensation, the CPPO and the CEO recommend target grant levels for each employee NEO, subject to RNC approval of: (i) target grant levels and (ii) evaluation of performance against target.
Performance Based Long-Term Incentive	For Employee NEOs other than Strobel: Performance metrics applicable to each NEO based on the Company’s performance against specified performance metrics.

For Strobel: Performance metrics based on specified share price improvements.
For Employee NEOs other than Strobel: Annual grant of PRSUs with 3-year cliff vest. FY26: Due to heightened uncertainty in establishing long-term targets, RSUs with three-year cliff vesting, awarded in lieu of PRSUs component.

For Strobel: Options vesting in full on December 29, 2028, subject to performance metrics.
Except with respect to their own compensation, the CPPO and the CEO recommend target grant levels for each employee NEO, subject to RNC approval of: (i) target grant levels and (ii) evaluation of performance against target.
The Company believes that the compensation program plays a key role in providing appropriate incentives to support disciplined execution, accountability and long-term value creation during a challenging operating environment. The program is designed so that compensation outcomes reflect performance results, including where performance metrics are not achieved.

Fiscal Year 2026 Compensation Decisions and Structure

Base Salary and Target Incentive Compensation Determinations
The RNC annually reviews each employee NEO’s target total direct compensation, which is comprised of annual base salary, target annual cash bonus and target annual equity-based compensation, target performance-based equity-based compensation (when applicable), as described in more detail below. These targets are generally based on a percentage of the employee NEO’s annual base salary and level and scope of responsibility and are reviewed regularly.
Competitive Compensation. Our compensation program for our employee NEOs is designed to provide competitive compensation that supports leadership continuity, stockholder alignment and long-term value creation. In establishing compensation for our employee NEOs, the RNC considers peer group and market-survey data as one input, including information provided by Willis Towers Watson regarding market percentiles, pay mix, reporting level, role scope, breadth of responsibilities and individual experience. The RNC uses this information as a reference point to assess the competitiveness of individual compensation elements and total direct compensation, but does not target any single percentile mechanically. Individual compensation decisions may vary based on Company performance, role scope, leadership needs, stockholder alignment, internal comparisons and other factors determined by the RNC.
Annual Salary Determination. We pay base salaries to provide employee NEOs with a secure, fixed base of cash compensation in recognition of individual responsibilities and job performance. Consistent with our pay-for-performance philosophy, base salary generally accounts for less than 25% of each employee NEO’s target total direct compensation opportunity. Salary levels are typically set and reviewed annually by the RNC and in connection with the appointment of a new executive. Salaries and any salary increases are approved by the RNC after a comparative analysis of base salaries for similar positions among the Compensation Peer Group. When determining base salaries, the RNC considers external competitive market conditions in addition to total direct compensation targets and personal performance and internal comparisons. In fiscal 2026, no salary increases were approved.
Annual Cash Bonus plan. Our annual cash bonus plan, the APP, is a key component that further incorporates performance philosophy into the compensation program for our employee NEOs. Our APP is designed to stimulate achievement of business results by linking highly performance-based, at-risk annual cash incentives up to a set maximum amount to the achievement of collective performance targets. In addition to establishing individual target percentages of annual salary for each eligible employee NEO, the RNC establishes collective performance metrics based on key business objectives that we believe drive Company performance and stockholder value. We generally believe that setting several, interdependent, enterprise-wide targets provides meaningful, measurable goals and aligns the APP with Company performance and value creation. We believe that the APP encourages, reinforces and rewards delivery of financial and operational performance that should directly impact stockholder value. The establishment of APP performance metrics and the determination of the achievement against those goals to establish the APP payout is described in greater detail below. In fiscal 2026, each employee NEO was eligible for APP.
Long-Term Incentive Equity Compensation. Long-term equity compensation is designed to align employee NEOs with stockholders by linking a significant portion of compensation to the value of the Company’s Class A Common Stock over time, and is granted under the ELTIP, which governs all equity awards granted to employees after its adoption in 2013. Generally, the RNC determines a target value and split (if applicable) for equity-based awards for each employee NEO generally based on role, market benchmarking, job scope, impact, leadership continuity and long-term value creation considerations. After assessing the individual performance of each employee NEO, the RNC determines whether to award the full target award. The number of units granted is calculated by dividing the target value by the average Class A Common Stock closing price over the 30-day period prior to the grant date.
The 2023 equity program for Laurent Mercier, Kristin Blazewicz and Anna von Bayern included one-time service-based RSU awards with five-year graded vesting and originally contemplated an annual PRSU component tied to cumulative three-year performance objectives. For fiscal year 2026, in light of the ongoing challenging operating environment and the difficulty in establishing long-term targets that would not become disconnected from the business and developing strategy, the RNC modified the equity grant design for Executive Committee participants by awarding cliff-vesting RSUs in lieu of PRSUs. These cliff-vesting RSUs were granted on December 22, 2025 and are scheduled to vest on October 19, 2028, subject to applicable vesting conditions and exceptions. Although the fiscal 2026 program did not include new PRSU awards, outstanding PRSUs for the July 1, 2024 through June 30, 2027 performance period remain subject to Adjusted Operating Income, net revenue LFL growth and ESG rating improvement metrics, weighted 60%, 30% and 10%, respectively.
Compensation Arrangements for Named Executive Officers
The individual compensation arrangements for our NEOs are described below. These arrangements include the appointment-related compensation for Markus Strobel; the employee NEO compensation arrangements for Kristin Blazewicz, Anna von Bayern and Laurent Mercier, including the 2023 equity program and fiscal year 2026 grant of cliff-vesting RSUs in lieu of PRSUs; the secondment arrangement for Gordon von Bretten; Sue Nabi’s separation arrangement; and Laurent Mercier’s transition arrangement.
Appointment of Markus Strobel as Executive Chairman and Interim Chief Executive Officer. On December 22, 2025, the Board appointed Markus Strobel to the position of Executive Chairman and Interim Chief Executive Officer, effective January 1, 2026. In connection with such appointment, Mr. Strobel and the Company entered into an employment agreement dated December 20, 2025, pursuant to which Mr. Strobel (i) is entitled to an annual base salary of $1,250,000 and (ii) was eligible for a one-time cash sign-on bonus of $940,000, paid on the first scheduled payroll date following June 30, 2026. Mr. Strobel is also eligible for a target annual bonus equal to 150% of his base salary, effective for the Company’s fiscal year ending June 30, 2027.
In connection with his appointment, on March 16, 2026, the Company granted Mr. Strobel appointment-related equity awards consisting of:
•1,351,352 RSUs, with a grant date fair value of $3,000,000, which will vest and settle in shares of the Company’s Class A Common Stock over 2.75 years on the following vesting schedule: (i) 33% on March 31, 2027, (ii) 33% on March 31, 2028, and (iii) 34% on December 31, 2028, in each case subject to Mr. Strobel’s continued employment through the applicable vesting date and applicable service-based vesting conditions; and
•6,000,000 stock options for shares of the Company’s Class A Common Stock, which are subject to both a service condition and a market condition and will vest in full on December 29, 2028, contingent upon Mr. Strobel’s continued service through such date and achievement of specified share price targets. 100% of the award will vest if the Company’s share price equals or exceeds $9.00 per share, and 50% of the award will vest if the share price equals or exceeds $5.56 per share.
In approving Mr. Strobel’s appointment-related compensation arrangement, the Board and the RNC considered stockholder feedback regarding executive compensation levels and pay-for-performance alignment, as well as the Company’s recent performance outcomes and ongoing transformation. The Board and the RNC also considered the overall compensation structure applicable to the prior Chief Executive Officer role and designed Mr. Strobel’s appointment-related compensation to reflect his interim role, the Company’s current circumstances and the objective of strengthening alignment between realizable pay and stockholder value creation. In particular, the stock option component was designed so that a significant portion of Mr. Strobel’s appointment-related equity opportunity would have realizable value only if the Company’s share price improves and stockholders benefit from increased equity value.
On August 17, 2026, the Board approved a new compensatory arrangement for Mr. Strobel, effective September 1, 2026. Under Mr. Strobel’s new compensation arrangement, Mr. Strobel will (i) receive an annual base salary of $1,600,000 (increased from $1,250,000) to be payable in euros; (ii) will be eligible for an incentive bonus under the Company’s annual bonus plan with a target annual bonus opportunity equal to 170% of his annual base salary (an increase from 150%) and (iii) will be eligible for an annual equity grant under the Company’s Equity Plan with a grant date fair value of $3,000,000. The annual equity grant to be awarded in October 2026 will be prorated by 50% in light of his sign-on awards in March 2026.
Ms. Blazewicz, Chief Legal Officer. On September 28, 2023, the RNC approved a compensatory arrangement for Ms. Blazewicz, effective October 1, 2023. Ms. Blazewicz is entitled to an annual base salary of $850,000, which remained unchanged for fiscal 2026. Ms. Blazewicz is eligible to participate in the APP with a target of 70% of her base salary, a maximum of 200%, and a minimum of 0% if certain threshold conditions are not achieved.
Ms. Blazewicz’s one-time long-term equity award granted in October 2023 had an annualized target value of $1,700,000 and was comprised of:
•a one-time award of 432,435 RSUs vesting as follows: 15% on October 19, 2024, 15% on October 19, 2025, 20% on October 19, 2026, 20% on October 19, 2027 and 30% on October 19, 2028, in each case subject to certain vesting conditions and exceptions including Ms. Blazewicz’s continued employment through the applicable vesting date. On each of October 19, 2024 and October 19, 2025, 15% of the award vested.
•an annual award of 86,487 PRSUs, which will fully vest on the third anniversary of the grant date, subject to the achievement of three-year performance objectives and subject to Ms. Blazewicz’s continued employment.
Pursuant to the October 2023 compensation arrangement, awards of 86,487 PRSUs were granted on each of October 19, 2023 and October 19, 2024, subject to the vesting terms described above. On December 22, 2025, in connection with the fiscal 2026 ELTIP grant for top leaders, Ms. Blazewicz received cliff-vesting 86,487 RSUs in lieu of the the fiscal 2026 PRSU award otherwise contemplated under the October 2023 compensation arrangement. The fixed number of PRSUs previously established for Ms. Blazewicz was replaced by the same number of cliff-vesting RSUs, which are scheduled to vest on October 19, 2028, subject to certain vesting conditions and exceptions, including Ms. Blazewicz’s continued employment through the vesting date.
On August 16, 2026, the RNC approved a new compensatory arrangement for Ms. Blazewicz in recognition of her continued leadership role during the Company’s ongoing transformation and broader executive leadership transition. In approving the arrangement, the Board considered the importance of continuity in the Company’s legal, governance, compliance and strategic execution functions during a challenging operating environment and period of significant organizational change. Ms. Blazewicz will be entitled to receive a bonus of $1,275,000, payable in two equal installments in July 2027 and July 2028, subject to continued employment on June 30, 2027 and June 30, 2028 and provided she has not resigned or been terminated for cause.
Ms. von Bayern, Chief Corporate Affairs Officer. On September 28, 2023, the RNC approved a new compensatory arrangement for Ms. von Bayern, effective October 1, 2023. Ms. von Bayern is entitled to an annual base salary in the amount of €800,000, which was unchanged for fiscal 2026. Ms. von Bayern is eligible to participate in the APP with a target of 70% of her base salary, a maximum of 200%, and a minimum of 0% if certain threshold conditions are not achieved.
Ms. von Bayern’s one-time long-term equity award granted in October 2023 had an annualized target value of $1,200,000 and was comprised of:
•a one-time award of 305,250 RSUs vesting as follows: 15% on October 19, 2024, 15% on October 19, 2025, 20% on October 19, 2026, 20% on October 19, 2027 and 30% on October 19, 2028, in each case subject to certain vesting conditions and exceptions including Ms. von Bayern’s continued employment through the applicable vesting date. On each of October 19, 2024 and October 19, 2025, 15% of the award vested.
•an annual award of 61,050 PRSUs, which will fully vest on the third anniversary of the grant date, subject to the achievement of three-year performance objectives and subject to Ms. von Bayern’s continued employment.
Under the October 2023 compensation arrangement, awards of 61,050 PRSUs were granted on each of October 19, 2023 and October 19, 2024, subject to the vesting terms described above. On December 22, 2025, in connection with the fiscal 2026 ELTIP grant for top leaders, Ms. von Bayern received cliff-vesting 61,050 RSUs in lieu of the fiscal 2026 PRSU award otherwise contemplated under the October 2023 compensation arrangement. The fixed number of PRSUs previously established for Ms. von Bayern was replaced by the same number of cliff-vesting RSUs, which are scheduled to vest on October 19, 2028, subject to certain vesting conditions and exceptions, including Ms. von Bayern’s continued employment through the vesting date.
Mr. Mercier, Chief Financial Officer (through August 31, 2026). On September 28, 2023, the RNC approved a compensatory arrangement for Mr. Mercier, effective October 1, 2023. He is entitled to an annual base salary in the amount of €825,000, which remained unchanged for fiscal 2026. Mr. Mercier is eligible to participate in the APP with a target of 70% of his base salary, a maximum of 200%, and a minimum of 0% if certain threshold conditions are not achieved.

Mr. Mercier’s one-time long-term equity award granted in October 2023 had an annualized target value of $2,200,000 and was comprised of:
•a one-time award of 559,625 RSUs vesting as follows: 15% on October 19, 2024, 15% on October 19, 2025, 20% on October 19, 2026, 20% on October 19, 2027 and 30% on October 19, 2028, in each case subject to certain vesting conditions and exceptions including Mr. Mercier’s continued employment through the applicable vesting date. On each of October 19, 2024 and October 19, 2025, 15% of the award vested.
•an annual award of 111,925 PRSUs, which will fully vest on the third anniversary of the grant date, subject to the achievement of the applicable three-year performance objectives and subject to Mr. Mercier’s continued employment.
Under the October 2023 compensation arrangement, awards of 111,925 PRSUs were granted on each of October 19, 2023 and October 19, 2024, subject to the vesting terms described above. On December 22, 2025, in connection with the fiscal 2026 ELTIP grant for top leaders, Mr. Mercier received cliff-vesting 111,925 RSUs in lieu of the fiscal 2026 PRSU award otherwise contemplated under the October 2023 compensation arrangement. The fixed number of PRSUs previously established for Mr. Mercier was replaced by the same number of cliff-vesting RSUs, which are scheduled to vest on October 19, 2028, subject to certain vesting conditions and exceptions, including Mr. Mercier’s continued employment through the vesting date and the terms of his transition arrangement (described below).
Mr. von Bretten, President, Consumer Beauty.Effective October 1, 2025, the Company entered into a secondment arrangement with an entity affiliated with JAB to obtain executive management services in connection with Mr. von Bretten’s role as President of Consumer Beauty. Under the secondment arrangement, Mr. von Bretten:
•provides services to the Company for a minimum period of one year, in exchange for a fixed fee of $1.3 million payable quarterly by the Company to the affiliated entity.
•received his annual compensation from JAB .
•did not participate in the 2026 compensation arrangements for the Company’s executive officers.
•did not receive equity compensation paid through performance-based equity awards or annual service-based long-term equity-based awards.
•was not eligible for a cash bonus under the APP.
Separation of Ms. Nabi. Ms. Nabi ceased to serve as the Company’s Chief Executive Officer, effective December 31, 2025 (the “Separation Date”). In connection with her departure, the Company and Ms. Nabi entered into a Separation Agreement (the “Separation Agreement”) on December 20, 2025. Pursuant to the Separation Agreement and the terms of her employment agreement, Ms. Nabi received a lump sum cash payment in lieu of notice of approximately $1,764,864, representing six months of base salary, which was paid prior to January 15, 2026. Pursuant to the Separation Agreement, approximately 2,083,333 restricted stock units relating to shares of the Company vested on January 2, 2026 which Ms. Nabi is entitled to pursuant to the terms of such awards. All other outstanding and unvested equity awards held by Ms. Nabi as of the Separation Date were forfeited. The Separation Agreement was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2025.
Transition Arrangements for Mr. Mercier. As part of a planned Chief Financial Officer succession, Laurent Mercier ceased serving as Chief Financial Officer on August 31, 2026. The Company entered into a Transition Agreement with Mr. Mercier under which Mr. Mercier will continue his employment as Strategic CEO Advisor during a transition period from September 1, 2026 through June 30, 2027 (“Transition End Date”). Mr. Mercier will continue to receive his annual base salary of €825,000 through the Transition End Date for his advisory services. During September and October 2026, Mr. Mercier will assist with the transition of his responsibilities and, beginning November 1, 2026, will be released from active duties while remaining available to provide transition-related advisory services. At Mr. Mercier’s option, the Transition End Date may be accelerated to a date no earlier than December 20, 2026, in which case he would receive a lump-sum payment equal to the salary otherwise payable through June 30, 2027. Mr. Mercier will not be eligible for any annual bonus or variable compensation with respect to fiscal years 2026 or 2027 other than a fixed one-time bonus of €290,000. Equity awards scheduled to vest in October 2026 will remain eligible to vest in accordance with their terms, and any equity awards that remain unvested after the Transition End Date will be forfeited. Following the Transition End Date, Mr. Mercier will be subject to a twelve-month non-competition covenant and will be entitled to receive the related contractual non-competition payments. Mr. Mercier also will be entitled to receive applicable contractual and collective bargaining severance benefits.
Effective September 1, 2026, Soraya Benchikh succeeded Mr. Mercier as Chief Financial Officer and principal financial officer of the Company.
Fiscal 2026 Annual Incentive Compensation Goals under the APP— Performance Metrics
We provide for the opportunity to earn annual incentive cash compensation awards under the APP. The APP is designed to stimulate achievement of business results by linking annual cash awards with the achievement of quantifiable performance measures.
Performance Metrics. The RNC developed potential APP awards based on the achievement of performance targets for fiscal year 2026 for Coty Inc. and determined which targets would be applicable to each employee NEO, subject to adjustment for a variety of items, including acquisition and disposition activity. Consistent with its general historical approach, the RNC considered fiscal year 2026 APP targets based on three financial performance metrics that focus on top-line growth, enhancing profitability and deleveraging the balance sheet. The RNC set these collective performance targets across several performance measures based on our internal planning and forecasting processes as well as a comparison to fiscal 2026 performance. Each performance measure is weighted, and targets for each performance measure are set at “minimum”, “below”, “target”, “exceeds” award levels. Performance metrics are presented on a “constant currency” basis, meaning that the exchange rates used for calculating these performance metrics are the rates used for fiscal year 2025 actual results so that they are measured on an absolute basis (at the prior year exchange rates) and the impact of exchange rate fluctuations is neutralized.
For APP purposes for fiscal 2026, the RNC determined that executive performance would be measured based on three financial metrics: (i) net revenue growth (on a like-for-like basis, adjusted for acquisitions and dispositions), (ii) $ EBITDA (calculated as absolute value of adjusted EBITDA) and (iii) free cash flow (representing the cash that Coty generated after cash outflows to support operations and maintain its capital assets for the 2026 fiscal year). In addition, APP awards are conditioned on meeting an absolute value of Adjusted EBITDA threshold so that no awards will be paid if the absolute value of the Adjusted EBITDA target is not met. These performance measures were selected because, among other things, the RNC, upon advice of management, believed at that time that they most accurately measured the Company’s performance in executing its business plan, with a focus on top line growth, margin expansion and cash flow generation. The RNC implemented the adjusted EBITDA absolute value metric due to the high level of uncertainty in fiscal year 2026 on net revenue growth. They were also intended to align incentives with a focus on the metrics that were considered most important to the business. While each target was considered achievable, a superior level of performance was required to receive an award above the target level.
The RNC has adopted performance metrics for the APP that are non-GAAP financial measures, which exclude certain items that the RNC believes are not reflective of the Company’s ongoing operating performance. The RNC believes these performance metrics more accurately reflect the Company’s underlying financial and operating results. For descriptions and a reconciliation of adjusted EBITDA, free cash flow, like-for-like net revenue, which are non-GAAP financial measures, to the most directly comparable GAAP financial measure, please see our earnings release for the fourth quarter and full year ended June 30, 2026 furnished as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2026.
Target APP awards for each employee NEO, were calculated as a percentage of such NEO’s base salary, ranging from 70% to 150% of each NEO’s base salary (as may be adjusted if the salary is changed during the fiscal year, and prorated over a partial year of service). For fiscal year 2026, this target award could be multiplied by a factor ranging from zero to 2.0 (200%) of such target award based on the level of performance attained against the performance metrics established under the APP, as shown in the tables below. In light of the relative importance of profitability improvement, only the achievement of above “target” in the $ EBITDA metric can drive the factor above 1.0 (100%) and capped at 2.0 (200%). Each employee NEO’s APP award is based solely on the Company’s achievement with respect to these financial performance criteria.
The RNC, upon the advice of management, selected these performance measures because it believed at that time that they were the most appropriate means to incentivize and measure achievement of our objectives. We believe that the APP encourages, reinforces and rewards delivery of financial and operational performance that should directly impact stockholder value. Our collective performance targets for Coty Inc. and each employee NEO under the APP are set forth below in “Fiscal Year 2026 Performance Targets under the APP”.

Fiscal Year 2026 Performance Targets under the APP
Coty Inc. Fiscal Year 2026 Performance Targets(1)
(applicable to All NEOs)
USD $M

	Minimum	Below Target	Target	Exceeds Target	Actual
Net Revenue Growth (LFL)(1)	(2.0)%	(1.0)%	0%	_	(1.5%)
Performance Factor	0.60	0.80	1.00	_	0.60
$ EBITDA (Absolute Value- Adjusted) ($) If $ EBITDA below $1,070 M, no bonus	1,070.00	1,085.00	1,090.00	1,120.00	$ EBITDA below threshold
Performance Factor	0.60	0.80	1.00	2.00	0.60
Free Cash Flow ($) (in millions)	300	325	350	_	348
Performance Factor	0.60	0.80	1.00	_	0.60
Total Payout Factor					0

(1) Net Revenue Growth (LFL), Adjusted EBITDA, and Free Cash Flow are each a non-GAAP measure.
Once the performance levels were determined, a multiplier score was then established. To determine the final APP award, the score is multiplied by the NEO’s target bonus percentage and annual base salary. The example below illustrates the calculation:
Illustrative Example of APP Bonus Calculation. Assume an NEO has an annual base salary of $500,000 and an annual APP target set at 70% of her base salary and that her APP award is based on the Company’s performance for the fiscal year, which results in an APP factor score of 105%.
Based on these facts, the NEO’s APP award would be $367,000. The NEO’s APP award could have ranged from $0, if her total APP factor was zero, to $700,000 if her total APP factor was 2 (200%).
The formulas below illustrate the calculation:
APP Factor: 105%
Final APP Award: $500,000 x 0.70 x 1.05 = $ 367,500

Total Cash Compensation: $500,000 + $367,500 = $867,500
Fiscal Year 2026 APP Evaluation and Bonus Determination
After fiscal year 2026 was completed, the RNC assessed net revenue growth (LFL), $ EBITDA and free cash flow performance to determine APP awards for the 2026 fiscal year. The RNC also set an aggregate amount available for payment of APP awards based on collective financial performance. Performance was measured against each of the established Coty Inc. targets. In its review of performance, the RNC determined whether performance meets targets set at “minimum”, “below”, “target”, “exceeds” award levels. If actual performance was between two award levels, the factor would be calculated pro rata between the two award levels based on actual performance.
The collective factor for Fiscal Year 2026 was zero because the minimum $ EBITDA threshold was not met. As a result, no APP awards were paid to the NEOs for Fiscal Year 2026.
Fiscal Year 2026 Long-Term Equity Compensation
Annual Awards. The size of the total pool for equity-based awards to our employees as a whole under the ELTIP (including the employee NEOs) is based on the total number of employees and their target or notional grants for their respective job levels. The RNC determined that the maximum number of RSU awards available for the annual grant in fiscal year 2026 was a total pool valued at $43,300,000, based on the total number of employees and their target or notional grants for their respective job levels. When deciding whether to award annual grants, the RNC considers the collective performance of Coty Inc. during the fiscal year on which the awards are based and, where applicable, an employee’s individual performance in the fiscal year. As described above, all long-term equity awards granted to our Executive Committee NEOs in fiscal year 2026 were awarded in the form of RSUs with three-year cliff vesting subject to vesting conditions and exceptions. The specific awards for the NEOs are shown in the table under the heading “Fiscal Year 2026 Grants of Plan-Based Awards”. When dividends on our Class A Common Stock are paid, dividend equivalent rights are accrued on the RSUs and are paid in cash upon vesting; the Board suspended the payment of dividends on our Class A Common Stock in April 2020.
Grant Timing
The RNC considers several factors when determining long-term incentive awards for each NEO. Notional grants or target awards are established for each role. Then, these target awards may be adjusted based on the RNC’s determination of the total pool size and, in extraordinary circumstances, its review of the NEO’s individual overall performance during the fiscal year. There is no relationship between the timing of the granting of awards and our release of material non-public information.
Grant Practices Specific to Stock Option Awards. During fiscal year 2026, Mr. Strobel received a one-time grant of stock options in connection with his appointment as Executive Chairman and Interim Chief Executive Officer. No other NEO received any grants of stock options, stock appreciation rights or similar equity awards that include an exercise price during fiscal year 2026. Other than Mr. Strobel’s one-time appointment-related option grant, the Company has not granted option awards to employees, including NEOs, since fiscal year 2020. The Company does not currently expect to grant option awards as part of its regular annual equity compensation program; however, option awards may be used in connection with appointment-related compensation arrangements, including the option grant contemplated by the employment agreement for Soraya Benchikh, the Company’s new Chief Financial Officer, which is expected to be granted at a future date when the Company’s trading window is open for grants. The exercise price of any option award will be equal to the fair market value of the Company’s Class A Common Stock on the grant date, and the timing of any such award will not be coordinated with the release of material non-public information.
Additional Executive Compensation Information
We believe our NEO compensation program follows best practices with respect to corporate governance and risk management, and includes the following principles:
Stock ownership and retention guidelines. As described above, we strongly believe in encouraging stock ownership by our NEOs and have adopted stock ownership guidelines that apply to our executives and directors for so long as they serve as executives or directors. These guidelines provide that, after a five-year phase-in period, the

Chief Executive Officer and the other members of the Executive Committee should invest in our shares in an amount equal to or exceeding a multiple of five and three times their annual base salary, respectively, and, in the case of our non-employee directors, three times his or her annual cash retainer. If a participant fails to achieve initial compliance within the phase-in period, the RNC may decide that the participant is ineligible to receive equity grants until the guidelines are met. Although the phase-in period has not concluded as of fiscal 2026 for each of our executives and directors, a majority of executives and directors subject to these guidelines have achieved initial compliance, and for those who have not, there is no reason to believe that they will not be in compliance.
Hedging transactions prohibited. Our insider trading policy prohibits directors, officers and employees from engaging in short sales, derivatives trading and hedging involving Company securities. The policy also generally prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan, subject to limited grandfathered exceptions for certain purchases under the Company’s legacy Elite Program, an employee stock option matching program that is no longer active.
No tax gross-ups. Any personal income taxes due as a result of compensation and/or perquisites are generally the responsibility of the NEOs. We do not provide tax gross-ups for golden parachute excise taxes.
Incentives do not encourage excessive risk taking. We believe that our compensation program does not contain features that could potentially encourage excessive risk taking. The RNC also considers risk management in overseeing our executive compensation program, including whether plan design, performance measures, payout caps, equity vesting and other governance features appropriately balance incentives for performance with long-term stockholder value creation. In addition, we continue to utilize multiple performance measures under the APP applicable to senior leaders to reduce the risk of over concentration on a single business or financial metric. Our RSUs and other equity granted to our NEOs generally vest over a five-year graded or three-year cliff period tied to continued employment with the Company, and in the case of PRSUs a three-year cliff vest tied to the achievement of long-term performance objectives. Management has sizable unvested stock positions relative to their income, which together encourage focus on the long-term value of our stock, aligns management’s and stockholders’ interests and discourages excessive risk taking to optimize short-term and non-sustainable performance.
No backdating or repricing of stock options. In fiscal year 2026, the annual equity grants were made in October 2025. Equity awards, including stock options, are never backdated. In addition, our equity incentive plans prohibit repricing of stock options and issuing stock options at below-market exercise prices, unless otherwise approved by our stockholders.
Independent external experts engaged for executive compensation information. Each year since fiscal year 2010, the RNC has engaged an independent external expert to provide information with respect to executive compensation.
Limited perquisites. NEO perquisites are reasonable and generally represent no more than 3.0% of each NEO’s total target compensation. See “Benefits and Perquisites” below.
Double-trigger equity vesting upon a change in control. All active equity compensation plans and programs that provide for additional or accelerated payment or fully accelerated vesting in connection with a change in the control of the Company, including the ELTIP, require a “double-trigger”, which means that accelerated vesting of equity awards issued under the ELTIP will only occur upon a termination of employment in connection with a change in control and not simply as a result of the completion of a change in control transaction. Upon the occurrence of such events, the award vests in full.
Clawback Policy. We adopted a Clawback Policy in fiscal 2020 and amended the policy in 2023 to reflect the adoption of SEC rules. Under our amended Clawback Policy, we may recoup incentive compensation paid to a Section 16 officer in the event an accounting restatement occurs as a result of material noncompliance under any financial reporting requirements. If the restated results would have afforded a lower incentive payout, the Board may, in its discretion, seek reimbursement of the difference for the three-year period preceding the restated period. Recoupment can include cancellation of unvested equity awards. With respect to fraud or willful misconduct, our amended Clawback Policy is unchanged from the original Clawback Policy adopted in 2020, which requires the clawback of any cash or equity incentive compensation for the three-year period preceding the restated period. Our amended policy applies to a broader group of executives and a broader definition of incentive compensation than the standards required by the Clawback Rules. A copy of our Clawback Policy was filed as Exhibit 97.1 to our Annual Report on Form 10-K for the year ended June 30, 2024.
The Company has not made any accounting restatements requiring disclosure pursuant to Item 402(w) of Regulation S-K.
Insider Trading Policy. The Company has adopted an Insider Trading Policy governing the purchase, sale and other dispositions of the Company’s securities by its directors, officers, employees and contractors that the Company believes is reasonably designed to promote compliance with insider trading laws, rules and regulations (including both U.S. securities laws and the EU Market Abuse Regulation) and the listing standards applicable to the Company. A copy of our insider trading policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended June 30, 2024.
Competitive Compensation and Peer Group Rationale
In establishing compensation for our employee NEOs, we consider the compensation practices, structures and terms (such as the length and nature of applicable vesting periods and the mix of performance-vested and time-vested awards) of the Compensation Peer Group. The RNC uses this information as a reference point to assess the competitiveness of individual compensation elements and total compensation, but does not target any single percentile mechanically. Individual compensation decisions may vary based on Company performance, role scope, leadership needs, stockholder alignment, internal comparisons and other factors determined by the RNC. Actual total direct compensation reported may also vary due to currency fluctuations.
The Compensation Peer Group consists of companies that compete directly with us for executive talent and compete with us in the marketplace for business and investment opportunities, while also reflecting the global footprint and complexity of the Company’s strategic, operational and financial transformation. In light of the Company’s ambitious strategic agenda, the RNC believes that comparators based on these characteristics are more meaningful than revenue or market capitalization alone. In reviewing fiscal year 2026 compensation, the RNC considered a Willis Towers Watson competitiveness study based on the Company’s specific peer group and market-survey data, including market percentiles, pay mix, individual experience, reporting level, role scope and breadth of responsibilities. The RNC reviews peer group data as a reference point rather than as a formulaic determinant of compensation outcomes and considers size-adjusted benchmarking information together with Company performance, individual role scope, leadership needs and stockholder alignment.
The RNC periodically reviews the companies included in the Compensation Peer Group, including in consultation with an independent external compensation expert. Our Compensation Peer Group used for compensation decisions in fiscal year 2026 included the following companies:

Beiersdorf	L’Oreal
Colgate-Palmolive Company	The Procter and Gamble Company
The Estée Lauder Company, Inc.	Puig
Kenvue	Sephora (a subsidiary of LVMH)
Kering	Ulta Beauty, Inc.
LVMH Moet Hennessy - Louis Vuitton SE	Unilever PLC
No changes were made to the Compensation Peer Group in fiscal 2026, following the changes implemented the previous year to include companies with a lower range of annual revenues. Accordingly, the Compensation Peer Group included companies with a broad range of annual revenues, ranging from $5.6 to $80 billion, with a median of approximately $17.7 billion. Benchmarking of compensation was size adjusted to reflect our annual net revenues of approximately $5.8 billion in fiscal 2026. Starting in fiscal 2027, the RNC has determined that it will exclude the largest peers (those with revenues above approximately $20 billion) for NEO benchmarking and, for other senior executives, benchmark against the relevant business-units of those peers.

Benefits and Perquisites
General. In general, our employee NEOs participate in the same benefit plans generally available to our employees in the home country in which the employee NEO resides. These benefit plans include health insurance, life insurance and disability coverage. Employee NEOs receive the same coverage as the rest of our employees, with the exception of healthcare coverage that is provided through a specific international health insurance plan.
Perquisites. We provide employee NEOs with reasonable perquisites on an individual basis. Perquisites generally represented no more than 3.0% of each employee NEO’s total compensation. All perquisites with an aggregate value of at least $10,000 received by an NEO are detailed in the footnotes to the Summary Compensation Table. The perquisites generally include car allowances to the extent deemed necessary for business purposes and relocation assistance. In addition, for purposes of security, productivity, and efficiency, since January 2024, the Company has maintained an arrangement with NetJets for the use by the CEO of chartered aircraft for business travel. Employees are permitted to accompany the CEO on the Company chartered aircraft solely for business purposes with prior authorization by the CEO. The CEO was also eligible to use the Company chartered aircraft for personal travel and permitted to be accompanied by guests. The CEO is wholly responsible for the tax consequences related to any personal use of Company chartered aircraft. The Company did not provide gross-ups or other tax protection related to the personal use of chartered aircraft. In fiscal 2026, neither Ms. Nabi nor Mr. Strobel utilized this perquisite for personal travel or travel by their respective guests.
Retirement Plans. We provide retirement benefits to our employee NEOs in the United States and other relevant countries through our local retirement plans.
Potential Payments upon Termination of Employment. The employment agreements with our employee NEOs and our compensation plans provide for certain payments and incremental benefits if an employee NEO’s employment is terminated under certain circumstances. There are no tax gross-ups provided in connection with these payments or incremental benefits. These payments and incremental benefits are discussed in “—Potential Payments upon Termination or Change-in-Control”.
Employment Agreements
We have entered into employment agreements with each of our NEOs, except Mr. von Bretten who is a secondee. The employment agreements are described in “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements”.
Tax and Accounting Implications
The exemption excluding certain performance-based compensation from the deductions limits under Section 162(m) of the Internal Revenue Code for compensation paid to the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) was eliminated, effective for taxable years beginning after December 31, 2017. Therefore, compensation paid to our covered executive officers in excess of $1,000,000 would not be deductible unless it is payable pursuant to a legally binding arrangement in place as of November 2, 2017 under which, prior to the change in tax law, the compensation would have been deductible.
Our compensation programs are intended to maximize the deductibility of the compensation paid to our NEOs to the extent that we determine deductions are available, particularly in the United States, and in our best interests and to further advance organizational growth while providing competitive compensation.
While the RNC is mindful of the potential benefit to the Company of the full deductibility of compensation, the committee believes that the Company should maintain the flexibility to compensate our NEOs in a manner that can best promote the Company’s objectives. The RNC intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and its stockholders.
Independent External Experts Engaged by the Remuneration and Nomination Committee
The RNC has engaged independent external experts to provide information with respect to our executive compensation.

The independent external expert reports directly to the RNC, with input from certain members of senior management. All decisions with respect to the amount and form of NEO compensation under our executive compensation programs are made solely by the RNC and may reflect factors and considerations other than the information provided by the independent external expert.
In fiscal year 2026, the RNC engaged Willis Towers Watson to provide information regarding competitive compensation peer group and compensation benchmarking data for NEO’s and executive-level positions, as well as information about market practices for equity compensation and plan governance, and compensation risk-analysis support. The RNC assessed the independence of Willis Towers Watson and concluded that Willis Towers Watson is independent and no conflict of interest exists that would prevent Willis Towers Watson from providing this information to the RNC.
Stockholder Engagement
Role of “Say-on-Pay” Advisory Vote on Executive Compensation
We provided stockholders a “Say-on-Pay” advisory vote on the compensation of our NEOs under Section 14A of the Exchange Act. At our 2025 Annual Meeting of Stockholders, approximately 76.0% of the votes cast for approval of the “Say-on-Pay” advisory vote. Following the vote, the RNC considered the vote result, stockholder feedback and recent performance outcomes as part of its ongoing review of executive compensation. In fiscal 2026, the RNC focused on reinforcing accountability for performance outcomes, maintaining alignment with stockholders and adapting the compensation program to the Company’s current operating environment. Our Say on Pay votes have averaged approximately 82.0% support for the last three years and approximately 84.0% for the last ten years. We believe these results indicate that our shareholders are generally supportive of our overall compensation program. Our RNC will continue to consider input from stockholders, including through advisory votes on executive compensation, in making compensation decisions and reviewing executive compensation programs and policies.
Regular Engagement. The RNC also considers many other factors in evaluating our executive compensation programs as discussed in this CD&A, including the RNC’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of peer group and survey data, each of which is evaluated in the context of the RNC’s fiduciary duty to act in stockholders’ best interests. We will continue to reach out to investors and to consider the outcome of say-on-pay votes when making future compensation decisions for our executives and as we implement our 2027 executive compensation program.
REMUNERATION AND NOMINATION COMMITTEE REPORT
The Remuneration and Nomination Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis (this “CD&A”) with management and based on such review and discussions has recommended to the Board of Directors of the Company that this CD&A be included in the Company’s Proxy Statement on Schedule 14A for the 2026 Annual Meeting of Stockholders.
The Remuneration and Nomination Committee
Robert Kunze-Concewitz, Chair
Patricia Capel
Maria Carla Liuni

Summary Compensation Table
The following table sets forth information regarding fiscal year 2024, 2025 and 2026 compensation for our NEOs. Columns otherwise required by SEC rules are omitted where there is no amount to report.

Name & Title*	Fiscal Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(1)(3)	Total Compensation ($)(1)(4)
Markus Strobel, Interim Chief Executive Officer	2026	478,358	—	6,720,001	3,720,000	—	170,500	11,088,860
	2025	—	—	—	—	—	—	—
	2024	—	—	—	—	—	—	—

Laurent Mercier, Chief Financial Officer	2026	962,541	—	351,445	—	—	39,100	1,353,085
	2025	903,212	—	861,823	—	—	102,002	1,867,036
	2024	910,548	—	6,467,027	—	661,494	154,373	8,193,442

Kristin Blazewicz, Chief Legal Officer	2026	850,000	—	271,569	—	—	49,495	1,171,064
	2025	850,100	—	665,950	—	—	53,602	1,569,652
	2024	786,538	—	4,997,219	—	588,000	57,857	6,429,615

Anna von Bayern, Chief Corporate Affairs Officer	2026	933,372	—	191,697	—	—	111,985	1,237,054
	2025	866,487	—	470,085	—	—	105,315	1,441,887
	2024	861,032	—	3,527,469	—	641,449	91,153	5,121,103

Gordon von Bretten, President, Consumer Beauty	2026	—	—	—	—	—	1,300,000	1,300,000
	2025	—	—	—	—	—	—	—
	2024	1,058,748	—	2,899,997	—	—	51,963	4,010,709

Sue Nabi, Former Chief Executive Officer	2026	1,762,757	—	—	—	—	1,878,427	3,641,184
	2025	3,529,800	—	16,041,664	—	—	119,869	19,691,333
	2024	3,529,800	—	—	—	3,706,290	14,489	7,250,579

(1)	The salary for each of Messrs. Mercier and Strobel and Mses. Blazewicz, Nabi, and von Bayern reflects the amount of their annual salary paid in fiscal year 2026 during their periods of service to the Company. Ms. von Bayern and Messrs. Mercier and Strobel were paid in Euros. Mses. Nabi and Blazewicz were paid in U.S. dollars. Exchange rates for fiscal year 2026 compensation are calculated using the average monthly exchange rate during the fiscal year. Compensation for Mr. von Bretten in 2026 reflects solely the amount paid by the Company pursuant to the Secondment Arrangement and compensation in 2024 reflects his service as Chief Transformation Officer which ended as of March 31, 2024.
(2)
Amounts represent the grant date fair value of the RSUs granted in each year, in each case calculated in accordance with FASB ASC Topic 718. See Note 21, “Share-Based Compensation Plans” in the notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2026 for certain assumptions used to calculate the valuation.

(3)
Amounts shown in the All Other Compensation column for fiscal year 2026 include the following:
(a) For Mr. Strobel, a French-qualified relocation allowance (prime d'impatriation) of $145,837, reimbursement for tax services associated with tax obligations across multiple jurisdictions in the amount of $15,913, and a car allowance in the amount of $8,750;
(b) For Mr. Mercier, employer contributions to the international healthcare plan for executives in the amount of $3,590 and reimbursement for tax services associated with tax obligations across multiple jurisdictions in the amount of $22,731, and a car allowance in the amount of $12,779;
(c) For Ms. Blazewicz, employer contributions of $46,500 under the Company’s 401(k) Savings Plan, a defined contribution plan and reimbursement for tax services in the amount of $2,995;
(d) For Ms. von Bayern, a car allowance in the amount of $25,201, cash payments in the amount of $85,309 reflecting employer contributions related to the Italian defined contribution plan, and reimbursement for tax services of $1,475;
(e) For Mr. von Bretten, amounts reflect the payments made by the Company under the Secondment Arrangement. Mr. von Bretten’s compensation for service on the Board during July 1, 2025 through March 18, 2026 is set forth under “Director Compensation”; and
(f) For Ms. Nabi, employer contributions to the international healthcare plan for executives in the amount of $4,124, a reimbursement for tax services associated with tax obligations across multiple jurisdictions in the amount of $50,313, a mobility allowance in the amount of $59,125, and a severance payment of $1,764,864 (See “Potential Payments upon Termination or Change-in-Control” for information on the severance payment).

(4)	For fiscal year 2026, amounts represent the grant date fair value of Options awarded under the ELTIP to Mr. Strobel. Amounts are calculated in accordance with FASB ASC Topic 718. See Note 21, “Share-Based Compensation Plans” in the notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2026 for certain assumptions used to calculate the valuation.

Fiscal Year 2026 Grants of Plan-Based Awards
The following table and footnotes provide information on all grants of plan-based compensation under the Company’s plans made to NEOs during fiscal year 2026.

Name	Grant Date	Estimated Future Payments under Non-Equity Incentive Plan Awards (1) ($)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

		Minimum	Target	Maximum
Markus Strobel	3/16/2026	—	—	—	1,351,352	—	—	3,000,001
	3/16/2026	—	—	—	—	6,000,000	2.22	13,320,000

Laurent Mercier	12/22/2025	—	—	—	111,925	—	—	351,445

Kristin Blazewicz	12/22/2025	—	—	—	86,487	—	—	271,569

Anna von Bayern	12/22/2025	—	—	—	61,050	—	—	191,697

Gordon von Bretten	—	—	—	—	—	—	—	—

Sue Nabi	—	—	—	—	—	—	—	—

(1)	Represents the range of possible payments under the APP, our annual cash incentive program, based on each NEO’s base salary and APP target during the performance period. Because no awards are payable under the APP for fiscal 2026, no amounts are shown in this table.
(2)
Represents for Mr. Strobel, the annual long-term incentive compensation awards under the ELTIP on March 16, 2026 of:
•RSUs that will vest ratably 33.33% on March 16, 2027, 33.33% on March 16, 2028 and 33.334% on December 29, 2028, subject to certain vesting conditions and exceptions; and
•Options that are exercisable on December 29, 2028 subject to the achievement of certain stock price performance thresholds measured by the volume weighted average closing price per share during the five trading days immediately preceding December 29, 2028, as follows: 100% upon the achievement of a share price equal to $9.00 per share and 50% vesting upon achievement of a share price equal to $5.56 per share, with vesting between the thresholds determined by linear interpolation, and subject to certain other vesting conditions and exceptions.

Represents for Mr. Mercier and Mses. Blazewicz and von Bayern, the annual long-term incentive compensation awards under the ELTIP on December 22, 2025 of RSUs which will fully vest on December 22, 2028 subject to certain vesting conditions and exceptions.

Ms. Nabi did not receive an annual long-term incentive compensation awards under the ELTIP in fiscal year 2026.

See “Compensation Discussion and Analysis — Fiscal Year 2026 Compensation Decisions and Structure — Fiscal Year 2026 Long-Term Equity Compensation”.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
The material terms of each NEO’s current employment arrangements are described below and under “Potential Payments upon Termination or Change-in-Control—Certain Additional Payments”, below:
Markus Strobel. Under his employment agreement, Mr. Strobel has served as our Interim Chief Executive Officer since January 1, 2026. The employment agreement provides for annual base compensation and an annual incentive opportunity during his service as Interim Chief Executive Officer, as well as specified equity awards subject to the terms of the applicable equity plan and award documentation, and provides that the Board may review and amend the terms of the annual bonus plan and establish the applicable performance objectives and methodology for determining any award. Mr. Strobel is entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in his employment agreement. Mr. Strobel does not receive any additional compensation for his service as a director. Mr. Strobel agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition restrictions that will continue in effect for 12 months and non-solicitation restrictions that will continue in effect for 18 months following his employment with the Company.
Laurent Mercier. Under his employment agreement, Mr. Mercier served as our Chief Financial Officer until September 1, 2026. The employment agreement provided that his base salary, bonus opportunities and long-term incentive awards were reviewed and set by the Board or a committee thereof. Mr. Mercier was entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in his employment agreement. On August 17, 2026, Mr. Mercier ceased serving as Chief Financial Officer effective September 1, 2026. On September 1, 2026, the Company entered into a Transition Agreement with Mr. Mercier (“Transition Agreement”) under which Mr. Mercier will continue his employment as a strategic advisor to the Interim CEO during a transition period from September 1, 2026 until the earlier of his last day of employment or June 30, 2027 (“Transition End Date”). Mr. Mercier will continue to receive his annual base salary through the Transition End Date for his advisory services. Mr. Mercier will not be eligible for any annual bonus or variable compensation with respect to fiscal years 2026 or 2027 other than a fixed one-time bonus of €290,000. Equity awards scheduled to vest in October 2026 will remain eligible to vest in accordance with their terms, and any equity awards that remain unvested after the Transition End Date will be forfeited. Under the original employment agreement, Mr. Mercier agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions, that continue in effect for 12 months following his employment with the Company. Mr. Mercier also will be entitled to receive applicable contractual and collective bargaining severance benefits.

Kristin Blazewicz. Under her employment agreement, Ms. Blazewicz is our Chief Legal Officer and General Counsel. The employment agreement provided that her base salary, bonus opportunities and long-term incentive awards would be reviewed and set by the Board or a committee thereof. Ms. Blazewicz is entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in her employment agreement. Ms. Blazewicz agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that continue in effect for six months following her employment with the Company, which period was extended to 12 months effective July 1, 2024.
Anna von Bayern. Under her employment agreement, Ms. von Bayern is our Chief Corporate Affairs Officer. The employment agreement provided that her base salary, bonus opportunities and long-term incentive awards would be reviewed and set by the Board or a committee thereof. Ms. von Bayern is entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in her employment agreement. Ms. von Bayern agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that continue in effect for 12 months following her employment with the Company.
Gordon von Bretten. Mr. von Bretten is our President of Consumer Beauty. Mr. von Bretten is serving pursuant to a secondment arrangement, pursuant to which Mr. von Bretten provides executive services to the Company for a minimum period of one year, in exchange for a fixed fee payable by the Company to a JAB affiliated entity. The JAB affiliated entity is responsible for paying the annual compensation to Mr. von Bretten. The arrangement can be extended by mutual agreement. As a secondee, Mr. von Bretten did not participate in the 2026 compensation arrangements for executive officers.
Sue Nabi. In connection with her separation, the Company and Ms. Nabi entered into a separation agreement (the “Nabi Separation Agreement”) on December 20, 2025. Pursuant to the Nabi Separation Agreement, Ms. Nabi was entitled to receive a lump sum cash payment in lieu of notice of approximately $1,764,864, representing six months of base salary, to be paid prior to January 15, 2026. The Nabi Separation Agreement further provides for the vesting of approximately 2,083,333 restricted stock units relating to shares of the Company on January 2, 2026, which Ms. Nabi is entitled to pursuant to the terms of such awards. All other outstanding and unvested equity awards held by Ms. Nabi as of the December 31, 2025 separation date were forfeited. In exchange for these separation benefits, Ms. Nabi provided a general release of claims against the Company and reaffirmed certain existing restrictive covenants, including confidentiality and non-solicitation obligations.
Grants of Plan-Based Awards: Annual Equity Awards
Annual equity awards are described and calculated as set forth above in “Compensation Discussion and Analysis—Fiscal Year 2026 Long-Term Equity Compensation”.

Outstanding Equity Awards at 2026 Fiscal Year End
The following table shows outstanding equity awards held by the NEOs (other than Mr. von Bretten) as of June 30, 2026, the last day of our fiscal year. The market value of the shares of unvested RSUs is determined by multiplying the number of outstanding awards by $2.16 which was the closing price of our Class A Common Stock on June 30, 2026, the last trading day of our fiscal year. The market value does not reflect, nor in any way assures, that the amounts will correspond to the actual value that will be recognized by the NEOs upon vesting. Information for Mr. von Bretten’s awards during the fiscal year under the Director Stock Plan is presented under “Director Compensation.”)

NEO	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
		6,000,000	(1)		$2.22	3/16/2036
Markus Strobel							1,351,352	(2)	2,918,920

							111,925	(3)	241,758
							111,925	(4)	241,758
Laurent Mercier							391,738	(5)	846,154
							111,925	(6)	241,758

							86,487	(3)	186,812
Kristin Blazewicz							86,487	(4)	186,812
							302,705	(5)	653,843
							86,487	(6)	186,812

							61,050	(3)	131,868
							61,050	(4)	131,868
Anna von Bayern							213,675	(5)	461,538
							61,050	(6)	131,868

Sue Nabi (7)

(1)	Represents Options granted under the ELTIP to Mr. Strobel on March 16, 2026 which exercisable on December 29, 2028 subject to the achievement of certain stock price performance thresholds measured by the volume weighted average closing price per share during the five trading days immediately preceding December 29, 2028, as follows: 100% upon the achievement of a share price equal to $9.00 per share and 50% vesting upon achievement of a share price equal to $5.56 per share, with vesting between the thresholds determined by linear interpolation, and subject to certain other vesting conditions and exceptions.
(2)	Represents RSUs granted under the ELTIP to Mr. Strobel on March 16, 2026 with graded vesting over three years, 33.33% on March 16, 2027, 33.33% on March 16, 2028 and 33.334% on December 29, 2028, subject to certain vesting conditions and exceptions.

(3)
Represents RSUs granted under the ELTIP on December 22, 2025 with graded vesting over three years on the following vesting schedule: 1/3 on the first anniversary of the date of grant, 1/3 on the second anniversary of the date of grant and 1/3 on the third anniversary of the date of grant, subject to certain vesting conditions.

(4)
Represents PRSUs granted under the ELTIP on October 19, 2024 that will fully vest on September 1, 2027 subject to the achievement of three-year performance objectives and subject to certain vesting conditions.

(5)
Represents RSUs granted under the ELTIP on October 19, 2023 with graded vesting over five years on the following vesting schedule: (i) 15% of the RSU Award on October 19, 2024, (ii) 15% of the RSU Award on October 19, 2025, (iii) 20% of the RSU Award on October 19, 2026, (iv) 20% of the RSU Award on October 19, 2027; and (v) 30% of the RSU Award on October 19, 2028, subject to certain vesting conditions.

(6)	Represents PRSUs granted under the ELTIP on October 19, 2023 that will fully vest on October 19, 2026 subject to the achievement of three-year performance objectives and subject to certain vesting conditions.
(7)	In connection with Ms. Nabi’s separation from the Company, Ms. Nabi forfeited a total of 9,375,000 unvested RSUs and PRSUs granted on May 4, 2023, September 1, 2023 and September 1, 2024, with an aggregate value of $29,156,250 based on the closing price of the Company’s Class A Common Stock on January 2, 2026 of $3.11.
Fiscal Year 2026 Stock Vested
The following table provides information about the employee NEO’s stock awards that vested during fiscal year 2026. During fiscal year 2026, our employee NEOs did not exercise any stock options. Mr. von Bretten’s awards in connection with his service as a Director are presented under “Director Compensation”.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Markus Strobel	—	—
Laurent Mercier	210,526	913,683
Kristin Blazewicz	268,803	1,166,605
Anna von Bayern	249,726	1,083,811
Sue Nabi	3,645,833	13,166,666

Pension Benefits
We do not administer any pension programs that provide our NEOs with additional benefits from those offered to our other employees.
Potential Payments upon Termination or Change-in-Control
We have entered into employment agreements and related Confidentiality, Non-Competition, and Non-Solicitation Agreements with each of our employee NEOs, and maintain certain incentive, equity and benefit plans in which our employee NEOs participate. These agreements and plans provide for certain payments and incremental benefits if an employee NEO’s employment is terminated under certain circumstances. These payments and benefits are described below.
Equity Awards under the ELTIP: RSUs, Restricted Stock, Options
Treatment upon termination due to death, disability or retirement. A pro rata portion of all unvested Stock Options, unvested RSUs, unvested Stock Options or unvested Restricted Stock will vest on a pro rata basis in the event that the employee NEO’s employment is terminated due to death, disability or retirement. The pro rata amount is based on the number of days that have passed since the applicable award was granted. In the case of awards with the graded vesting schedule discussed above, the pro rata portion of the unvested award will equal the number of unvested RSUs (or other award) that would have become vested at the next scheduled vesting date multiplied by a fraction, the numerator of which is the number of days elapsed from the grant date, or the most recent vesting date, as applicable, to the date employment terminated, and the denominator of which is the number of days between the grant date or the most recent vesting date, as applicable, and the next scheduled vesting date for such portion of the award.
Treatment upon termination for any reason other than retirement, death or disability (not following a change in control). All unvested Stock Options and unvested RSUs will be forfeited and canceled pursuant to their terms.

Treatment upon a change in control. All active equity compensation plans and programs that provide for additional or accelerated payment or accelerated vesting in connection with a change in the control of the Company, including the ELTIP, require a “double-trigger”. Upon the occurrence of such events, the equity award vests in full.
Certain Additional Payments
Unless specified below, each NEO would not be entitled to any additional payments upon termination of his or her employment for any reason or a change in control, except for accelerated vesting under the ELTIP.
•Mr. Strobel is entitled to three months’ notice of termination of his employment by the Company or, if the Company elects not to require him to work during the notice period, payment in lieu of such notice in accordance with applicable law. Following termination of his employment, Mr. Strobel generally will also be entitled to monthly payments equal to two-thirds of his base salary for a period of 12 months in consideration of his non-competition obligations, subject to the terms of his employment agreement. In addition (defined terms set forth in the employment agreement), if Mr. Strobel’s employment is terminated by the Company without Cause before, or more than one year following, a Significant Corporate Transaction, subject to his timely execution and non-revocation of a release of claims, a prorated portion of his outstanding and unvested stock options will vest on the termination date, based on achievement of the applicable performance criteria as of that date. If his employment is terminated by the Company without Cause or by Mr. Strobel for Good Reason, in either case on or within one year following a Significant Corporate Transaction and subject to the same release requirement, a portion of his outstanding and unvested stock options will vest without proration, based on achievement of the applicable performance criteria as of the termination date.
•Ms. Blazewicz is entitled to three months’ notice of a termination of her employment agreement by the Company, or payment in lieu of such notice in an amount equal to the base salary to which she would have been entitled during the notice period, monthly payments equal to her base salary for a period of 12 months in consideration of her non-competition and non-solicitation obligations in the event of the termination of her employment agreement, and a severance payment equal to her base salary for a period of 12 months.
•Ms. von Bayern is entitled to six months’ notice of a termination of her employment agreement by the Company, or payment in lieu of such notice in an amount equal to the base salary to which she would have been entitled during the notice period, and monthly payments equal to her base salary for a period of 12 months in consideration of her non-competition and non-solicitation obligations in the event of the termination of her employment agreement.
•Mr. von Bretten is serving pursuant to a secondment arrangement. Under the Secondment Arrangement, Mr. von Bretten may be terminated without cause by JAB following the receipt of prior written approval of the Company (email being sufficient).
•Pursuant to his Transition Agreement, Mr. Mercier’s employment is expected to continue through June 30, 2027, during which period he will continue to receive his annual base salary of €825,000 in consideration for the provision of advisory services. If Mr. Mercier elects to accelerate the termination of his employment to a date no earlier than December 20, 2026, he will also be entitled to receive a lump-sum payment equal to the base salary otherwise payable from the accelerated termination date through June 30, 2027. Beginning November 1, 2026, Mr. Mercier will be released from active duties but will remain available to provide transition-related advisory services through June 30, 2027. Upon termination of his employment, Mr. Mercier will be entitled to receive the applicable contractual non-competition payments for the 12-month period following termination, as well as applicable contractual and collective bargaining severance benefits.
•Pursuant to the Nabi Separation Agreement, Ms. Nabi received a lump sum cash payment in lieu of notice representing six months of base salary, which was paid prior to January 15, 2026. Pursuant to the Nabi Separation Agreement, restricted stock units relating to shares of the Company vested on January 2, 2026 pursuant to the terms of such awards. All other outstanding and unvested equity awards held by Ms. Nabi as of the December 20, 2025 separation date were forfeited.

Effect of Section 409A on Timing of Payments and Equity Awards
Any amounts that are not exempt from Section 409A are subject to the required six-month delay in payment after termination of service if the NEO is a “specified employee” for purposes of Section 409A at the time of termination of employment. Amounts that otherwise would have been paid during the six-month delay will be paid in a lump sum on the first day after the delay period expires.
Potential Payments in the Event of Termination of Employment at the End of Our Last Fiscal Year
The following table sets forth the estimated incremental payments and benefits that would have been received by each NEO (other than Mr. von Bretten) if employment had been terminated or upon a change in control on June 30, 2026. Amounts to be received due to accelerated vesting of equity awards were calculated using the closing price of our Class A Common Stock as of June 30, 2026, the last trading day of the fiscal year, which was $2.16. Exchange rates are calculated using the average monthly exchange rate during the fiscal year.

Name		Resignation with Good Reason	Termination without Cause	Termination for Cause	Resignation without Good Reason	Disability, Retirement or Death	Change in Control	Resignation with Good Reason or Termination without Cause after Change in Control (1)
Markus Strobel	(2)	$1,144,353	$1,144,353	$—	$—	$282,560	$—	$4,063,273 (3)
Kristin Blazewicz	(4)	$1,912,500	$1,912,500	$—	$—	$437,884	$—	$3,126,779
Anna von Bayern	(5)	$1,400,058	$1,400,058	$—	$—	$309,098	$—	$2,257,200
Laurent Mercier	(6)	$1,122,963	$1,122,963	$—	$—	$564,082	$—	$2,694,391
Sue Nabi	(7)	$—	$—	$—	$—	$—	$—	$—

(1)	Incremental payments represented in this column do not include any payments reported in the column labeled “Change in Control” that the NEO is entitled to receive pursuant to such change in control.
(2)
Reflects Mr. Strobel’s entitlement, in the event that his employment agreement is terminated, (a) to monthly payments equal to two-thirds his base salary for a period of 12 months in consideration of his non-competition obligations thereunder; (b) an applicable statutory advance notice period (or payment in lieu thereof) and (c) applicable vesting of his unvested equity awards pursuant to the terms of the awards.

(3)
The amounts shown assume a qualifying termination following a change in control on June 30, 2026. Although the restricted stock unit award does not provide for automatic accelerated vesting upon a change in control or a qualifying termination thereafter, the award permits the RNC to make adjustments in connection with a change in control or other significant corporate transaction to preserve the intended benefits of the award. For purposes of this table, the Company has assumed that the RNC exercised such discretion to provide for full vesting of the then-outstanding unvested restricted stock units.
Pursuant to the terms of the option award, vesting is determined based on achievement of specified stock-price performance conditions measured as of the termination date. Because the Company’s closing stock price on June 30, 2026 was below the applicable performance vesting thresholds, no portion of the award was deemed earned and no value deemed was payable upon either a termination without cause or a qualifying termination following a change in control.

(4)	Reflects Ms. Blazewicz’s entitlement, in the event that her employment agreement is terminated, (a) to monthly payments equal to her base salary for a period of twelve months in consideration of her non-competition obligations thereunder; (b) a severance payment pursuant to her employment agreement equal to her salary for a period of 12 months; (c) an applicable notice period of three months (or payment in lieu thereof) and (d) applicable vesting of her unvested equity awards pursuant to the terms of the awards. Excludes the special retention bonus approved by the RNC on August 16, 2026, which is payable in two equal installments in July 2027 and July 2028 subject to continued employment through June 30, 2027 and June 30, 2028, respectively. No amount would have been payable upon an assumed termination on June 30, 2026.
(5)
Reflects Ms. von Bayern’s entitlement, in the event that her employment agreement is terminated, (a) to monthly payments equal to her base salary for a period of 12 months in consideration of her non-competition obligations thereunder; (b) an applicable statutory advance notice period (or payment in lieu thereof) and (c) applicable vesting of her unvested equity awards pursuant to the terms of the awards.

(6)
Reflects Mr. Mercier’s entitlement, pursuant to his employment agreement in effect on June 30, 2026, (a) to monthly payments equal to two-thirds of his base salary for a period of 12 months in consideration of his non-competition obligations thereunder ; (b) an applicable statutory advance notice period (or payment in lieu thereof) and (c) applicable vesting of his unvested equity awards pursuant to the terms of the awards.
Mr. Mercier ceased his service as Chief Financial Officer as of September 1, 2026. As described above, the Company entered into a transition agreement with Mr. Mercier under which Mr. Mercier will continue his employment as Strategic CEO Advisor during a transition period from September 1, 2026 through June 30, 2027.

(7)
Ms. Nabi separated from the Company on December 20, 2025. Pursuant to her separation agreement, Ms. Nabi was entitled to a lump sum of $1,764,864, which was paid on January 15, 2026, and 2,083,333 RSUs vested in accordance with their terms, with a value of $6,479,166 on the vesting date of January 2, 2026.

Chief Executive Officer Pay Ratio
The annualized fiscal year 2026 total compensation of Markus Strobel, who serves as our Interim Chief Executive Officer, was $11,858,122. The fiscal year 2026 total compensation of the Company’s median employee, based on compensation of all our U.S. and non-U.S. employees who were employed as of April 1, 2026, other than Mr. Strobel, was $44,027. The ratio of the CEO’s total compensation to the median employee’s total compensation (our “Pay Ratio”) in fiscal year 2026 was 251 to 1.
During fiscal year 2026, two individuals served as CEO. Ms. Nabi served as CEO from July 1, 2025 through December 31, 2025. Mr. Strobel became CEO effective January 1, 2026. For purposes of the pay ratio calculation, the total 2026 annual compensation of Mr. Strobel, our CEO serving in the role as of the median employee identification date (April 1, 2026), was calculated by annualizing his base salary because Mr. Strobel was not employed by the company for all of fiscal year 2026. This amount differs from the amount shown in the Summary Compensation Table as it has been adjusted for annualization of Mr. Strobel’s base salary.
To identify our median employee for fiscal year 2026, we used the same approach and methodology we used in 2025, 2024 and 2023 to identify the Company’s median employee. We included all full-time, part-time, temporary and seasonal employees in 36 countries globally and did not rely on any of the permitted exemptions under the SEC rules. We utilized annualized total cash received as compiled from our payroll records to identify the median employee. The median employee identified is a different employee from the one identified for fiscal year 2025. The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the Pay Ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance
The following table and accompanying descriptions set forth information concerning the compensation of each of the individuals serving as Chief Executive Officer (CEO) and our non-CEO Named Executive Officers (collectively, the “Other NEOs”) for each of the fiscal years ending June 30, 2022, 2023, 2024, 2025 and 2026 and our financial performance of each such fiscal year.
This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K under the Exchange Act. As discussed in the Compensation Discussion and Analysis section above, currently we use financial performance measures in setting executive compensation for our CEO and other NEOs. For years prior to fiscal 2024, the Company did not use financial performance measures in setting executive compensation for our CEO and other NEOs. For such periods, the variable portion of our executive compensation program was tied to long-term stockholder returns through stock-based compensation that vests over many years and changes in the value of these restricted stock awards during a particular fiscal year are driven by stockholder returns in that fiscal year. Compensation actually paid generally fluctuates due to stock price changes and varying levels of projected and actual achievement of performance goals. For discussion of our executive compensation program and philosophy, please review the Compensation Discussion and Analysis above. In the tables below, we use the abbreviations “SCT” to refer to Summary Compensation Table and “CAP” to refer to Compensation Actually Paid.
Pay Versus Performance Table

							Value of Initial Fixed $100 Investment Based on:
Fiscal Year (1)	SCT Total for CEO 1 (Nabi) ($)	CAP CEO 1 (Nabi) ($)(2)(3)	SCT Total for CEO 2 (Strobel) ($)	CAP to CEO 2 (Strobel) ($)(2)(3)	SCT Total for non-CEO NEOs ($)	Average CAP to non-CEO NEOs ($)(2)(3)	Coty TSR ($)(4)	Peer Group TSR ($)(5)	Net Income ($)	Adjusted EBITDA ($) (6)
2022	3,557,753	(18,742,247)	—	—	3,580,579	2,314,036	63.00	136.70	55,500,000	905,300,000
2023	149,429,486	194,979,486	—	—	3,469,850	7,144,903	93.40	161.80	495,000,000	972,800,000
2024	7,250,579	(28,424,421)	—	—	4,985,708	2,001,940	78.50	124.00	76,200,000	1,091,100,000
2025	19,691,333	(46,397,208)	—	—	1,488,779	(1,891,172)	104.00	109.10	(381,100,000)	1,081,700,000
2026	3,641,184	(145,274)	11,088,860	3,567,778	1,265,301	256,897	23.13	77.44	(618,000,000)	846,900,000
(1) The following table shows the CEO and Non-CEO NEOs for each of fiscal 2022, 2023, 2024, 2025 and 2026:

Year	CEO	Non-CEO NEOs (b)
2022	Sue Nabi	Laurent Mercier, Kristin Blazewicz, Anna von Bayern, Gordon von Bretten
2023	Sue Nabi	Laurent Mercier, Kristin Blazewicz, Anna von Bayern, Gordon von Bretten
2024	Sue Nabi	Laurent Mercier, Kristin Blazewicz, Anna von Bayern, Priya Srinivasan, Gordon von Bretten
2025	Sue Nabi	Laurent Mercier, Kristin Blazewicz, Anna von Bayern, Priya Srinivasan
2026 (a)	Sue Nabi	Laurent Mercier, Kristin Blazewicz, Anna von Bayern, Gordon von Bretten (c)
Markus Strobel
(a) Ms. Nabi ceased being Coty’s CEO effective as of December 31, 2025, and Mr. Strobel was appointed our CEO effective as of January 1, 2026.
(b) For fiscal years 2022 through 2026, the other NEOs included, Laurent Mercier, Chief Financial Officer; Kristin Blazewicz, Chief Legal Officer, General Counsel; and Anna von Bayern, Chief Corporate Affairs Officer. In addition, other NEOs included Gordon von Bretten serving as President, Consumer Beauty for a portion of the fiscal year 2026 and serving as Chief Transformation Officer from 2021 to 2023 and for a portion of the fiscal year 2024. Priya Srinivasan, served as an NEO as our Chief People and Purpose Officer for fiscal 2024 and fiscal 2025.
(c) Although Mr. von Bretten is an NEO, he is serving pursuant to a secondment arrangement. As a seconded employee, Mr. von Bretten did not participate in the 2026 compensation arrangements for executive officers.

(2) The dollar amounts reported represent the amount of “compensation actually paid,” as calculated in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to our executives during the applicable year. In accordance with SEC rules, certain adjustments were made to the Summary Compensation Table total compensation to determine the amount of “compensation actually paid,” including adding (i) the year-end value of equity awards granted during the reported year, and (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested or were forfeited, or through the end of the reported fiscal year. For purposes of calculating “compensation actually paid,” the fair value of equity awards is calculated in accordance with FASB ASC Topic 718. Please refer to the notes to our audited consolidated financial statements included in our Annual Report for the relevant assumptions used to determine the valuation of our awards.
(3) The following table shows the amounts deducted from and added to the Summary Compensation Table total compensation to calculate “compensation actually paid” to Ms. Nabi and Mr. Strobel and the average “compensation actually paid” to our Non-CEO NEOs for fiscal year 2026.

CEO Compensation Actually Paid	2026 Nabi	2026 Strobel	Average for 2026 Non-CEO NEOs
Summary Compensation Table Total Compensation	$3,641,184	$11,088,860	$1,265,301
(Minus) Grant Date Fair Value of Awards Granted During the Year	$—	$(10,440,001)	$(203,678)
Plus Fair Value as of Year-End or (if applicable) Vest Date of Equity Awards Granted during the Year	$—	$2,918,920	$140,109
Plus (Minus) Change from Prior Year-End in Fair Value of Awards That Vested During the Year	$(3,786,458)	$—	$(56,502)
Plus (Minus) Year-over-Year Change in Fair Value of Unvested Awards Granted in Prior Years	$—	$—	$(888,334)
Compensation Actually Paid	$(145,274)	$3,567,778	$256,897

(4) Pursuant to SEC Rules, the total shareholder return (“TSR”) figures assume an initial investment of $100. The TSR is cumulative for the measurement periods beginning on June 30, 2021 and ending on each of June 30, 2022, 2023, 2024, 2025 and 2026, respectively, calculated in accordance with Item 201(e) of Regulation S-K. and the TSR of the S&P 500 Index over the same periods.
(5) The peer TSR reflects the TSR of the S&P 500 Index and the peer group reported in the Company’s Stock Performance Graph in the 2026 Annual Report on Form 10-K. The Peer Group includes L'Oréal S.A., Inc., Estée Lauder Companies, Inc., Beiersdorf AG, Shiseido Company, Limited and Inter Parfums Inc. (the “Peer Group”). In fiscal 2023, we added Beiersdorf AG to our Form 10-K peer group to replace Revlon, Inc. following its delisting from the New York Stock Exchange. The returns of each company in the Peer Group have been weighted according to their respective stock market capitalization at the beginning of the measurement period for purposes of arriving at a Peer Group average.
(6) Adjusted EBITDA is a non-GAAP measure. For a reconciliation of adjusted EBITDA to the most directly comparable GAAP financial measure, please see our earnings release for the fourth quarter and full year ended June 30, 2026 furnished as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2026.
Most Important Financial Measures
The following table lists the three most important financial performance measures used to link compensation actually paid to our CEO and Other NEOs to the Company’s performance for the most recently completed fiscal year. These measures are included in our short-term and certain of our long-term incentive programs as discussed in the Compensation Discussion and Analysis section above.

Financial Performance Measures
Adjusted EBITDA
Adjusted Operating Income
Net Revenue Growth (LFL)
In addition, as noted above, a portion of our executive compensation program is tied to long-term stockholder returns through stock-based compensation that vests over many years. The Company believes that this emphasis on stock-based compensation is appropriate as the employee NEOs have the greatest role in establishing the Company’s direction and therefore should have the greatest proportion of their compensation aligned with the long-term interests of stockholders. Changes in the value of these restricted stock awards during a particular fiscal year are driven by stockholder returns in that fiscal year. Our executives’ compensation is negatively impacted if our stock price is flat or declines and is favorably impacted if the stock price increases and performs favorably. As a result, our share price performance significantly affects Compensation Actually Paid. The amounts actually realized under these awards will depend on and align directly with our future stock price performance over the terms of the awards.
Relationship Between Pay and Performance
Similarly, as shown in the graphic below, the change in the fair value of restricted stock unit awards held by our employee NEOs closely aligns with year-over-year changes in our TSR. Restricted stock unit awards that are granted during the year based on considerations described in each year’s Compensation Discussion and Analysis are the other primary element affecting Compensation Actually Paid. The amounts actually realized under these awards will depend on and align directly with our future stock price performance over the terms of the awards.

CEO 1, CEO 2 and Non-CEO CAP vs. Total Shareholder Return

CEO 1 and CEO 2 CAP vs. Net Income and Adjusted EBITDA

PROPOSAL NO. 5
ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing stockholders with the opportunity to indicate their preference, on a discretionary and non-binding basis, whether a non-binding advisory vote on NEO compensation provided for in Proposal 4 should occur every one, two or three years. Specifically, our Board is asking stockholders to vote on how often we should include an advisory vote on executive compensation in our proxy materials for future annual stockholders meetings.
Currently, a “say-on-pay” proposal is provided to you every year. After careful consideration, our Board believes that a frequency of every year (annually) for the advisory vote on NEO compensation is the appropriate interval for conducting a Say-on-Pay vote. An advisory vote on NEO compensation every year will provide an effective way to obtain information on stockholder sentiment regarding our NEO compensation programs and reflects our belief in our NEO compensation programs and their effectiveness.
Proposal: Approve, on a non-binding advisory basis, the frequency of EVERY YEAR for holding future advisory votes on named executive officers compensation.
Recommendation: Our Board recommends voting for the proposal, on a non-binding advisory basis, approving the frequency of EVERY YEAR for holding future advisory votes on named executive officers compensation.
Vote Required: Pursuant to this advisory vote on the frequency of future advisory votes on executive compensation, stockholders will be able to specify one of four choices for this proposal on the proxy card or voting instruction: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. To the extent one frequency receives the affirmative vote of a majority of the votes duly cast by the holders of Class A Common Stock, such frequency will be deemed approved by the stockholders. However, the vote is non-binding on the Board of Directors. Although non-binding, the Board and the RNC will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

PROPOSAL NO. 6
RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The AFC has the sole authority to appoint, retain or terminate our independent registered public accounting firm and to approve the compensation of our independent registered public accounting firm. The AFC has retained Deloitte to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2027 to audit our consolidated financial statements. Deloitte has audited our financial statements each fiscal year since 1995.
The AFC monitors the independence and performance of our independent registered public accounting firm and internal audit department. By engaging in this process, the AFC is able to evaluate the quality and efficiency of the services provided by the auditor, in addition to the auditor’s technical expertise and knowledge of our operations and industry. The AFC and management consider Deloitte to be well qualified and strongly believe the continued retention of Deloitte is in our best interest and the best interests of our stockholders.
As a matter of corporate governance, the AFC submits its selection of Deloitte as our independent registered public accounting firm for the year ending June 30, 2026 to the stockholders for ratification. In the event that the stockholders should not ratify the appointment of Deloitte, the AFC will reconsider the appointment.

One or more representatives of Deloitte will be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Proposal: Ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending June 30, 2027.
Recommendation: The Board recommends a vote FOR the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending June 30, 2026.
Vote Required: Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast.
AUDIT FEES AND OTHER FEES
The following table shows the fees we paid (or will pay) for audit and other services provided by Deloitte for fiscal year 2026 and 2025:

Fee Type	Fiscal Year 2026 (in thousands)	Fiscal Year 2025 (in thousands)
Audit Fees (1)	6,870	8,491
Audit-Related Fees (2)	228	195
Tax Fees (3)	1,399	1,702
All Other Fees(4)	—	250
Total	$8,497	$10,638

(1)	This category represents the fees associated with the annual audit, the audit of internal control over financial reporting, international statutory audit requirements and regulatory filings.
(2)	This category includes fees paid for professional services associated with support related to certifications performed for statutory requirements.
(3)	This category represents the fees for tax-related services, including tax compliance, tax advice, and tax planning.
(4)	This category represents all other fees that are not included in the above categories, and for 2025 represents the fees for advice and recommendations related to a post-implementation gap assessment of a new financial system.
Pre-Approval Policies and Procedures
In accordance with the rules promulgated by the Sarbanes-Oxley Act of 2002 and the Public Company Accounting Oversight Board, the AFC pre-approves all services, audit and non-audit, provided to the Company by its independent registered public accounting firm.
The AFC has adopted a policy for the pre-approval of services provided by Deloitte. For each proposed service, Deloitte is required to provide detailed supporting documentation in advance of the pre-approval to permit the AFC to make an appropriate determination as to whether the provision of such services would impair auditor independence. Pursuant to this policy, the AFC has delegated to the AFC chair pre-approval authority subject to specified limits.
All services performed by Deloitte as our independent registered public accounting firm for fiscal year 2026 and 2025 were pre-approved by the AFC.
AUDIT AND FINANCE COMMITTEE REPORT
The following report summarizes the AFC’s actions during fiscal year 2026. This report shall not be deemed to be incorporated by reference by any general statement incorporating the Proxy Statement by reference into any filing under the Exchange Act or the Securities Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
In accordance with its written charter, the AFC assists the Board by overseeing and monitoring:
1.the integrity of the Company’s financial statements;

2.the Company’s compliance with legal and regulatory requirements;
3.the independent registered public accounting firm’s qualifications, independence and performance; and
4.the performance of the Company’s internal control function and its system of internal and disclosure controls.
The members of the AFC meet the applicable independence and experience requirements of the SEC and the NYSE and the standards for determining a director’s independence adopted by the Board.
During fiscal year 2026, the AFC met eight times.
The AFC reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended June 30, 2026 with management and Deloitte, the Company’s independent registered public accounting firm. Management is responsible for the preparation of the Company’s financial statements, and the independent registered public accounting firm is responsible for conducting an audit of such financial statements.
The AFC has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the AFC concerning independence, has discussed the independence of the independent registered public accounting firm with the independent registered public accounting firm and has satisfied itself as to the independent registered public accounting firm’s independence.
The AFC reviewed with the independent registered public accounting firm its audit plans, audit scope and identification of audit risks. The AFC also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company’s internal control function and its system of internal and disclosure controls.
The AFC discussed and reviewed with the independent registered public accounting firm all communications required by SEC regulations and by the standards of the Public Company Accounting Oversight Board and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The AFC discussed, reviewed and monitored the Company’s plans and activities related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 on a regular basis.
Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the AFC recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10‑K for the fiscal year ended June 30, 2026 for filing with the SEC. The AFC also recommended the appointment of the independent registered public accounting firm.
The Audit and Finance Committee of the Board of Directors
    Stephanie Plaines, Chair

Carsten Fischer

    Alia Gogi

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS AND DIRECTOR NOMINATIONS FOR THE 2027 ANNUAL MEETING
In accordance with Rule 14a-8 under the Exchange Act, as amended (“Rule 14a-8”), proposals to be considered for inclusion in our proxy statement for the 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 must be received by us at our principal executive offices on or before May 27, 2027. Proposals must comply with the procedures and requirements set forth in Rule 14a-8 and will not be effective otherwise.
In accordance with our Bylaws, director nominations and other business to be brought before the 2027 Annual Meeting by a stockholder, other than proposals pursuant to Rule 14a-8, must be received in writing by us at our principal executive offices located at 350 Fifth Avenue, New York, New York 10118, no earlier than the close of business on July 8, 2027 and no later than the close of business on August 7, 2027. Proposals must comply with the procedures and requirements set forth in our Bylaws. In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2027 Annual Meeting of Stockholders and the proposal fails to comply with the advance notice procedures set forth in our Bylaws, our proxy confers discretionary authority on the persons being appointed as proxies on behalf of our Board to vote on the proposal.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice by the same deadlines as disclosed above which are set forth in our Bylaws and such notice must include the information in the notice required by our Bylaws and by Rule 14a-19 under the Exchange Act.
Proposals should be submitted in writing to the Corporate Secretary, at Coty Inc., 350 Fifth Avenue, New York, New York 10118.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Proxy Materials and Voting Information
1.    What are proxy materials?
A proxy statement is a document which includes information that we are required to provide to you under Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares (your “shares”) of the Company’s Class A common stock, par value $0.01 per share (“Class A Common Stock”) and/or of the Company’s Series B Convertible Preferred stock, par value $0.01 per share (“Series B Preferred Stock”), at the Annual Meeting. The proxy materials include our proxy statement for the Annual Meeting (this “Proxy Statement”), our Annual Report to Stockholders (including our Annual Report on Form 10-K for the fiscal year ended June 30, 2026) (“Annual Report”), and the proxy card or a voting instruction card for the Annual Meeting.
This Proxy Statement contains information about the Annual Meeting and was prepared by our management. We sent a Notice of Internet Availability of Proxy Materials (the “Notice”), and made these proxy materials and the Notice available online, on or about September 24, 2026 to stockholders of record entitled to receive notice of the Annual Meeting. All stockholders may access the proxy materials online and download printable versions of the proxy materials or request a printed set of the proxy materials by following the instructions in the Notice. As a stockholder, you are invited to attend the virtual audio Annual Meeting online and are requested to vote on the items of business described in this Proxy Statement.
2.    What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “beneficial owner” of those shares.
3.    Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with SEC rules, we may furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners as of the close of business on September 10, 2026 (the “Record Date”).
4.    I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding”, is intended to provide extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, please notify your broker. Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize their broker to discontinue mailings of multiple annual reports and proxy statements by contacting their broker.
We will promptly deliver to a stockholder who received one copy of the Notice as a result of “householding” a separate copy upon the stockholder’s written or oral request directed to Investor Relations at Coty Inc., 350 Fifth Avenue, New York, New York 10118 or (212) 389-7300.

5.    Who is entitled to vote at the Annual Meeting?
Only stockholders of record of our Class A Common Stock and Series B Preferred Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting or at any adjournment or postponement of the Annual Meeting. Each stockholder of record is entitled to one vote per share of Class A Common Stock. On the Record Date, there were 880,686,464 shares of Class A Common Stock issued and outstanding and 146,057 shares of Series B Preferred Stock issued and outstanding.
Holders of the Series B Preferred Stock are entitled to vote with the holders of the Class A Common Stock on an “as converted” basis as set out in the Certificate of Designations for the Series B Preferred Stock (“Series B Certificate of Designations”). The Series B Preferred Stock is convertible, in whole or in part, at any time at the option of the holder, into shares of Class A Common Stock at an initial conversion rate of 160.2564 shares of Class A Common Stock per share of Series B Preferred Stock, subject to certain anti-dilution adjustments and accounting for accrued dividends through the designated date, as described in the Series B Certificate of Designations. As of the Record Date, the Series B Preferred Stock is convertible in the aggregate into 23,818,730 shares of Class A Common Stock and provides 163.0780 votes per share of Series B Preferred Stock.
Registered Stockholders. The Notice was provided to you directly by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote virtually at the Annual Meeting.
Beneficial Stockholders. The Notice was forwarded to you by your broker or nominee. Your broker or nominee is considered the stockholder of record of those shares and you are considered to hold your shares in “street name”. Beneficial owners are also invited to virtually attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote your shares virtually at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of your proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

6.    What items of business will be voted on at the Annual Meeting? How does the Board of Directors (the “Board”) recommend I vote on these items and what are the voting standards?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions or Withhold Votes (for Director Elections)	Effect of “Broker Non-Votes”	Board Recommendation
Proposal 1: Election of Directors	For or withhold for each director nominee.	A plurality of votes — nominees receiving the highest number of affirmative votes will be elected (up to the total number of available board seats).	No effect.	No effect.	Our Board recommends a vote FOR each director nominee.
Proposal 2: Approval of Amended and Restated Coty Inc. Equity and Long-Term Incentive Plan	For, against, or abstain.	The affirmative vote of a majority of the votes cast.	No effect.	No effect.	Our Board recommends a vote FOR the approval of the Amended and Restated Coty Inc. Equity and Long-Term Incentive Plan.
Proposal 3: Approval of Amended and Restated Coty Inc. Stock Plan for Directors	For, against, or abstain.	The affirmative vote of a majority of the votes cast.	No effect.	No effect.	Our Board recommends a vote FOR the approval of the Amended and Restated Coty Inc. Stock Plan for Directors.
Proposal 4: Approval of Advisory Resolution on Named Executive Officer Compensation	For, against, or abstain.	The affirmative vote of a majority of the votes cast.	No effect.	No effect.	Our Board recommends a vote FOR the approval of the advisory resolution on named executive officer compensation.
Proposal 5: Approval of Advisory Resolution on the Frequency of the Vote on Named Executive Officer Compensation	For, against, or abstain.	The affirmative vote of a majority of the votes cast.	No effect.	No effect.	Our Board recommends a vote FOR the approval, on an advisory basis, of an ANNUAL advisory vote on named executive officer compensation.
Proposal 6: Ratification of Appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm	For, against, or abstain.	The affirmative vote of a majority of the votes cast.	No effect.	Brokers have discretion to vote.	Our Board recommends a vote FOR ratification of the appointment of Deloitte.

The advisory resolutions to approve named executive officer compensation (Proposal 4) and to approve the frequency of the vote on such approval vote (Proposal 5) are not binding on the Company. However, the Remuneration and Nomination Committee (the “RNC”), which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders and will take into account the outcome of the vote when making future compensation and governance decisions.
7.    How do I cast my vote if I am a stockholder of record entitled to vote at the Annual Meeting?
If you are a stockholder of record entitled to vote at the Annual Meeting, you can vote your shares by proxy electronically, by telephone or by mail by following the instructions set forth below:
Voting Electronically. You can vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).
Voting By Telephone. You can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).
Voting By Mail. If you have requested and received a printed copy of the proxy materials by mail, you may complete, sign and return the proxy card by mail to Coty Inc., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717.
Voting at the Annual Meeting. Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can virtually attend the Annual Meeting and vote your shares online by visiting www.virtualshareholdermeeting.com/coty2026. You will need your control number included on your Notice or proxy card (if you receive a printed copy of the proxy materials) in order to be able to vote during the Annual Meeting. If you vote by proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.
The procedures for voting online, by telephone, by mail and virtually at the Annual Meeting comply with Delaware law and are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.
8.    Is there a deadline for submitting proxies electronically or by telephone or mail?
Proxies submitted electronically or by telephone as described above must be submitted by 11:59 p.m. ET on November 4, 2026.
Proxies submitted by mail must be received before the close of the Annual Meeting on November 5, 2026.
Each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions, regardless of the submission method used.
9.    What if I am a stockholder of record entitled to vote at the Annual Meeting and do not specify a choice for a matter when returning a proxy?
All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. If you properly submit a proxy but do not provide specific voting instructions, your shares will be voted:
1.    FOR the election of each nominee as director;
2.    FOR the Amended and Restated Coty Inc. Equity and Long-Term Incentive Plan;
3.    FOR the Amended and Restated Coty Inc. Stock Plan for Directors;
4.    FOR the advisory resolution on the compensation of our named executive officers;
5.    FOR an ANNUAL advisory vote on the advisory resolution on the compensation of our named executive officers; and
6.    FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm.

    If you have returned your signed and completed proxy card and other matters are properly presented at the Annual Meeting for consideration, the proxy holders appointed by our Board (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.
10.    What if I am a beneficial owner and do not give voting instructions to my broker?
As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.
Under the rules of the NYSE, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on routine matters but not on non-routine matters. If you hold your shares in street name, it is critical that you cast your vote if you want it to count regarding the election of directors (Proposal 1); the Amended and Restated Coty Inc. Equity and Long-Term Incentive Plan (Proposal 2); the Amended and Restated Coty Inc. Stock Plan for Directors (Proposal 3); and the advisory resolution to approve named executive officer compensation (Proposal 4); and the advisory resolution on the frequency of the vote on the advisory resolution on named executive officer compensation (Proposal 5), which are considered non-routine matters. Only the ratification of the appointment of the independent registered public accounting firm (Proposal 6) is considered a routine matter.
11.    How are broker non-votes and abstentions counted?
A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have authority to vote on the non-discretionary item and has not received voting instructions from its clients.
Broker non-votes, withheld votes and abstentions by stockholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not considered votes “cast” under Delaware law, they will have no effect on the approval of Proposals 1 through 5, except where brokers may exercise their discretion on routine matters, as discussed above.
12.    What constitutes a quorum?
A quorum will be present if holders of a majority of the outstanding voting power of our Class A Common Stock and Series B Preferred Stock entitled to vote and voting together as a single class at the Annual Meeting are present in person or represented by proxy at the Annual Meeting. Abstentions, broker non-votes and votes withheld are included in the count to determine if a quorum is present.
13.    What can I do if I change my mind after I vote my shares? Can I revoke my proxy?
At any time prior to the completion of voting at the Annual Meeting, you may change your vote either by:
•giving written notice to our Corporate Secretary revoking your proxy;
•by submitting a later-dated proxy by telephone or electronically before 11:59 p.m. ET on November 4, 2026;
•by a later-dated mailed proxy received before the close of the Annual Meeting on November 5, 2026; or
•by voting online at the Annual Meeting.
14.    Who will count the vote?
A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election.
15.    May I see a list of stockholders entitled to vote as of the Record Date?
At least ten calendar days prior to the Annual Meeting, a list of registered stockholders as of the close of business on the Record Date will be available for examination by any stockholder for any purpose germane to the meeting.

16.    How do I attend the Annual Meeting virtually?
We will host the Annual Meeting live online via audio webcast. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/coty2026. The webcast will start at 8:30 a.m. ET. Stockholders may vote and submit questions while attending the Annual Meeting online. In order to enter the Annual Meeting, you will need the 16-digit control number included on your Notice, the instructions that accompanied your proxy materials or your proxy card (if you received a printed copy of the proxy materials). Instructions on how to attend and participate online, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/coty2026. We encourage you to access the meeting prior to the start time to allow ample time to complete the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be provided on the log-in page.
17.     Why is the Annual Meeting a virtual, online meeting?
As we have done in prior years, our Annual Meeting will be a virtual meeting of stockholders conducted via live audio webcast. By conducting our annual meeting solely online, we eliminate many of the costs associated with a physical meeting. In addition, we believe that hosting a virtual meeting facilitates stockholder attendance and broader participation by enabling stockholders to participate from any location around the world and improves our ability to communicate more effectively with our stockholders during the meeting. We have designed the virtual meeting to provide the same rights to participate as you would have at an in-person meeting, including providing opportunities to submit questions during the meeting.
18.    Who will pay the cost of solicitation?
We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our employees and directors, without additional compensation, in person, or by mail, courier, telephone, email or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.
19.    How can I access the Notice, Proxy Statement and Annual Report? How can I sign up for electronic delivery of proxy materials?
Our Proxy Statement (including the Notice) and Annual Report are available at materials.proxyvote.com/222070.
These proxy materials are also available in the “Investors” section of our website: www.coty.com within the “Financial Information” subsection. Instead of receiving future copies of our Proxy Statement (including the Notice) and Annual Report by mail, stockholders can access these materials online. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.
If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank, broker or other nominee regarding the availability of this service.
Any stockholder who would like to receive a copy of our Annual Report, including the related financial statements and financial statement schedules, may obtain one, without charge, by addressing a request to the attention of the Corporate Secretary, Coty Inc., at 350 Fifth Avenue, New York, New York 10118. Our copying costs will be charged if copies of exhibits to the Annual Report are requested.

FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. In particular, forward-looking statements include, but are not limited to, statements we make about our expectations for our operations and business, our business strategy, and our social impact and sustainability progress, plans, and goals (including environmental and human capital matters). Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These statements are based on the current expectations of our management, are not predictions of actual performance, and actual results may differ materially. The inclusion of such statements is not an indication that these contents are necessarily material to investors or required to be disclosed in the Company’s filings with the SEC. Forward-looking statements are subject to a number of risks and uncertainties, including the factors disclosed in our Annual Report on Form 10-K and subsequent filings with the SEC. Such forward-looking statements speak only as of the date they are made, and we are under no obligation to update, modify or withdraw any forward-looking statements, except as required by applicable law.

OTHER MATTERS
As of the date of this Proxy Statement, we do not know of any other matters that may be presented for consideration at the Annual Meeting other than the items set forth in the notice of Annual Meeting above. If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our Board, in absence of such a recommendation, in accordance with the judgment of the proxy holder.

By order of the Board of Directors,

Kristin Blazewicz
Chief Legal Officer, General Counsel and Secretary

EXHIBITS

Exhibit A

AMENDED AND RESTATED
COTY INC.
EQUITY AND LONG-TERM INCENTIVE PLAN
(As Proposed)
SECTION 1
PURPOSE AND DURATION
1.1    Purpose. The purpose of this Coty Inc. Equity and Long-Term Incentive Plan is to promote the interests of Coty Inc. and its shareholders by (i) attracting and retaining exceptional executive personnel and other key employees of the Company and its Affiliates; (ii) motivating such employees by means of performance-related incentives to achieve long-range performance goals; and (iii) enabling such employees to participate in the long-term growth and financial success of the Company.
1.2    Effective Date and Term of the Plan.
(a)    The original effective date of the Plan is November 8, 2012. This Plan was first amended and restated on April 8, 2013, amended and restated again on October 28, 2015, again on each of November 3, 2016, February 1, 2017, November 3, 2020 and September 22, 2026. The effective date of this amended and restated plan document is the Sixth Restatement Effective Date.
(b)    The Plan will terminate upon the earlier of (i) the date on which all Shares available for issuance under the Plan have been issued pursuant to the exercise of Stock Options or the Award of Shares under the Plan, or (ii) the date specified by action of the Board. Upon such Plan termination, all Awards outstanding under the Plan will continue to have full force and effect in accordance with the terms of the Terms and Conditions evidencing each Award.
SECTION 2
DEFINITIONS
Whenever used in the Plan, the following terms have the meanings set forth below:
2.1    “Affiliate” means any entity (i) that, directly or indirectly, is controlled by the Company, or in which the Company has a significant equity interest, and (ii) as to which the Company is an “eligible issuer of service recipient stock” within the meaning of Treas. Reg. 1.409A-1(b)(5)(iii)(E), in any such case as determined by the Committee.
2.2    “Applicable Fraction” means a fraction, the numerator of which is the number of days elapsed from the Grant Date of an Award to the date of the Participant’s termination of Service and the denominator of which is the number of days between the Grant Date and the date the Award was scheduled to become exercisable or otherwise vest.
2.3    “Award” means a grant under the Plan to a Participant of a Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Performance Award, or Other Stock-Based Award.
2.4    “Board” means the Board of Directors of the Company.

2.5    “Business Day” means any day other than a Saturday, Sunday, or legal holiday, or a day on which the national securities exchange that constitutes the principal market for the Shares is closed.
2.6    “Cause” has the meaning set forth in any employment, severance or other agreement between the Company or an Affiliate and the Participant. If there is no employment, severance or other agreement between the Company or an Affiliate and the Participant, or if such agreement does not define “Cause,” then “Cause” shall mean the occurrence of any of the following, as determined by the Committee in its sole discretion:
(a)    a Participant’s willful and continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness or as a result of termination by such Participant for Good Reason), which failure continues for more than 30 days after receipt by the Participant of written notice setting forth the facts and circumstances identified by the Company as constituting adequate grounds for termination under this clause (a);
(b)    any willful act or omission by a Participant constituting dishonesty, fraud or other malfeasance, and any act or omission by a Participant constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Company or any of its Affiliates;
(c)    a Participant’s indictment for a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business; or
(d)    a Participant’s breach of any nonsolicitation, noncompetition, confidentiality, or other restrictive covenant by which he or she is bound.
For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by a Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests.
2.7    “Change in Control” means the occurrence of any of the following:
(a)    Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that is not the Majority Shareholder is or becomes the “beneficial owner” (as defined below), directly or indirectly, of securities representing either (i) more than 50% of the combined voting power of the Company’s then outstanding securities, or (ii) 20% or more of the combined voting power of the Company’s then outstanding securities at a time when the Majority Shareholder hold less than 30% of such combined voting power. For purposes of this clause (a), “beneficial owner” has the meaning given that term in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to be the “beneficial owner” of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60-day period referred to in such Rule;
(b)    Individuals who constitute the Board on the First Restatement Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided, that any Person becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-quarters of the directors then comprising the Incumbent Board shall be, for purposes of this clause (b), considered as though such Person were a member of the Incumbent Board; and provided, further, that this clause (b) shall not apply as long as the Majority Shareholder is the beneficial owner of a majority of voting power of the Company’s outstanding securities;
(c)    The Majority Shareholder enters into any joint venture, joint operating arrangement, partnership, standstill agreement or other arrangement similar to any of the foregoing with any other Person or group, pursuant to which such Person or group assumes significant operational or managerial control of the Company; or
(d)    The shareholders of the Company approve a plan or agreement providing (i) for a merger or consolidation of the Company other than with a wholly owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company. If any of the events enumerated in this clause (d) occurs, the Board shall determine the effective date of the Change in Control resulting therefrom for purposes of this Plan.
2.8    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
2.9    “Committee” means the Remuneration and Nominating Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the independence requirements of the New York Stock Exchange, Inc. or any other applicable exchange on which the Company’s common equity is at the time listed and, as applicable, the requirements for “outside directors” under Section 162(m) and the regulations thereunder, as in effect from time to time.
2.10    “Company” means Coty Inc., a Delaware corporation, and any successor thereto as provided in Section 16.1.
2.11    “Designated Beneficiary” means the Person or Persons the Participant designates from time to time on a signed form prescribed by the Committee, properly filed with the Committee during the Participant’s lifetime, as the beneficiary of any amounts or benefits the Participant owns or is to receive under the Plan, in accordance with Section 12.1. A properly filed beneficiary designation will revoke all prior designations by the same Participant. If no such form has been filed with the Committee, the Designated Beneficiary shall be the beneficiary named by the Participant in the Company’s qualified 401(k) savings plan or, if none, the Beneficiary’s estate.
2.12    “Director” means a member of the board of directors of the Company or an Affiliate.
2.13    “Disability” means either (i) disability as defined for purposes of the Company’s disability benefit plan, or (ii) a Participant’s inability, as a result of physical or mental incapacity, to perform the duties of his or her position(s) for a period of six consecutive months or for an aggregate of six months in any consecutive 12-month period. Any question as to the existence of the Disability of a Participant as to which the Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Plan. Following a Change in Control, the Company shall pay all expenses incurred in the determination of whether a Participant is disabled.
2.14    “Employee” means an employee of the Company or an Affiliate (that is not a Joint Venture).
2.15    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.16    “Executive Officer” means any Company employee who is an “executive officer” as defined in Rule 3b-7 promulgated under the Exchange Act.
2.17    “Exercise Date” shall mean any Business Day.
2.18    “Exercise Price” means the price at which a Participant may purchase a Share pursuant to a Stock Option or Stock Appreciation Right.
2.19    “Fair Market Value” as it relates to a Share means, unless otherwise determined by the Committee, the most recent closing price of a Share on the principal national securities exchange on which the Shares are then listed, or if there were no sales on such date, on the next preceding day on which there were sales, or if such Shares are not listed on a national securities exchange, the last reported bid price in the over-the-counter market.
2.20    “First Restatement Effective Date” means the date on which the Amended and Restated Certificate of Incorporation of the Company that was adopted by the Company in connection with the first underwritten public offering of the Company’s common stock was filed with the Secretary of State of the State of Delaware.
2.21    Reserved.
2.22    “Good Reason” shall have the meaning set forth in any employment, severance or other agreement between the Company or an Affiliate and the Participant. If there is no employment, severance or other agreement between the Company or an Affiliate and the Participant, or if such agreement does not define “Good Reason,” then “Good Reason” shall mean the occurrence of any of the following:
(a)    Before a Change in Control:
(i)    A Participant’s removal from, or the Company’s failure to reelect or reappoint the Participant to, his or her positions at the Company (other than as a result of a promotion). For purposes of this clause (i), a mere change of title shall not constitute removal from, or non-reelection to, such position, provided that a Participant’s new title is substantially equivalent to the Participant’s title as of the Grant Date and his or her position is otherwise not adversely affected; or
(ii)    The relocation of a Participant’s principal workplace without his or her consent to a location more than 25 miles distant from its current location.
(b)    Following a Change in Control:
(i)    Any of the events described in clause (a) above;
(ii)    A material diminution in a Participant’s title, position, duties or responsibilities, or the assignment to a Participant of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with his or her position as of the Grant Date; or
(iii)    The failure of the Company to continue a Participant’s participation in the Company’s Annual Performance Plan and in this Plan or any successor plans thereto on a basis that is commensurate with his or her position.
2.23    “Grant Date” means the date on which an Award is granted.
2.24    “Joint Venture” has the meaning given that term in Section 6.9.
2.25    “Majority Shareholder” means (i) the Company’s majority shareholder as of the First Restatement Effective Date or (ii) a Benckiser Permitted Holder as defined in the Company’s Certificate of Incorporation effective on the First Restatement Effective Date or any other similarly situated Person as determined by the Committee.
2.26    “Original Effective Date” means November 8, 2012.
2.27    “Other Stock-Based Awards” has the meaning given that term in Section 10.
2.28    “Owned Shares” means Shares that a Participant has acquired through the exercise of a Stock Option or a Stock Appreciation Right, the vesting of Restricted Stock, the settlement of a Restricted Stock Unit or a distribution of Shares in connection with an Other Stock-Based Award.
2.29    “Participant” means an Employee selected by the Committee to receive an Award under the Plan pursuant to Section 5.2, or who has an outstanding Award granted under the Plan.
2.30    “Performance Award” means a right to receive cash or Shares (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria pursuant to Section 9. A grant of Restricted Stock, Restricted Stock Units, or Other Stock Awards may be designed to qualify as Performance Awards.
2.31    “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m) and any regulations promulgated thereunder.
2.32    “Performance Criteria” means the objectives established by the Committee for a Performance Period for the purpose of determining the extent to which an Award of Performance Awards has been earned. “Performance Criteria” may be based on the relative or comparative attainment of one or more of the following criteria during a Performance Period, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: total stockholder return (inclusive or exclusive of dividends paid); stock price; gross, operating or net earnings or margins; approved rate increases; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA excluding traditional working media; earnings per share; economic value added; ratio of operating earnings to capital spending; net sales; sales growth; return on assets, capital or equity; income; market share; level of expenses; revenue; revenue growth; cash flow; increases in customer base; capital expenditures; cost reductions and expense control objectives; compliance with environmental or regulatory goals or requirements; conservation; budget objectives; working capital; mergers, acquisitions and divestitures; attainment of objectives measured in terms of quality or safety; customer complaints or customer satisfaction; and improvements in financial controls; and, in the case of persons who are not Executive Officers, such other criteria as may be determined by the Committee. Performance Criteria may be established on a Company-wide basis or with respect to one or more business units, divisions, subsidiaries, or geographic locations, or on an individual basis.
At the time the Committee establishes Performance Criteria for a Performance Period, the Committee may exclude any or all items determined to be unusual in nature and/or infrequent in occurrence as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any subsidiary, discontinued operations, other unusual or infrequently occurring items, the cumulative effects of accounting changes or such other objective factors as the Committee deems appropriate. Unless otherwise explicitly stated by the Committee at the time Performance Criteria are established, each applicable performance goal shall be appropriately adjusted for one or more of the following items: (i) amortization, asset impairments or write downs; (ii) litigation judgments or claim settlements; (iii) the effect of changes in tax law, accounting principles or such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; (v) any items determined to be unusual in nature and/or infrequent in occurrence as described in Accounting Standards Codification (ASC) 225-20, as amended, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) the operations of any business acquired by the Company or any affiliate or of any joint venture in which the Company or affiliate participates; (vii) the divestiture of one or more business operations or the assets thereof; or (viii) the costs incurred in connection with such acquisitions or divestitures; and (ix) charges for stock based compensation.
Except in the case of Awards to Executive Officers intended to qualify for the Performance-Based Exception, the Committee may at any time adjust the Performance Criteria for any Performance Period as it deems equitable. The Committee shall have no obligation to treat Participants uniformly.
2.33     “Performance Period” means the 12-month time period during which Performance Criteria must be met in order for a Participant to earn Performance Awards granted under Section 9 or any other period established by the Committee during which Performance Criteria must be met in order for a Participant to earn Performance Awards granted under Section 9.
2.34    “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and any other entity, whether foreign or domestic, including any governmental entity or any department, agency or political subdivision thereof.
2.35    “Plan” means this Coty Inc. Equity and Long-Term Incentive Plan, as amended from time to time.
2.36    “Prior Plans” means the Coty Inc. Long-Term Incentive Plan and the Coty Inc. Executive Ownership Plan, each as in effect immediately prior to the Original Effective Date and as may be amended from time to time.
2.37    “Restricted Stock” means a contingent grant of Shares awarded to a Participant pursuant to Section 8.
2.38    “Restricted Stock Unit” means a Restricted Stock Unit granted to a Participant, as described in Section 8.
2.39    “Restriction Period” means the period during which the transfer of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance objectives, or the occurrence of other events as the Committee determines, in its sole discretion) and, except as provided in the Terms and Conditions, during which the Restricted Stock and any Restricted Stock Unit is not vested.
2.40    “Retirement” means a termination of Service (other than a termination of Service for Cause):
(a)    after attaining age 60, but only if the Company or the employing Affiliate consents to the treatment of such termination as a “Retirement” for purposes of this Plan; or
(b)    qualifying as a retirement at normal retirement age under the laws and/or arrangements applicable to the Participant, as reasonably determined by the Committee.
2.41    “Section 162(m)” means Section 162(m) of the Code and the applicable regulations and other legal authority promulgated thereunder.
2.42    “Section 409A” means Section 409A of the Code and the applicable regulations and other legal authority promulgated thereunder.
2.43    “Service” means the provision of services in the capacity of an Employee or Continuing Director of the Company or an Affiliate. A transfer of Service from the Company to an Affiliate or from an Affiliate to the Company or another Affiliate shall not constitute a termination of Service under the Plan or any Terms and Conditions. All determinations regarding Service, including whether any leave of absence is a termination of Service, shall be made by the Committee in its sole discretion. For purposes of this paragraph, a “Continuing Director” shall mean any individual who, upon his or her termination of employment with the

Company or an Affiliate, continues to serve as a member of the Board or the board of directors of an Affiliate. The Service of a Continuing Director shall terminate when he or she ceases to serve as a member of the Board or on the board of directors of an Affiliate.
2.44    “Share” means a share of the Class A Common Stock, par value $.01 per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time.
2.45    “Stock Appreciation Right” or “SAR” means an Award consisting of a right to receive any excess in value of shares of common stock over the exercise price and designated as an SAR pursuant to the terms of Section 7.
2.46    “Sixth Restatement Effective Date” means September 22, 2026.
2.47    “Stock Appreciation Right Spread” means the amount by which the Fair Market Value, as of the Exercise Date, of the Shares as to which a Stock Appreciation Right is exercised exceeds the aggregate Exercise Price with respect to such Stock Appreciation Right.
2.48    “Stock Option” means a nonqualified stock option, as described in Section 6, that is not intended to meet the requirements of Code Section 422.
2.49    “Stock Option Spread” means the amount by which the Fair Market Value, as of the Exercise Date, of the Shares as to which a Stock Option is exercised exceeds the aggregate Exercise Price with respect to such Shares.
2.50    “Successor” means the Participant’s spouse, the Participant’s lineal descendants, any trust the beneficiaries of which consist only of the Participant, the Participant’s spouse and/or the Participant’s lineal descendants, or to a corporation in which the Participant, the Participant’s spouse and/or the Participant’s lineal descendants own 100% of the economic interest and has the unfettered right to prevent further transfer or disposition of the Restricted Stock, Stock Option, Stock Appreciation Right, Restricted Stock Unit or Owned Shares, applicable. The Committee may, in its discretion, deem other parties to qualify as a Successor for purposes of this Plan.
2.51    “Terms and Conditions” means any electronic or written agreement or other instrument or document evidencing an Award.
2.52    “Valuation Date” means any Business Day. A Valuation Date shall also occur upon the consummation of a transaction constituting a Change in Control.
2.53    “Withholding Tax” means the aggregate federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under the Plan.
SECTION 3
Administration
3.1    Plan Administration. The Plan shall be administered by the Committee.
3.2    Authority of the Committee. Except as limited by law or the by-laws of the Company, and subject to the provisions of the Plan, the Committee shall have full power and discretion to: (a) select eligible Employees to participate in the Plan; (b) determine the size and type of Awards; (c) determine the terms and conditions of Awards in a manner consistent with the Plan; (d) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in Shares, and the method or methods by which Awards may be settled or exercised; (e) determine the Fair Market Value of a Share; (f) construe and interpret the Plan and any agreement or instrument entered into under the Plan; (g) establish, amend or waive rules and regulations for the Plan’s administration; (h) specify the Exercise Price; and (i) subject to the provisions of

Section 15.1, amend the terms and conditions of any outstanding Award to the extent the amended terms are within the Committee’s authority under the Plan. Further, the Committee shall make all other determinations that may be necessary or advisable to administer the Plan. The Committee may delegate some or all of its authority under the Plan to officers or employees of the Company or other Persons, except with respect to Awards to Executive Officers or to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an Award intended to qualify for treatment as performance-based compensation under Section 162(m) to not so qualify.
3.3    Decisions Binding. All determinations and decisions made by the Committee or by a Person or Persons delegated authority by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including, without limitation, the Company, its shareholders, all Affiliates, Employees, Participants and their estates and beneficiaries.
SECTION 4
Shares Subject to the Plan
4.1    Number of Shares Available for Grants. Subject to adjustment as provided in Sections 4.2 and 4.3, the number of Shares that may be issued or transferred to Participants under the Plan is 150,000,000]. No additional awards shall be made under the Prior Plans on or after the Original Effective Date. Subject to adjustment as provided in Section 4.3, to the extent necessary to comply with Section 162(m), the maximum number of Shares or Share equivalent units that may be granted during any fiscal year to any one Participant under Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards or other Stock-Based Awards is $25,000,000, which limit will (i) be calculated based on the Fair Market Value of the number of Shares subject to the applicable Award as of the applicable Grant Date and (ii) apply regardless of whether the compensation is paid in Shares or in cash. To the extent necessary to comply with Code Section 162(m) the maximum aggregate dollar amount that may be paid to any one Participant during any fiscal year under Performance Awards or any cash-based Award under Section 9 is $25,000,000.
4.2    Lapsed Awards. If any Award granted under this Plan or a Prior Plan is canceled, terminates, expires or lapses for any reason, any Shares subject to such award will again be available for the grant of an Award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. In addition, if a Share subject to an Award is not delivered because the Award is settled in cash, then that Share will thereafter be deemed to be available for grant. If a Share subject to an Award is not delivered because it is used to satisfy a tax withholding obligation or used to pay the Exercise Price of an Option, then that Share will not thereafter be deemed to be available for grant.
4.3    Adjustments in Authorized Shares. If the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of a merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including a capital infusion from any source) or if the number of Shares is increased through the payment of a stock dividend, then the Committee shall substitute for or add to each Share that may become subject to an Award the number and kind of shares of stock or other securities into which each outstanding Share was changed, for which each such Share was exchanged, or to which each such Share is entitled, as the case may be.
4.4    Sources of Shares Deliverable under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

SECTION 5
Eligibility and Participation
5.1    Eligibility. Any Employee, including any officer or employee-director of the Company or an Affiliate, shall be eligible to be designated a Participant. To be eligible, a Participant shall have signed and delivered to the Company the Confidentiality and Non-Competition Agreement delivered by the Company to the Participant.
5.2    Actual Participation. The Committee shall determine the eligible Employees to whom it will grant Awards.
SECTION 6
Stock Options
6.1    Grant of Stock Options.
(a)    Subject to the terms and provisions of the Plan, the Committee may grant Stock Options to any Participant in the number, and upon the terms, and at such time or times, as the Committee determines and sets forth in the Terms and Conditions.
(b)    Each Stock Option grant shall be evidenced by the Terms and Conditions that specifies the duration of the Stock Option, the number of Shares to which the Stock Option pertains, the manner, time, and rate of exercise and vesting of the Stock Option, and such other provisions as the Committee determines. Vesting conditions may include, but not be limited to, the achievement of specific performance objectives (Company-wide, business unit, and/or individual) or continued Service.
6.2    Exercise Price. The Terms and Conditions shall specify the Stock Option’s Exercise Price, which shall be not less than the Fair Market Value of a Share on the Grant Date.
6.3    Duration of Stock Options. Each Stock Option will expire at the time determined by the Committee at the time of grant and set forth in the Terms and Conditions.
6.4    Exercise of Stock Options.
(a)    Stock Options shall become exercisable at such times and be subject to such vesting and other restrictions and conditions as the Committee in each instance approves and sets forth in each Terms and Conditions. Restrictions and conditions on the exercise of a Stock Option need not be the same for each Award or for each Participant.
(b)    The holder of a Stock Option may exercise the Stock Option only by delivering a written notice of exercise to the Company setting forth the number of Shares as to which the Stock Option is to be exercised. Upon the Exercise Date, the holder shall pay or provide for the Exercise Price and applicable Withholding Tax in full, pursuant to such procedures established by the Committee from time to time after giving consideration to applicable tax, securities and accounting rules.
(c)    Any exercisable Stock Option that has not been exercised by its holder shall be automatically exercised in accordance with subsection (b) hereof on the Exercise Date immediately prior to its expiration if, on such Exercise Date, there is a Stock Option Spread with respect to such Stock Option.
6.5    Termination of Service. Except as otherwise provided in the Terms and Conditions:
(a)    In the event a Participant’s Service terminates by reason of death, Disability, or Retirement:
(i)    The Applicable Fraction of the portion of any Stock Option held by such Participant which has not theretofore become exercisable shall immediately become vested and exercisable.

(ii)    All Stock Options held by the Participant, to the extent exercisable (including by application of clause (i) above) as of the Participant’s termination of Service shall remain exercisable through the second anniversary of the date of termination of Service and shall thereafter expire.
(iii)    Any unvested portion of the Participant’s Stock Options as of the date of termination (other than any portion thereof that becomes vested pursuant to clause (i) above) shall be forfeited and canceled, without consideration, on the date of termination.
(b)    Except as provided in Section 6.8, in the event a Participant’s Service terminates other than by reason of death, Disability, or Retirement:
(i)    Any unvested portion of the Participant’s Stock Options as of the date of termination shall be forfeited and canceled on the date of termination, and
(ii)    The vested portion, if any, of the Participant’s Stock Options shall remain exercisable through (A) the date that is six months after the Participant’s termination of Service, if the six month period commences in an open trading window, or (B) if the six month period commences in a closed trading window, the date that is six months from the first day of the next open trading window. Any vested Stock Option remaining outstanding after such date shall thereafter expire.
(c)    Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting and exercisability, and/or extend the period of exercisability, of all or a portion of a Stock Option at any time as permitted by Section 409A.
(d)    In no event shall a Stock Option be exercisable following its expiration date.
6.6    Nontransferability of Stock Options.
(a)    Except as otherwise provided in Section 6.6(b), a Participant’s Terms and Conditions, or the Plan, during the Restriction Period, (i) no Stock Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and (ii) all Stock Options shall be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may, in its sole discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.
(b)    Subject to applicable law, vested Stock Options may be transferred to a Successor. Such transferred Stock Options may only be further sold, transferred, pledged, assigned or otherwise alienated by the Successor in accordance with this Section 6.6, and shall be subject in all respects to the terms of the Terms and Conditions and the Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan.
6.7    Dividend Equivalents and Other Distributions. The Committee may, in its sole discretion, provide under an agreement for payments in connection with Stock Options that are equivalent to dividends or other distributions declared and paid on the Shares underlying the Stock Options prior to the date of exercise. Such dividend equivalent agreement, if any, shall be separate and apart from the Terms and Conditions and shall be designed to comply separately with Section 409A.
6.8    Change in Control. If, within twelve months following a Change in Control, (i) a Participant is terminated by the Company or an employing Affiliate (that is not a Joint Venture) without Cause or (ii) such

Participant resigns from the Company or an employing Affiliate (that is not a Joint Venture) for Good Reason, the unvested portion of any then outstanding Stock Option shall vest and become exercisable.
6.9    Employment in a Joint Venture. If a Participant becomes an employee of certain joint ventures of the Company, as determined by the Board from time to time (a “Joint Venture”), during the Restriction Period, vesting of the Participant’s Stock Options shall be tolled beginning on the date such Participant becomes an employee of the Joint Venture until the date such Participant again becomes an Employee. Accordingly, the Restriction Period for such Participant’s Stock Options shall be extended by the number of days the Participant was an employee of the Joint Venture.
SECTION 7
Stock Appreciation Rights
7.1    Grant of Stock Appreciation Rights.
(a)    Subject to the terms and provisions of the Plan, the Committee may grant Stock Appreciation Rights to any Participant in the number, and upon the terms, and at such time or times, as the Committee determines and sets forth in the Terms and Conditions.
(b)    Each Stock Appreciation Right grant shall be evidenced by the Terms and Conditions that specifies the duration of the Stock Appreciation Right, the number of Shares to which the Stock Appreciation Right pertains, the manner, time, and rate of exercise and vesting of the Stock Appreciation Right, and such other provisions as the Committee determines. Vesting conditions may include, but not be limited to, the achievement of specific performance objectives (Company-wide, business unit, and/or individual) or continued Service.
7.2    Exercise Price. The Terms and Conditions shall specify the Stock Appreciation Right’s Exercise Price, which shall be not less than the Fair Market Value of a Share on the Grant Date.
7.3    Duration of Stock Appreciation Rights. Each Stock Appreciation Right will expire at the time determined by the Committee at the time of grant and set forth in the Terms and Conditions.
7.4    Exercise of Stock Appreciation Rights.
(a)    Stock Appreciation Rights shall become exercisable at such times and be subject to such vesting and other restrictions and conditions as the Committee in each instance approves and sets forth in each Terms and Conditions. Restrictions and conditions on the exercise of a Stock Appreciation Right need not be the same for each Award or for each Participant.
(b)    The holder of a Stock Appreciation Right may exercise the Stock Appreciation Right only by delivering a written notice of exercise to the Company setting forth the number of Stock Appreciation Rights to be exercised. The Stock Appreciation Right Spread may be settled, as set forth in the Terms and Conditions, by delivery by the Company of the number of Shares equal to the Stock Appreciation Right Spread, in which case the Participant shall on or before the Exercise Date pay or provide for the applicable Withholding Tax in full, pursuant to such exercise procedures established by the Committee from time to time after giving consideration to applicable tax, securities and accounting rules. Any exercisable Stock Appreciation Right that has not been exercised by its holder shall be automatically exercised in accordance with subsection (b) hereof on the Exercise Date immediately prior to its expiration if, on such Exercise Date, there is a Stock Appreciation Right Spread with respect to such Stock Appreciation Right.
7.5    Termination of Service. Except as otherwise provided in the Terms and Conditions:

(a)    In the event a Participant’s Service terminates by reason of death, Disability, or Retirement:
(i)    The Applicable Fraction of the portion of any Stock Appreciation Right held by such Participant which has not theretofore become exercisable shall immediately become vested and exercisable.
(ii)    All Stock Appreciation Rights held by the Participant, to the extent exercisable (including by application of clause (i) above) as of the Participant’s termination of Service shall remain exercisable through the second anniversary of the date of termination of Service and shall thereafter expire.
(iii)    Any unvested portion of the Participant’s Stock Appreciation Rights as of the date of termination (other than any portion thereof that becomes vested pursuant to clause (i) above) shall be forfeited and canceled, without consideration, on the date of termination.
(b)    Except as provided in Section 7.8, in the event a Participant’s Service terminates other than by reason of death, Disability, or Retirement:
(i)    Any unvested portion of the Participant’s Stock Appreciation Rights as of the date of termination shall be forfeited and canceled on the date of termination, and
(ii)    The vested portion, if any, of the Participant’s Stock Appreciation Rights shall remain exercisable through the ninetieth (90th) day after the Participant’s termination of Service. Any vested Stock Appreciation Right remaining outstanding after such date shall thereafter expire.
(c)    Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting and exercisability, and/or extend the period of exercisability, of all or a portion of a Stock Appreciation Right at any time as permitted by Section 409A.
(d)    In no event shall a Stock Appreciation Right be exercisable following its expiration date.
7.6    Nontransferability of Stock Appreciation Rights.
(a)    Except as otherwise provided in Section 7.6(b), a Participant’s Terms and Conditions, or the Plan, during the Restriction Period, (i) no Stock Appreciation Right granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and (ii) all Stock Appreciation Rights shall be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may, in its sole discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.
(b)    Subject to applicable law, vested Stock Appreciation Rights may be transferred to a Successor. Such transferred Stock Appreciation Rights may only be further sold, transferred, pledged, assigned or otherwise alienated by the Successor in accordance with this Section 7.6, and shall be subject in all respects to the terms of the Terms and Conditions and the Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan.
7.7    Dividend Equivalents and Other Distributions. The Committee may, in its sole discretion, provide under an agreement for payments in connection with Stock Appreciation Rights that are equivalent to dividends and other distributions declared and paid on the Shares underlying the Stock Appreciation Rights prior to the date of exercise. Such dividend equivalent agreement, if any, shall be separate and apart from the Terms and Conditions and shall be designed to comply separately with Section 409A.
7.8    Change in Control. If, within twelve months following a Change in Control, (i) a Participant is terminated by the Company or an employing Affiliate (that is not a Joint Venture) without Cause or (ii) such Participant resigns from the Company or an employing Affiliate (that is not a Joint Venture) for Good Reason, the unvested portion of any then outstanding Stock Appreciation Right shall vest and become exercisable.
7.9    Employment in a Joint Venture. If a Participant becomes an employee of certain joint ventures of the Company, as determined by the Board from time to time (a “Joint Venture”), during the Restriction Period, vesting of the Participant’s Stock Appreciation Rights shall be tolled beginning on the date such Participant becomes an employee of the Joint Venture until the date such Participant again becomes an Employee. Accordingly, the Restriction Period for such Participant’s Stock Appreciation Rights shall be extended by the number of days the Participant was an employee of the Joint Venture.
SECTION 8
Restricted Stock and Restricted Stock Units
8.1    Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee may, at any time and from time to time, grant Restricted Stock or Restricted Stock Units to any Participant in such amounts as it determines and sets forth in the Terms and Conditions.
8.2    Terms and Conditions. Each grant of Restricted Stock or Restricted Stock Units shall be evidenced by the Terms and Conditions that specifies the Restriction Period, the number of Shares or Restricted Stock Units granted, the purchase price, if any, and such other provisions as the Committee determines.
8.3    Nontransferability.
(a)    Except as provided in Section 8.3(b), during the Restricted Period, (i) no Restricted Stock or Restricted Stock Unit granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution and (ii) all rights with respect to Restricted Stock or Restricted Stock Units shall be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its sole discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.
(b)    Subject to applicable law, Restricted Stock may be transferred to a Successor. Such transferred Restricted Stock may only be further sold, transferred, pledged, assigned or otherwise alienated by the Successor in accordance with this Section 8.3, and shall be subject in all respects to the terms of the Terms and Conditions and the Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan.
8.4    Termination of Service. Except as provided in Section 8.5, if a Participant’s Service terminates, then except as otherwise provided in the Terms and Conditions all unvested Restricted Stock and Restricted Stock Units held by such Participant will be forfeited and any vested Restricted Stock and Restricted Stock Units shall continue to be subject to the terms of the Plan and any applicable Award.

8.5    Change in Control. If, within twelve months following a Change in Control, (i) a Participant is terminated by the Company or an employing Affiliate (that is not a Joint Venture) without Cause or (ii) such Participant resigns from the Company or an employing Affiliate (that is not a Joint Venture) for Good Reason, all then outstanding Restricted Stock and Restricted Stock Units shall vest and become nonforfeitable.
8.6    Other Conditions. The Committee may impose such other conditions and restrictions on any Restricted Stock and Restricted Stock Units as it deems advisable and sets forth in the Terms and Conditions, including, without limitation, vesting restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual) or continued Service, and/or restrictions under applicable federal or state securities laws. The Committee may provide that restrictions established under this Section 8.6 as to any given Award will lapse all at once or in installments.
8.7    Voting Rights. Except as otherwise provided in the Terms and Conditions, and subject to Section 13.1(c), a Participant holding Shares of Restricted Stock may exercise any voting rights that apply to those Shares during the Restriction Period.
8.8    Dividends and Other Distributions. During the Restriction Period, a Participant holding Shares of Restricted Stock or Restricted Stock Units shall be credited with regular dividends or dividend equivalents and other distributions paid on those Shares. Such dividends or dividend equivalents and other distributions shall be subject to the same vesting conditions as the underlying Shares or Restricted Stock Units, and shall be paid within 30 days following the end of the Restriction Period.
8.9    Section 83(b) Elections on Restricted Stock. The Participant, if subject to taxation in the United States with respect to any compensation derived under the Plan, shall indicate to the Company whether the Participant intends to make an election under Code Section 83(b) with respect to the Restricted Stock.
8.10    Employment in a Joint Venture. If a Participant becomes an employee of a Joint Venture during the Restriction Period, vesting of the Participant’s Restricted Stock and Restricted Stock Units shall be tolled beginning on the date such Participant becomes an employee of the Joint Venture and shall recommence on the date such Participant again becomes an Employee. Accordingly, the Restriction Period for such Participant’s Restricted Stock and Restricted Stock Units shall be extended by the number of days the Participant was an employee of the Joint Venture.
8.11    Payment of Restricted Stock Units. Each Restricted Stock Unit shall be payable to the Participant in such form provided in the Terms and Conditions following the last day of the Restriction Period, or on such later date provided in the Terms and Conditions or pursuant to a deferral agreement between the Participant and the Company.
SECTION 9
Performance Awards
9.1    Grant of Performance Awards. The Committee shall have the authority to determine (i) the Participants who shall receive Performance Awards, (ii) the size, number, amount or value, as applicable, of Performance Awards, and (iii) the Performance Criteria applicable in respect of such Performance Awards for each Performance Period. The Committee shall determine the duration of each Performance Period (which may differ from each other), and there may be more than one Performance Period in existence at any one time as to any Participant or all or any class of Participants. Each grant of Performance Awards shall be evidenced by the Terms and Conditions that shall specify the Performance Criteria applicable thereto and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

9.2    Earning of Performance Awards. The grant and/or vesting of Performance Awards shall be contingent, in whole or in part, upon the attainment of specified Performance Criteria or the occurrence of any event or events involving a Change in Control, death or Disability, as the Committee shall determine. In addition to the achievement of the specified Performance Criteria, the Committee may, at the grant date, condition earning of Performance Awards on the Participant completing a minimum period of service following the Grant Date or on such other conditions as the Committee shall specify.
9.3    Performance Awards and Code Section 162(m). The provisions of this Section 9.3 shall apply with respect to any Performance Award that is intended to meet the Performance-Based Exception.
(a)    Establishment of Performance Criteria. The Committee shall establish the Performance Criteria for the applicable Performance Period no later than the 90th day after the Performance Period begins (or by such other date as may be required under Section 162(m)) but in any event at a time when achievement of the Performance Criteria is substantially uncertain. The Committee may not in any event increase the amount of compensation payable to an Executive Officer upon attainment of the Performance Criteria above the maximum amount approved by the Committee at the time the Performance Criteria is established.
(b)    Certification of Attainment of Performance Criteria. As soon as practicable after the end of a Performance Period and prior to any payment in respect of such Performance Period, the Committee shall certify in writing the amount, number or value, as applicable, of the Performance Awards that have been earned on the basis of performance in relation to the established Performance Criteria.
(c)    Payment of Awards. Earned Performance Awards shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary as soon as practicable after the expiration of the Performance Period and the Committee’s certification under Section 9.3(b) above, provided that, unless the payment of a Performance Award has been deferred in accordance with Section 409A of the Code, distributions of a Performance Award shall be made no later than March 15 of the year following the year in which the amount is earned.
SECTION 10
Other Stock-Based Awards
10.1    The Committee shall have authority to grant to eligible Participants an “Other Stock-Based Award,” which shall consist of any right which (i) is not a Stock Option, Stock Appreciation Right, Restricted Stock Unit or Restricted Stock and (ii) is an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Terms and Conditions, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.
SECTION 11
Share Restrictions and Purchase and Sale Rights
11.1    Restrictions. The Committee may impose such restrictions on any Shares as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or traded, and under any blue sky or state securities laws.
11.2    Additional Conditions of Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or transferred, or (ii) to treat as owner of such Shares, to accord the right to vote as such owner, or to pay dividends to any transferee to whom such Shares have been transferred in violation of the Plan or any Terms and Conditions.
SECTION 12
Beneficiary Designation
12.1    Each Participant may, from time to time, name any Designated Beneficiary (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her benefits under the Plan. Each beneficiary designation shall revoke all prior designations by the same Participant, must be in a form prescribed by the Committee and must be made during the Participant’s lifetime.
SECTION 13
Breach of Restrictive Covenants
13.1    The Terms and Conditions may provide that if the Participant breaches, whether during or after termination of Service, a nonsolicitation, noncompetition, confidentiality, or other restrictive covenant by which he or she is bound, then in addition to any other penalties or restrictions that may apply under any such agreement, state law, or otherwise, the Participant shall forfeit:
(a)    Any Awards granted to him or her under the Plan, including Awards that have become exercisable;
(b)    The profit the Participant realized from the exercise of any Stock Options or Stock Appreciation Rights that the Participant exercised after terminating Service and within the six-month period immediately preceding the Participant’s termination of Service, which is the Stock Option Spread or Stock Appreciation Right Spread associated with any Shares acquired by the Participant upon his or her exercise of such Stock Options or such Stock Appreciation Rights; and
(c)    The Fair Market Value, as determined on the vesting date, of any Restricted Stock that vested or Restricted Stock Unit that was settled within the six-month period immediately preceding the Participant’s termination of Service.
SECTION 14
Rights of Participants
14.1    Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s Service at any time, or confer upon any Participant any right to continue in the Service of the Company or any Affiliate. The grant of any Award under the Plan shall not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
14.2    Participation. No Employee shall have the right to receive an Award under the Plan, or, having received any Award, to receive a future Award.
SECTION 15
Amendment, Modification, Termination and Change in Control
15.1    Amendment, Modification and Termination. The Board may at any time and from time to time alter, amend, modify or terminate the Plan in whole or in part, without the approval of the Company’s shareholders, except to the extent such approval is required by law. Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised), in order to comply with the requirements of applicable law or otherwise. Notwithstanding the foregoing, no modification of an Award shall, without the prior written consent of the Participant, materially alter or impair any rights or obligations under any Award already granted under the Plan, except such an amendment made to comply with the requirements of applicable law.
15.2    Adjustment of Awards upon the Occurrence of Certain Events.
(a)    In General. If the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of a merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including a capital infusion from any source) or if the number of Shares is increased through the payment of a stock dividend, then the Committee shall substitute for or add to each Share underlying an Award the number and kind of shares of stock or other securities into which each outstanding Share was changed, for which each such Share was exchanged, or to which each such Share is entitled, as the case may be, which shares or other securities shall be subject to the same terms and conditions as the underlying Award. Any such adjustment in an outstanding Stock Option or Stock Appreciation Right shall be made with a corresponding adjustment in the Exercise Price for each Share or other unit of any security covered by such Stock Option or Stock Appreciation Right but without change in the aggregate purchase price applicable to the unexercised portion of such Stock Option.
(b)    Reciprocal Transactions. The Committee may, but shall not be obligated to, make an appropriate and proportionate adjustment to an Award or to the Exercise Price of any outstanding Award, and/or grant an additional Award to the holder of any outstanding Award, to compensate for the diminution in the intrinsic value of the Shares resulting from any reciprocal transaction.
(c)    Certain Unusual or Nonrecurring Events. In recognition of unusual or nonrecurring events affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations, or accounting principles, and, whenever the Committee determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee may, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards. In no event will the Committee, unless otherwise approved by shareholders, be permitted (i) to reduce the Exercise Price of any outstanding Stock Option or Stock Appreciation Right, (ii) cancel a Stock Option or Stock Appreciation Right in exchange for cash or other Awards (except as provided in Section 15.4), (iii) exchange or replace an outstanding Stock Option or Stock Appreciation Right with a new Stock Option or Stock Appreciation Right with a lower Exercise Price, or (iv) take any other action that would be a “repricing” of Stock Options or Stock Appreciation Rights.
(d)    Notice. The Committee shall give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) shall be effective and binding for all Plan purposes.
(e)    Section 409A. Notwithstanding any provision herein to the contrary, no adjustment shall be made under this Section 15.2 to the extent it would give rise to adverse tax consequences under Section 409A.
15.3    Fractional Shares. Fractional Shares, whether resulting from any adjustment in Awards pursuant to Section 15.2 or otherwise, may be settled in cash or otherwise as the Committee determines.
15.4    Change in Control.
(a)    If, within twelve months following a Change in Control, (i) a Participant is terminated by the Company or an employing Affiliate (that is not a Joint Venture) without Cause or (ii) such Participant resigns from the Company or an employing Affiliate (that is not a Joint Venture) for Good Reason, all then outstanding Awards shall become fully vested.
(b)    Any Award that has not been fully exercised before the date of a Change in Control may be settled or otherwise terminated on such date in the discretion of the Committee, unless a provision has been made in writing in connection with such transaction for the assumption of all Awards theretofore granted, or the substitution for such Awards of awards to acquire the stock of the surviving, resulting or acquiring corporation, with any adjustments as the Committee determines appropriate, in which event the Awards theretofore granted shall continue in the manner and under the terms so provided. Notwithstanding anything in the Plan to the contrary, any underwater Award that has not been fully exercised, and any Award that the Committee determines cannot become vested, before the date of consummation of the Change in Control may be canceled without consideration in the discretion of the Committee.
15.5    Tax Withholding. The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, an amount (either in cash or Shares) sufficient to satisfy any Withholding Tax.
SECTION 16
Miscellaneous Provisions
16.1    Successors. All obligations of the Company under the Plan or any Terms and Conditions shall be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the Company’s stock, or a merger or consolidation, or otherwise.
16.2    Legal Construction.
(a)    Number. Except where otherwise indicated by the context, any plural term used in the Plan includes the singular and any singular term includes the plural.
(b)    Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
16.3    Business Day. In the event the day prescribed for the performance of any act under the Plan, or deadline by which such act must be performed, shall fall on a day other than a Business Day, such day or deadline shall be extended until the close of business on the next succeeding Business Day.
16.4    Requirements of Law. The granting of Awards, the issuance of Shares and the payment of cash under the Plan shall be subject to all applicable laws, rules and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.
16.5    Rights of a Shareholder. A Participant shall not be, nor shall a Participant have any of the rights and privileges of, a shareholder until certificates for the underlying Shares have been issued or the underlying Shares have been registered as a book-entry in the name of the Participant.
16.6    Securities Law Compliance.
(a)    As to any individual who is, on the relevant date, an officer, director or greater than 10% percent beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

(b)    To the extent the Committee deems it necessary, appropriate or desirable to comply with state securities laws or practice and to further the purposes of the Plan, the Committee may, without amending the Plan, (i) establish rules applicable to Awards granted to Participants, including rules that differ from those set forth in the Plan, and (ii) grant Awards to such Participants in accordance with those rules that would require the application of the securities laws of any state.
16.7    Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company. The Committee may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.
16.8    Non-U.S. Based Participant. Notwithstanding any other provision of the Plan to the contrary, the Committee may make Awards to Participants who are not citizens or residents of the United States, or to Participants outside the United States, on terms and conditions that are different from those specified in the Plan as may, in the Committee’s judgment, be necessary or desirable to foster and promote achievement of the Plan’s purposes. In furtherance of such purposes, the Committee may, without amending the Plan, establish or modify rules, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company operates or has employees.
16.9    Governing Law. To the extent not preempted by Federal law, the Plan and all agreements hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.
16.10    Section 162(m). The Plan is intended to be administered, interpreted and construed so that Performance Awards may qualify for the Performance-Based Exception.
16.11    Recoupment. Notwithstanding any provision in the Plan to the contrary, Awards granted or paid under the Plan will be subject to recoupment by the Company pursuant to any “clawback” or similar compensation recoupment policy that may be established by the Company.

Exhibit B

AMENDED AND RESTATED
COTY INC.
STOCK PLAN FOR DIRECTORS
(As Proposed)
SECTION 1
PURPOSE AND DURATION
1.1. Purpose. The purpose of this Coty Inc. Stock Plan for Directors is to promote the interests of the Company and its shareholders by increasing the proprietary and vested interest of Eligible Directors of the Company by granting them Restricted Stock Unit Awards.
1.2.Effective Date; Plan History and Term of the Plan.
(a)    The Plan originally became effective on September 1, 2007 and was known as the “2007 Stock Plan for Directors”. The Plan was amended and restated on April 8, 2013 and on November 3, 2020. On September 22, 2026 (the “Effective Date”), the Board approved a further amendment and restatement of the Plan and the Plan was renamed the “Stock Plan for Directors”; provided, that Section 1.2(b) of the Plan shall only become effective if approved by the Company’s stockholders as set forth in Section 1.2(b).
(b)    Effective as of, and subject to, the approval of the Plan (as restated of the Effective Date) by the requisite number of stockholders at the Company’s annual meeting of stockholders that takes place in calendar year 2026, the Plan will terminate upon the earliest of (i) May 31, 2030, or (ii) the date specified by action of the Board. Upon such Plan termination, all Awards outstanding under the Plan will continue to have full force and effect in accordance with the terms of the Restricted Stock Unit Terms and Conditions evidencing each Award.
SECTION 2
DEFINITIONS
Whenever used in the Plan, the following terms have the meanings set forth below:
2.1    “Award” means a grant of Restricted Stock Units under the Plan to a Participant.
2.2    “Board” means the Board of Directors of the Company.
2.3    “Business Day” means any day other than a Saturday, Sunday, legal holiday or a day in which the national securities exchange that constitutes the principal market for the Shares is closed.
2.4.    “Change in Control” means the occurrence of any of the following that also qualifies as a “change in control event” under Treasury Regulation § 1.409A-3(i)(5):
(a)    Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that is not the Majority Shareholder is or becomes the “beneficial owner” (as defined below), directly or indirectly, of securities representing either (i) more than 50% of the combined voting power of the

Company’s then outstanding securities, or (ii) 30% or more of the combined voting power of the Company’s then outstanding securities at a time when the Majority Shareholder holds less than 30% of such combined voting power. For purposes of this clause (a), “beneficial owner” has the meaning given that term in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to be the “beneficial owner” of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60-day period referred to in such Rule;
(b)    The date a majority of the members of the Board is replaced during any 12-month period by directors, provided, that any Person becoming a director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-quarters of the directors then comprising the Board shall be, for purposes of this clause (b), considered as though such Person were a member of the incumbent Board; and provided, further, that this clause (b) shall not apply as long as the Majority Shareholder is the beneficial owner of a majority of the voting power of the Company’s then outstanding securities; or
(c)    The shareholders of the Company approve a plan or agreement providing (i) for a merger or consolidation of the Company other than with a wholly owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company. If any of the events enumerated in this clause (c) occurs, the Board shall determine the effective date of the Change in Control resulting therefrom for purposes of this Plan.
2.5.    “Committee” means the Remuneration and Nominating Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the independence requirements of the New York Stock Exchange, Inc. or any other applicable exchange on which the Company’s common equity is at the time listed.
2.6    “Company” means Coty Inc., a Delaware corporation, and any successor thereto as provided in Section 9.1 (Successors).
2.7.    “Designated Beneficiary” means the Person or Persons the Participant designates from time to time on a signed form prescribed by the Committee, properly filed with the Committee during the Participant’s lifetime, as the beneficiary of any amounts or benefits the Participant owns or is to receive under the Plan, in accordance with Section 5.1 (Automatic Grants of Restricted Stock Units). A properly filed beneficiary designation will revoke all prior designations by the same Participant. If no such form has been filed with the Committee, the Designated Beneficiary shall be the beneficiary named by the Participant in the Company’s qualified 401(k) savings plan or, if none, the Beneficiary’s estate.
2.8.    “Director” means a member of the Company’s Board of Directors.
2.9.    “Disability” means either (i) disability as defined for purposes of the Company’s disability benefit plan, or (ii) a Participant’s inability, as a result of physical or mental incapacity, to perform the duties of his or her position on the Board for a period of six consecutive months or for an aggregate of six months in any consecutive 12-month period. Any question as to the existence of the Disability of a Participant as to which the Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Plan. Following a Change in Control, the Company shall pay all expenses incurred in the determination of whether a Participant is disabled.
2.10.    “Eligible Director” means a Director other than a Director who serving as the CEO, Executive Chairman or President of the Company.
2.11.    “Effective Date” means September 22, 2026.
2.12.    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
2.13.    “Fair Market Value” as it relates to a Share means, unless otherwise determined by the Committee, the most recent closing price of a Share on the principal national securities exchange on which the Shares are then listed, or if there were no sales on such date, on the next preceding day on which there were sales, or if such Shares are not listed on a national securities exchange, the last reported bid price in the over-the-counter market.
2.14.    “Grant Date” means the date on which an Award is granted.
2.15.     “Majority Shareholder” means (i) the Company’s majority shareholder as of the Effective Date or (ii) a Benckiser Permitted Holder as defined in the Company’s Certificate of Incorporation effective on the date on which the Amended and Restated Certificate of Incorporation of the Company that was adopted by the Company in connection with the first underwritten public offering of the Company’s common stock was filed with the Secretary of State of the State of Delaware or any other similarly situated Person as determined by the Committee.
2.16.    “Participant” means a Person to whom Restricted Stock Units have been granted under the Plan.
2.17.    “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and any other entity, whether foreign or domestic, including any governmental entity or any department, agency or political subdivision thereof.
2.18.    “Plan” means this Coty Inc. Stock Plan for Directors, as amended from time to time.
2.19.    “Restricted Stock Unit” means a right to receive a Share under the terms and conditions set forth in Section 5.
2.20.    “Restricted Stock Unit Agreement” means any agreement or other instrument or document evidencing an Award.
2.21.    “Restriction Period” means the period during which Restricted Stock Units are not vested.
2.22.    “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and the regulations and other interpretive guidance issued thereunder.

2.23.    “Service” means the provision of services as a Director.
2.24.    “Share” means a share of the Class A Common Stock, par value $.01 per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time.
2.25.    “Successor” means the Participant’s spouse, the Participant’s lineal descendants and/or any trust the beneficiaries of which consist only of the Participant, the Participant’s spouse and/or the Participant’s lineal descendants, or to a corporation in which the Participant, the Participant’s spouse and/or the Participant’s lineal descendants own 100% of the economic interest and has the unfettered right to prevent further transfer or disposition of the Restricted Stock Unit. The Committee may, in its discretion, deem other parties to qualify as a Successor for purposes of this Plan.
2.26.    “Terms and Conditions” means any electronic or written agreement or other instrument or document evidencing an Award.
2.27.    “Valuation Date” means any Business Day.
2.28.    “Withholding Tax” means the aggregate federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under the Plan.
SECTION 3
Administration
3.1.    Plan Administration. The Plan shall be administered by the Committee.
3.2.    Authority of the Committee. Except as limited by law or the by-laws of the Company, and subject to the provisions of the Plan, the Committee shall have full power and discretion to (a) determine the terms and conditions of Awards in a manner consistent with the Plan; (b) construe and interpret the Plan and any agreement or instrument entered into under the Plan; (c) establish, amend or waive rules and regulations for the Plan’s administration; (d) subject to the provisions of Section 8.1 (Amendment, Modification and Termination), amend the terms and conditions of any outstanding Award to the extent the terms are within the Committee’s authority under the Plan; and (e) make all other determinations that may be necessary or advisable to administer the Plan. Notwithstanding the foregoing, the Committee shall have no discretion with respect to the selection of Directors eligible to receive Restricted Stock Units, the dollar value of an Award, the method for determining the number of Shares of Restricted Stock Units subject to an Award, or the timing of grants of Restricted Stock Units under the Plan, all of which shall be determined in accordance with the provisions of this Plan. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof.
3.3.    Decisions Binding. All determinations and decisions made by the Committee or by a Person or Persons delegated authority by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including, without limitation, the Company, and its shareholders, affiliates, employees, and Participants and their estates and beneficiaries.

SECTION 4
Shares Subject to the Plan
4.1.    Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.3 (Adjustments in Authorized Shares), the number of shares available for grant under the Plan shall be 3,000,000 Shares.
4.2.    Forfeited Awards. If any Award granted under the Plan is canceled or forfeited for any reason, any Shares subject to the Award shall again be available for the grant of an Award under the Plan.
4.3.    Adjustments in Authorized Shares. If the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of a merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including an IPO or other capital infusion from any source) or if the number of Shares is increased through the payment of a stock dividend, then the Committee shall substitute for or add to each Share that may become subject to an Award the number and kind of shares of stock or other securities into which each outstanding Share was changed, for which each such Share was exchanged, or to which each such Share is entitled, as the case may be.
4.4.    Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.
SECTION 5
Automatic Grants of Restricted Stock Units
5.1    Grant of Restricted Stock Units.
(a)    Full Awards. Each Person who is an Eligible Director as of the first day of a fiscal year of the Company shall be granted on November 15 of such fiscal year a number of Restricted Stock Units have an aggregate value of $180,000 as of the Grant Date. The Chairman of the Board of the Company (“Chairman”) shall be granted on each such date an additional number of Restricted Stock Units having an aggregate value of $180,000 as of the Grant Date, so long as the Chairman is an Eligible Director. For purposes of this Section 5.1, the number of Restricted Stock Units subject to an Award shall be determined by dividing the applicable dollar value of the Award by the 30-day average of the Fair Market Value of a Share prior to the Grant Date, rounded down to the nearest whole Restricted Stock Unit.
(b)    Prorated Awards.
(i)    Each Person who becomes an Eligible Director after the first day (but before the last day) of a fiscal year shall receive, as soon as administratively practicable after becoming an Eligible Director, a grant of a number of Restricted Stock Units having an aggregate value equal to $180,000 multiplied by a fraction, the numerator of which is the number of days between the Eligible Director’s commencement of Service during the fiscal year and the last day of such fiscal year, and the denominator of which is the number of days between the Grant Date and the date the Award was scheduled to vest. The number of Restricted Stock Units subject to such Award shall be determined in accordance with Section 5.1(a).

(ii)    Each Eligible Director who becomes Chairman after the first day (but before the last day) of a fiscal year shall receive, as soon as administratively practicable after becoming Chairman, a grant of a number of Restricted Stock Units having an aggregate value equal to $180,000 multiplied by a fraction, the numerator of which is the number of days between the date the Eligible Director becomes Chairman and the last day of such fiscal year, and the denominator of which is the number of days between the Grant Date and the date the Award was scheduled to vest. The number of Restricted Stock Units subject to such Award shall be determined in accordance with Section 5.1(a).
(iii)    Annual Limit on Director Awards. Notwithstanding any other provision of the Plan, the aggregate grant date fair value of all Awards granted to any Eligible Director under the Plan and any other cash compensation paid to an Eligible Director for Service during any fiscal year shall not exceed $500,000; provided, however, that the foregoing limit shall be $650,000 for an Eligible Director serving as Chairman.
5.2.    Restricted Stock Unit Terms and Conditions. Each grant of Restricted Stock Units shall be evidenced by a Restricted Stock Unit Terms and Conditions that specifies the Restriction Period, the number of Shares to which such Restricted Stock Units pertain, the purchase price, if any, and such other provisions as the Committee determines.
5.3.    Restriction Period.
(a)    In General. For grants made after the Effective Date, the Restriction Period for Restricted Stock Units shall lapse, and the Restricted Stock Units shall vest, as to one-third of the Restricted Stock Units on each of the first, second and third anniversaries of the Grant Date (calculated as 33.33%, 33.33% and 33.34% respectively). For grants made before the Effective Date, Restriction Period for Restricted Stock Units is the five-year period commencing on the Grant Date.
(b)    Change in Control. If a Change in Control occurs, the Restriction Period shall immediately end and the Participant’s Restricted Stock Units shall become fully vested immediately;
(c)    Death or Disability. If a Participant’s Service is terminated by reason of such Participant’s death or Disability, the Restriction Period shall immediately end and the Participant’s Restricted Stock Units shall become fully vested immediately.
(d)    Termination of Service for Reasons other than Death or Disability. In the event the Participant’s Service terminates other than by reason of the Participant’s death or Disability prior to a Change in Control, then notwithstanding any provision in the Plan or these Terms and Conditions to the contrary, the Restricted Stock Units granted to the Participant shall become fully vested immediately except that all Restricted Stock Units granted within one year prior to the date of termination of the Participant’s Service shall become fully vested with respect to the Applicable Fraction of the Restricted Stock Units and shall be immediately forfeited and canceled with respect to the remaining Restricted Stock Units. The “Applicable Fraction” means a fraction, the numerator of which is the number of days elapsed from the first day of the fiscal year of the Company in which the Participant’s Service terminated and the denominator of which is 365.
5.4.    Nontransferability.

(a)    Except as provided in Section 5.4(b) (Nontransferability), during the Restriction Period, (i) no Restricted Stock Units granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution and (ii) all rights with respect to Restricted Stock Units shall be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its sole discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.
(b)    Subject to applicable law, Restricted Stock Units may be transferred to a Successor. Such transferred Restricted Stock Units may only be further sold, transferred, pledged, assigned or otherwise alienated by the Successor in accordance with the terms of this Section 5.4 (Nontransferability), and shall be subject in all respects to the terms of the Terms and Conditions and the Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan.
5.5.    Settlement of Units. Within fifteen (15) days after the end of the Restriction Period for Restricted Stock Units, the Company shall deliver to the Participant for each Restricted Stock Unit one Share (thereafter an Owned Share) and the amount of dividends, dividend equivalents and other distributions paid with respect to a Share during the vesting period beginning on the Grant Date.
SECTION 6
Purchase and Sale Rights
6.1.    Restrictions. The Committee may impose such restrictions on any Shares as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or traded, and under any blue sky or state securities laws.
6.2.    Additional Conditions of Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or transferred, or (ii) to treat as owner of such Shares, to accord the right to vote as such owner, or to pay dividends to any transferee to whom such Shares have been transferred in violation of the Plan.
SECTION 7
Beneficiary Designation
7.1.    Each Participant may, from time to time, name any Designated Beneficiary (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her benefits under the Plan. Each beneficiary designation shall revoke all prior designations by the same Participant, must be in a form prescribed by the Committee and must be made during the Participant’s lifetime.
SECTION 8
Amendment, Modification and Termination; Adjustments
8.1.    Amendment, Modification and Termination. The Board may at any time and from time to time alter, amend, modify or terminate the Plan in whole or in part, without the approval of the Company’s shareholders, except to the extent such approval is required by law. Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised), in order to comply with the requirements of applicable law or otherwise. Notwithstanding the foregoing, no modification of an Award shall, without the prior written consent of the Participant, materially alter or impair any rights or obligations under any Award already granted under the Plan, except such an amendment made to comply with the requirements of applicable law.
8.2.    Adjustment of Awards Upon the Occurrence of Certain Events.
(a)    In General. If the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of a merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including a capital infusion from any source) or if the number of Shares is increased through the payment of a stock dividend, then the Committee shall substitute for or add to each Share underlying a Participant’s Restricted Stock Units the number and kind of shares of stock or other securities into which each outstanding Share was changed, for which each such Share was exchanged, or to which each such Share is entitled, as the case may be.
(b)    Notice. The Committee shall give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) shall be effective and binding for all Plan purposes.
8.3.    Fractional Shares. Fractional Shares, whether resulting from any adjustment in Awards pursuant to Section 8.2 (Adjustment of Awards Upon the Occurrence of Certain Events) or otherwise, may be settled in cash or otherwise as the Committee determines.
8.4.    Corporate Transaction. Any Award that has not been fully exercised before the date of a Change in Control may be settled or otherwise terminated on such date in the discretion of the Committee, unless a provision has been made in writing in connection with such transaction for the assumption of all Awards theretofore granted, or the substitution for such Awards of awards to acquire the stock of the surviving, resulting or acquiring corporation, with any adjustments as the Committee determines appropriate, in which event the Awards theretofore granted shall continue in the manner and under the terms so provided. Notwithstanding anything in the Plan to the contrary, any underwater Award that has not been fully exercised, and any Award that the Committee determines cannot become vested, before the date of consummation of the Change in Control may be canceled without consideration in the discretion of the Committee.
8.5.    Tax Withholding. The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, an amount (either in cash or Shares) sufficient to satisfy any Withholding Tax.
SECTION 9
Miscellaneous Provisions
9.1.    Successors. All obligations of the Company under the Plan or any Restricted Stock Unit Agreement shall be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the Company’s stock, or a merger or consolidation, or otherwise.
9.2.    Legal Construction.

(a)    Number. Except where otherwise indicated by the context, any plural term used in the Plan includes the singular and any singular term includes the plural.
(b)    Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
9.3.    Business Day. In the event the day prescribed for the performance of any act under the Plan, or deadline by which such act must be performed, shall fall on a day other than a Business Day, such day or deadline shall be extended until the close of business on the next succeeding Business Day.
9.4.    Requirements of Law. The granting of Awards, the issuance of Shares and the payment of cash under the Plan shall be subject to all applicable laws, rules and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.
9.5.    Rights of a Shareholder. A Participant shall not be, nor shall a Participant have any of the rights and privileges of, a shareholder until certificates for Shares have been issued upon settlement of Restricted Stock Units.
9.6.    Securities Law Compliance.
(a)    As to any individual who is, on the relevant date, an officer, director or greater than 10% percent beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.
(b)    To the extent the Committee deems it necessary, appropriate or desirable to comply with state securities laws or practice and to further the purposes of the Plan, the Committee may, without amending the Plan, (i) establish rules applicable to Awards granted to Participants, including rules that differ from those set forth in the Plan, and (ii) grant Awards to such Participants in accordance with those rules that would require the application of the securities laws of any state.
9.7.    Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company. The Committee may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.
9.8.    Section 409A. Restricted Stock Units are intended to qualify for exemption from, or to comply with the requirements of, Section 409A, and the Plan shall be interpreted in a manner consistent with such intent. References in the Plan to a termination of “Service” and similar expressions shall mean a “separation from service” within the meaning of Section 409A. In the event that (i) the Committee determines that (x) any stock of the Company is publicly traded on an established securities market or otherwise, (y) the Participant is a “specified employee” within the meaning of Section 409A and (z) the Participant’s Restricted Stock Units do not qualify for exemption from Section 409A; and (ii) settlement of the Participant’s Restricted Stock Units is the result of the Participant’s separation from Service, then notwithstanding any provision herein or in the Participant’s Restricted

Stock Unit Agreement to the contrary payment in settlement of such Restricted Stock Units shall be postponed until six months after the date of such separation from Service or, if earlier, the date of the Participant’s death.
9.9.    Governing Law. To the extent not preempted by Federal law, the Plan and all agreements hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

COTY

COTY INC
350 FIFTH AVENUE
NEW YORK, NY 10118

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T03367-P56792 KEEP THIS PORTION FOR YOUR RECORDS

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COTY INC.

The Board of Directors recommends a vote FOR all nominees and FOR proposals 2, 3, 4, 5 and 6.

1. Election of Directors

Nominees:	For	Withhold
1a. Patricia Capel	☐	☐
1b. Joachim Creus	☐	☐
1c. Frank Engelen	☐	☐
1d. Carsten Fischer	☐	☐
1e. Alia Gogi	☐	☐
1f. Robert Kunze-Concewitz	☐	☐
1g. Maria Carla Liuni	☐	☐
1h. Stephanie Plaines	☐	☐
1i. Markus Strobel	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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T03368-P56792

COTY INC.
Annual Meeting of Stockholders
November 5, 2026 8:30 A.M., ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kristin Blazewicz and Markus Strobel, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock including shares of Series B Convertible Preferred Stock as-converted into Class A Common Stock of COTY INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 A.M., ET on November 5, 2026, at www.virtualshareholdermeeting.com/coty2026, and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED FOR EACH OF THE NINE DIRECTOR NOMINEES FOR ELECTION, FOR PROPOSALS 2, 3, 4, 5 AND 6, AND IN THE SOLE DISCRETION OF THE PROXIES ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

Continued and to be signed on reverse side